As filed with the Securities and Exchange Commission on February 7, 2014

Registration No. 333-191783

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PATENT PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	6794	30-0342273
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Two High Ridge Park

Stamford, CT 06905

Phone: (203) 461-7200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan Ellenthal

Vice Chairman, Chief Executive Officer

Two High Ridge Park

Stamford, CT 06905

Phone: (203) 461-7200

Gary Greene

Chief Administrative Officer, General Counsel, Secretary

Two High Ridge Park

Stamford, CT 06905

Phone: (203) 461-7200

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq.

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

(212) 407-4000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	8,856,463 (1)	$3.27 (2)	$28,916,352	$3,724.43 (3)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with, based on the average of the high and low sale prices of the Registrant’s common stock on the OTC Bulletin Board on October 10, 2013.
(3)	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2014

PATENT PROPERTIES, INC.

Up to 8,856,463 shares of Common Stock

This prospectus relates to the offer and resale of up to 8,856,463 shares of our common stock, par value $0.001 per share, by the selling stockholders named in this prospectus beginning on page 15. 6,876,145 of such shares of common stock are currently issued and outstanding and 1,980,318 are issuable upon the exercise of warrants (the “Warrants”) issued to the selling stockholders.

Concurrently with the offering being made by the selling stockholders named in this prospectus, an additional 3,005,557 shares of our common stock are being offered by those selling stockholders named in a separate prospectus included in Post-Effective Amendment No. 4 to the Registration Statement on Form S-1 (File No.333-180775) (the “Post-Effective Amendment”).

The selling stockholders may offer, sell or distribute all or a portion of their shares publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders, although we will receive proceeds upon the exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their sale of shares. See “Plan of Distribution” beginning on page 17 of this prospectus.

Mr. Jay Walker, the Executive Chairman of the Board of Directors of the Company, has a controlling interest in Walker Digital LLC. Walker Digital owns 63.4% of our common stock and owns 100% of the series B convertible preferred stock, which series of preferred stock entitles Walker Digital to cast 80% of the total votes that may be cast with respect to any matter brought to the holders of common stock for a vote. As a result, the company currently is, and subsequent to the sale of all of the shares of common stock being offered by the selling stockholders, will continue to be under the control of Walker Digital and Mr. Walker.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “PPRO”. On February 5, 2014, the closing price of our common stock was $3.65 per share. As of February 6, 2014, we had 21,134,744 shares of common stock outstanding.

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE MAKING A DECISION TO INVEST IN OUR COMMON STOCK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

The date of this prospectus is February [    ], 2014

PATENT PROPERTIES, INC. HAS NOT REGISTERED THE SHARES OF COMMON STOCK THAT MAY BE SOLD BY THE SELLING STOCKHOLDERS UNDER THE SECURITIES LAWS OF ANY STATE. SELLING STOCKHOLDERS, AND ANY BROKERS OR DEALERS, EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THAT THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES LAWS OF THE STATE OR STATES IN WHICH SALES OF THE SHARES OCCUR AS OF THE TIME OF SUCH SALES, OR THAT THERE IS AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS OF SUCH STATES.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements. Unless the context otherwise requires, the “Company,” “we,” “our,” “us” and similar expressions refer to Patent Properties, Inc. (f/k/a GlobalOptions Group, Inc.) This prospectus contains summaries of the material terms of various agreements executed in connection with the transactions described herein. The summaries of these agreements are subject to, and are qualified by, reference to these agreements, all of which are incorporated herein by reference.

Overview of the Business

We, through our wholly-owned subsidiary, develop, license and otherwise enforce patented technologies. We generate revenues by granting intellectual property rights for the use of, or pertaining to, patented technologies. We also monetize our intellectual property through the sale of select patent assets. Patent protection is a key part of our business model, because it provides a period of exclusive ownership during which we can recoup risk capital and generate a profit from inventions. As an entrepreneurially driven entity, we are committed to a flexible approach when it comes to business models, deal terms and allocations of risk.

On July 11, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, on September 18, 2013 (the “Closing Date”) Walker Digital Holdings, LLC (“Walker Holdings”), a wholly-owned subsidiary of Walker Digital, LLC (“Walker Digital”) became a wholly-owned subsidiary of the Company (the “Merger”). As a result of the Merger, we are now a holding company with our primary operations conducted through Walker Holdings, as more fully discussed herein, although we anticipate that Walker Holdings will transfer a patent licensing system to us or another of our subsidiaries. Although we have not yet completed development of the system and while no assurances may be given that it will be completed and able to be commercialized to create value for us, we believe that patent licensing is a large market characterized by significant price inefficiency and discontinuity between the participating parties. Subsequent to the Closing Date, Walker Holdings changed its name to Inventor Holdings, LLC (“IH LLC”). Under the transaction, Walker Digital received shares of our common stock and shares of a new Series B Preferred Stock, resulting in Walker Digital owning approximately 64% of the economic interest and approximately 87% of the voting interest in the Company. Walker Digital may also receive an additional 2,166,667 shares of common stock, subject to certain performance conditions as more fully described below under “Description of Securities — General”.

Prior to the merger, Walker Digital Licensing and Enforcement (“Walker Licensing”) was a business segment of Walker Digital and was engaged in developing and commercializing the patent and other intellectual property assets created by Walker Digital, which was the research and development lab founded and led by Jay Walker. Walker Licensing generated revenues from the granting of intellectual property rights for the use of, or pertaining to, patented technologies. It also monetized its intellectual property to include the sale of select patent assets.

On June 3, 2013, IH LLC f/k/a Walker Holdings, was formed as a limited liability company in the State of Delaware. Walker Digital was the sole member of IH LLC. Immediately prior to the closing of the Merger, Walker Digital contributed Walker Licensing’s assets and business to IH LLC. In connection with the Merger, we acquired IH LLC and Walker Digital transferred ownership of the intellectual property assets that were primary to Walker Licensing’s business to IH LLC. All improvements to those assets, together with any intellectual property produced in connection with the patent licensing system we are developing, will also be assigned pursuant to an Invention Assignment Agreement with Mr. Walker. While the terms of the Invention Assignment Agreement do not entitle us to any other intellectual property Mr. Walker may develop in the future, in view of his significant equity position in the Company and the Company’s platform for the protection of the intellectual property it holds, Mr. Walker may nevertheless determine to develop and commercialize intellectual property through the Company. The terms and conditions of any such transaction would be negotiated between Mr. Walker and our Audit Committee at the time of such determination.

Simultaneously with the closing of the Merger, we completed the closing of a private placement (the “Placement”) of units, each consisting of one newly issued share of common stock and one Warrant to purchase half a share of newly issued common stock, at the price of $3.00 per unit, to unaffiliated, accredited third parties. The investors in the Placement collectively purchased 3,960,615 shares of common stock and warrants to purchase 1,980,318 shares of common stock for total consideration of $11,881,847. The Warrants issued to the investors are exercisable for a period of three years at a purchase price of $3.00 per share of our common stock and are subject to a call option in favor of the Company. It is a condition to our right to exercise its call option that, prior to the exercise of the call option, the closing price of our common stock equals or exceeds $6.00 per share for any 20 trading days within any period of 30 consecutive trading days. The Placement was made to a limited number of accredited investors and was deemed to be exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

We agreed in the Merger Agreement to enter into a registration rights agreement with the investors participating in the Placement (the “Offering Registration Rights Agreement”). The registration statement of which this prospectus forms a part is being filed under the terms of the Offering Registration Rights Agreement to cover the resale of the common stock issued in the Placement, as well as the common stock issuable on exercise of the Warrants.

Risks Associated with Our Business

Investing in our common stock involves substantial risk. Before participating in this offering, you should carefully consider all of the information in this prospectus, including the risks discussed in “Risk Factors” immediately following this summary. In particular:

•	Our financial and operating results may be uneven.

•	We will initially be considered a “personal holding company” and will be required to pay personal holding company taxes, which will have an adverse effect on our cash flows, results of operations and financial condition.

•	Our preferred shares bear disproportionate voting rights.

•	New legislation, regulations or rules related to obtaining patents or enforcing patents could significantly increase our operating costs and decrease our revenue.

•	In order to grow, we may have to invest more resources in research and development than anticipated, which could increase our operating expenses and negatively impact our operating results.

•	Focusing our business model on realizing the value of our intellectual property is a recent initiative and may not result in anticipated benefits.

•	We will seek to internally develop additional new inventions and intellectual property, which would take time and would be costly. Moreover, the failure to obtain or maintain intellectual property rights for such inventions would lead to the loss of our investments in such activities.

•	We will depend on key individuals, including Jay Walker.

•	We may not be entitled to any other intellectual property Mr. Walker may develop in the future, other than improvements to the assets transferred to us in the Merger and the patent licensing system we are developing.

•	In connection with patent enforcement actions that we may conduct, a court may rule that we have violated certain statutory, regulatory, federal, local or governing rules or standards, which may expose us to certain material liabilities.

•	The burdens of being a public company may adversely affect our ability to pursue litigation.

Financial Results

The condensed consolidated financial statements included in this prospectus have been prepared on a “carve-out” basis from Walker Digital’s accounts and reflect the actual historical accounts directly attributable to Walker Licensing, together with allocations of costs and expenses. The condensed consolidated financial statements are based on significant assumptions and allocations and are not indicative of our actual performance and may not be indicative of our future performance. In addition, such financial statements may not reflect what their results of operations, financial position, and cash flows would have been had Walker Licensing operated as an independent entity. Certain estimates, including allocations from Walker Digital and Walker Licensing, have been made to provide financial statements for stand-alone reporting purposes. We believe that the assumptions underlying the carve-out consolidated financial statements are reasonable.

Historically, our revenues have fluctuated from period to period, and can vary significantly, based on a number of factors. We consider significant revenue concentrations to include those counterparties who account for 10% or more of our total revenues. For the year ended December 31, 2012 and the nine months ended September 30, 2013, the amount of revenue we derived from counterparties representing more than 10% of our total revenues was 52% (with one counterparty representing 40% and a second representing 12%) and 88% (with three counterparties representing 46%, another 28% and a third 14%), respectively. Counterparties refer to those parties who were defendants in patent infringement cases that had been brought by us. Certain of these cases have been settled by the counterparties entering into non-exclusive agreements to license such patents, which resulted in one-time payments to us that are recognized as revenues. In addition, as part of litigation settlements in 2011 we entered into four patent sale agreements and in 2012 we entered into two patent sale agreements. With respect to the counterparties representing a significant portion of our revenues in the year ended December 31, 2012 and the nine months ended September 30, 2013, such revenues were derived from the sale of patents to one counterparty in connection with the settlement of a litigation matter (in the case of the year ended December 31, 2012) and one-time payments under a patent license agreement executed by three counterparties in connection with the settlement of a litigation matter (in the case of the nine months ended September 30, 2013). Generally, we may agree to settle a dispute when we believe that such a settlement and the terms of the agreement are in our best interest and the best interest of our shareholders.

Selected Consolidated Financial Information

(In thousands)

	Year Ended December 31,	Nine Months Ended September 30,	Nine Months Ended September 30,
	2012	2013	2012
		(Unaudited)	(Unaudited)
Income Statement Data:
Total revenues	$33,302	2,080	17,257
Cost of revenues	$16,695	2,072	10,335

Net revenues	$16,607	8	6,922
Net income (loss)	$11,298	(8,677)	3,513
Balance Sheet Data:
Working capital	$1,678

Total assets	$4,077

Stockholders’ equity	$1,928

Employees

We have 11 full time employees. Over the course of the next twelve months, we anticipate hiring up to ten additional employees to support our business, including the development of our new patent licensing platform. At this time we believe our staffing is sufficient for our current operations.

Corporate Information

Our offices are located at Two High Ridge Park, Stamford, CT 06905. Our telephone number is (203) 203-461-7200. Our website can be found at www. http://www.patentproperties.com. The information contained in or that can be accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of applicable securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. These forward-looking statements include, but are not limited to, statements relating to projections about our future results, statements about our plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. Additionally, statements concerning future matters such as financial results and other statements regarding matters that are not historical are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology.

These forward-looking statements are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause our actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. The “Risk Factors” section of this prospectus sets forth detailed risks, uncertainties and cautionary statements regarding our business and these forward-looking statements.

We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK FOR SALE BY THE SELLING STOCKHOLDERS. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER IS UNLAWFUL.

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with information that is different from that contained in this prospectus. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

THE OFFERING

This prospectus relates to the offer and resale of up to 8,856,463 shares of our common stock, par value $0.001 per share, by the selling stockholders named in this prospectus beginning on page 16. 6,876,145 of such shares of common stock are currently issued and outstanding and 1,980,318 are issuable upon the exercise of Warrants issued to the selling stockholders.

Common stock being offered by the selling stockholders:	8,856,463

Total shares of common stock outstanding as of February 6, 2014:	21,134,744(1)

Common Stock to be outstanding after the offering (assuming full exercise of the Warrants)	22,760,470

Terms of the offering	The selling stockholders will determine when and how they will dispose of the common stock registered under this prospectus. For additional information concerning the offering, see “Plan of Distribution” beginning on page 22.

Use of proceeds:	We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders. However, to the extent that the Warrants are exercised for cash, we will receive proceeds from any exercise of the Warrants up to an aggregate of $5,940,954. We intend to use any proceeds received from the exercise of the Warrants, for working capital and other general corporate purposes.

OTCBB Ticker symbol:	PPRO

Risk Factors:	Before investing in our common stock, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 5 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

(1)	The total shares outstanding as of February 6, 2014, is not inclusive of the 2,166,667 shares that may be issuable to Walker Digital, subject to the performance of certain conditions set forth in the merger agreement. For additional information concerning the performance conditions, see “Description of Securities” beginning on page 25.

RISK FACTORS

We face a variety of risks that may affect our business, financial condition, operating results, the trading price of our common stock, or any combination thereof. You should carefully consider the following information and the other information in this prospectus in evaluating our business and prospects and before making an investment decision with respect to our common stock. If any of these risks were to occur, our business, financial condition, results of operations or prospects could be materially and adversely affected. In such an event, the market price of our common stock could decline and you could lose all or part of your investment. The risks and uncertainties we describe below are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also affect our business.

Risks Related to our Company, our Business and our Industry

Our financial and operating results may be uneven.

Our quarterly operating results may fluctuate substantially. As such, our operating results will be difficult to predict, and you should not rely on quarterly or annual comparisons of our results of operations as an indication of our future performance. Factors that could cause our operating results to fluctuate during any period or that could adversely affect our ability to achieve our revenue goals include the progress and status of our litigations, including settlement negotiations, our ability to protect and enforce our intellectual property rights, changes in demand for products that incorporate our inventions, revenue recognition principles, and changes in accounting policies.

Our financial results are prepared on a carve-out basis and are not indicative of actual operating results and may not be indicative of future operating results.

The condensed consolidated financial statements included in this prospectus have been prepared on a “carve-out” basis from Walker Digital’s accounts and reflect the actual historical accounts directly attributable to Walker Licensing, together with allocations of costs and expenses. The financial statements may not reflect what the results of operations, financial position, and cash flows would have been had Walker Licensing operated as an independent entity. The condensed consolidated financial statements are based on significant assumptions and allocations and are not indicative of our actual performance and may not be indicative of our future performance.

We will initially be considered a “personal holding company” and may be required to pay personal holding company taxes, which would have an adverse effect on our cash flows, results of operations and financial condition.

Under the Internal Revenue Code, any corporation that qualifies as a “personal holding company” may have to pay personal holding company taxes in addition to regular income taxes. A corporation qualifies as a personal holding company for a given tax year if (1) at any time during the last half of that tax year more than 50.0% of the value of its outstanding stock is held by five or fewer individuals and (2) at least 60.0% of the company’s adjusted ordinary gross income constitutes “personal holding company income.” We expect that we will be a personal holding company for at least 2013. Whether we will be a personal holding company for subsequent years will depend upon whether the share ownership and company adjusted gross income requirements are satisfied. If we no longer satisfy the stock ownership requirement for personal holding company status, our ability to demonstrate that we are no longer a personal holding company may nevertheless be limited, as doing so may require the cooperation of our direct and indirect stockholders. Further, our shares are not currently subject to ownership restrictions that would help us establish that we did not satisfy the stock ownership requirement for personal holding company status. As a personal holding company, our undistributed personal holding company income, which is generally taxable income with certain adjustments, including a deduction for U.S. federal income taxes and dividends paid, will be taxed at a rate of 20.0% (in addition to regular corporate taxes) under current law. Any payment of personal holding company taxes by us will have an adverse effect on our cash flows, results of operations and financial condition and may have an adverse effect on the value of our stock.

Our preferred shares bear disproportionate voting rights.

The holders of our preferred shares have the right to cast 80.0% of the votes to be cast on any matter involving a stockholder vote, including the election of all directors. All of our preferred shares are held by Walker Digital, and Walker Digital holds additional shares of our common stock, entitling it to cast in excess of 80.0% of the votes entitled to be cast with respect to any matter on which our stockholders are entitled to vote. Accordingly, the holders of our preferred shares are able to maintain control of all actions taken by us, including the election of our directors.

New legislation, regulations or rules related to obtaining patents or enforcing patents could significantly increase our operating costs and decrease our revenue.

We expect to spend a significant amount of resources to enforce our patents. If new legislation, regulations or rules are implemented either by Congress, the U.S. Patent and Trademark Office (the “USPTO”), or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect our expenses and revenue and any reductions in the funding of the USPTO could negatively impact the value of our assets. United States patent laws have been amended by the Leahy-Smith America Invents Act, or the America Invents Act. The America Invents Act includes a number of significant changes to U.S. patent law. In general, the legislation attempts to address issues surrounding the enforceability of patents and the increase in patent litigation by, among other things, establishing new procedures for patent litigation. For example, the America Invents Act changes the way that parties may be joined in patent infringement actions, increasing the likelihood that such actions will need to be brought against individual parties allegedly infringing by their respective individual actions or activities. At this time, it is not clear what, if any, impact the America Invents Act will have on the operation of our enforcement business. However, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the enforcement of our patented technologies, which could have a material adverse effect on our business and financial condition.

Congress is currently considering a bill that would require non-practicing entities that bring patent infringement lawsuits to pay legal costs of the defendants if the lawsuits are unsuccessful. It is not known when, or if, this legislation will be passed.

In addition, the U.S. Department of Justice (“DOJ”) has conducted reviews of the patent system to evaluate the impact of patent assertion entities on industries in which those patents relate. It is possible that the findings and recommendations of the DOJ could impact the ability to effectively license and enforce standards-essential patents and could increase the uncertainties and costs surrounding the enforcement of any such patented technologies.

Finally, new rules regarding the burden of proof in patent enforcement actions could significantly increase the cost of our enforcement actions, and new standards or limitations on liability for patent infringement could negatively impact our revenue derived from such enforcement actions.

In order to grow, we may have to invest more resources in research and development than anticipated, which could increase our operating expenses and negatively impact our operating results.

If new competitors, technological advances by existing competitors, and/or development of new technologies or other competitive factors require us to invest significantly greater resources than anticipated in our patent development efforts, our operating expenses could increase. If we are required to invest significantly greater resources than anticipated in patent development efforts without an increase in revenue, our operating results could decline. We expect these expenses to increase in the foreseeable future as our technology development efforts continue. With respect to our current personnel, the majority are performing managerial and administrative roles and only three individuals are actively engaged in research and development activities. We plan to hire further research and development personnel in the future, although there can be no assurance that we will be able to identify and attract qualified candidates on terms satisfactory to us.

If we are not able to adequately protect our patent rights, our business would be negatively impacted.

We believe our patents are valid, enforceable and valuable. Notwithstanding this belief, third parties may make claims of invalidity with respect to our patents, and such claims could give rise to material additional costs, jeopardize or substantially delay a successful outcome of litigation we are or may become involved in, divert resources away from our other activities, or otherwise materially and adversely affect our business. Similar challenges could also prevent us from obtaining additional patents in the future. Even if we are successful in enforcing our rights, our patents may be less valuable than we currently expect. These risks may be heightened in countries other than the United States, and may be negatively affected by the fact that legal standards in the United States and elsewhere for protection of intellectual property rights in Internet-related businesses are uncertain and still evolving. In addition, there are a significant number of United States and foreign patents and patent applications in our areas of interest, and we expect that significant litigation in these areas will continue, and will add uncertainty to the value of certain patents and other intellectual property rights in our areas of interest. If we are unable to protect our intellectual property rights or otherwise realize value from them, our business would be negatively affected.

More patent applications are filed each year resulting in longer delays in getting patents issued by the USPTO.

We hold numerous pending patents applications and we will prosecute additional patent applications. We have identified a trend of increasing patent applications each year, which may result in longer delays in obtaining approval of pending patent applications. The application delays could cause delays in recognizing revenue from these patents and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

The fixed terms of patents limit our business opportunity.

Patents have fixed terms. If we fail to create value from our patents prior to their expiration, our litigation opportunities will be eliminated, which would negatively impact our financial condition and results of operations.

Future innovations could make our patents obsolete.

Our success depends, in part, on continued demand for products that incorporate our patented inventions. Changes in technology or customer requirements could render these patented inventions obsolete or unmarketable.

Focusing our business model on realizing the value of our intellectual property is a recent initiative and may not result in anticipated benefits.

We have a limited operating history and a limited track record with respect to our intellectual property licensing and enforcement business, which could make it difficult to evaluate our future prospects. We will encounter risks and difficulties frequently experienced by companies with evolving business strategies. If we do not manage these risks successfully, our business and operating results will be adversely affected. In addition, our intellectual property strategy may have other adverse consequences, such as employee attrition, the loss of employees with valuable knowledge or expertise or a negative impact on employee morale. Our strategy may place increased demands on our personnel and could adversely affect our ability to attract and retain talent and to perform our accounting, finance and administrative functions. We may not realize all of the anticipated benefits of our strategies.

We will seek to internally develop additional new inventions and intellectual property, which would take time and would be costly. Moreover, the failure to obtain or maintain intellectual property rights for such inventions would lead to the loss of our investments in such activities.

Jay Walker has significant experience as an inventor. As such, we expect that part of our business will include the internal development of new inventions or intellectual property relating to assets transferred to us in the Merger or the patent licensing system we are currently developing that we will seek to monetize. However, this aspect of our business would likely require significant capital and would take time to achieve. Such activities could also distract our management team from its other business initiatives, which could have a material and adverse effect on our business. There is also the risk that our initiatives in this regard would not yield any viable new inventions or technology, which would lead to a loss of our investments in time and resources in such activities.

We cannot be certain that patents will be issued as a result of any future applications, or that any of our patents, once issued, will provide us with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. Our failure to obtain or maintain intellectual property rights for our inventions would lead to the loss of our investments in such activities, which would have a material and adverse effect on our company.

Our Invention Assignment Agreement with Jay Walker Only Relates to Improvements to the Assets Transferred to Us in the Merger and the Patent Licensing System We are Developing

Pursuant to the terms of the Invention Assignment Agreement we have entered into with Jay Walker, we have been granted rights only in connection with improvements to the assets transferred to us in the Merger and the patent licensing system we are developing. Accordingly, we may not be entitled to any other intellectual property Mr. Walker may develop in the future, including intellectual property that Mr. Walker may choose to monetize and commercialize other than through Patent Properties. Stockholders in the Company should not expect that Mr. Walker will seek to develop or commercialize intellectual property for the benefit of Patent Properties, other than as explicitly provided for in the Invention Assignment Agreement, which may affect the value placed on the Company by industry analysts or other investors, which would likely affect the price at which our Common Stock trades in the public market.

We will depend on key individuals, including Jay Walker.

Our future success depends largely upon the service of our new directors, executive officers and other key management and technical personnel, including Jay Walker. Our success also depends on our ability to continue to attract, retain and motivate qualified personnel with specialized patent, engineering and other skills. The market for such talent in our industry is extremely competitive. Our ability to attract and retain qualified personnel could be affected by any adverse decisions in any litigation or arbitration and by our ability to offer competitive cash and equity compensation and work environment conditions. The failure to attract and retain such persons with relevant and appropriate experience could interfere with our ability to enter into new license agreements and undertake additional technology and product development efforts, as well as our ability to meet our strategic objectives.

Our technology development activities may experience delays.

We may experience technical, financial, resource or other difficulties or delays related to the development of our patents and businesses. Delays may have adverse financial effects and may allow competitors with comparable technology offerings to gain an advantage over us. There can be no assurance that our development efforts will ultimately be successful. Moreover, certain of our technologies have not been fully tested in commercial use, and it is possible that they may not perform as expected. In such cases, our business, financial condition and operating results could be adversely affected, and our ability to secure licensees and other business opportunities could be diminished.

Changes in interpretations of patent law could adversely impact our business.

Our success in reexamination and enforcement proceedings will rely in part on the uniform and historically consistent application of patent laws and regulations. The courts’ interpretations of patent laws and regulations continue to evolve, and the courts may continue to alter or refine their application of laws and regulations. Changes or potential changes in judicial interpretation could have a negative impact on our ability to monetize our patent rights.

Setbacks in defending and enforcing our patent rights could cause our revenue and cash flow to decline.

Our assets include patents that will be integral to our business and revenues. Competitors may challenge the validity, scope, enforceability and ownership of those patents. Their challenges may include reexamination requests in the relevant patent and trademark office. Reexamination proceedings are costly and time-consuming, and we cannot predict their outcome or consequences. Such proceedings may narrow the scope of our claims or may cancel some or all of our claims. If some or all of our patent claims are canceled, we could be prevented from enforcing or earning future revenues from such patents. We cannot assure that the validity and enforceability of our patents will be maintained or that our patents will be determined to be applicable to any particular product or standard. Even if our claims are not canceled, enforcement actions against alleged infringers may be stayed pending resolution of reexaminations, or courts or tribunals reviewing our patent claims could make findings adverse to our interests based on facts presented in reexamination proceedings. Irrespective of outcome, reexamination challenges may result in substantial legal expenses and diversion of management’s time and attention away from our other business operations. Adverse decisions could limit the value of our inventions or result in a loss of our proprietary rights, which could negatively impact our stock price, our results of operations, our cash flows, our business and our financial position.

Our business depends on a number of costly litigation, arbitration and administrative proceedings to enforce our intellectual property rights.

The cost of enforcing, protecting and defending our intellectual property will be significant. Our business model requires litigation to enforce our intellectual property rights. In addition, third parties could commence litigation against us seeking to invalidate our patents or obtain a determination that our patents are not infringed, are not essential, are invalid or are unenforceable. As a result of any such litigation, we could lose our proprietary rights.

Historically, our revenue has been generated from settling litigation matters.

The revenues we have generated were the result of settlement negotiations with certain defendants in connection with patent infringement cases. In the past, these revenues were one-time payments made under non-exclusive license agreement entered into by us and the defendants to settle such disputes. For the year ended December 31, 2012 and the nine months ended September 30, 2013, the amount of revenue we derived from counterparties representing more than 10% of our total revenues was 52% (with one counterparty representing 40% and a second representing 12%) and 88% (with one counterparty representing 46%, another 28% and a third 14%), respectively. We cannot assure you that all such current disputes or any future disputes will be settled in such a manner as to generate significant revenues in the future.

Trial judges and juries often find it difficult to understand complex patent enforcement litigation, and as a result, we may need to appeal adverse decisions by lower courts in order to successfully enforce our patents.

It is difficult to predict the outcome of patent enforcement litigation at the trial level. It is often difficult for juries and trial judges to understand complex, patented technologies, and as a result, there is a higher rate of successful appeals in patent enforcement litigation than more standard business litigation. Such appeals are expensive and time consuming, resulting in increased costs and delayed revenue. Although we plan to diligently pursue enforcement litigation, we cannot predict with significant reliability the decisions made by juries and trial courts.

Federal courts are becoming more crowded, and as a result, patent enforcement litigation is taking longer.

Our patent enforcement actions will be prosecuted almost exclusively in federal court. Federal trial courts that hear patent enforcement actions also hear criminal cases. Criminal cases always take priority over our actions. As a result, it is difficult to predict the length of time it will take to complete an enforcement action. Moreover, we believe there is a trend in increasing numbers of civil lawsuits and criminal proceedings before federal judges, and as a result, we believe that the risk of delays in our patent enforcement actions will have a greater effect on our business in the future unless this trend changes.

In connection with patent enforcement actions that we may conduct, a court may rule that we have violated certain statutory, regulatory, federal, local or governing rules or standards, which may expose us to certain material liabilities.

In connection with our patent enforcement actions we intend to bring or maintain, it is possible that a defendant may request and/or a court may rule that we have violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions. In such event, a court may issue monetary sanctions against us or award attorney’s fees and/or expenses to a defendant(s), which could be material, and if we are required to pay such monetary sanctions, attorneys’ fees and/or expenses, such payment could materially harm our operating results and our financial position.

Our litigation may be time-consuming, costly and we cannot anticipate the results.

We expect to spend a significant amount of our financial and management resources to pursue litigation matters. We believe that these litigation matters and others that we may in the future determine to pursue could continue for years and consume significant financial and management resources. The counterparties to our litigation matters are all large, well-financed companies with substantially greater resources than us. We cannot assure you that any of our litigation matters will result in a favorable outcome for us. In addition, even if we obtain favorable interim rulings or verdicts in particular litigation matters, they may not be predictive of the ultimate resolution of the dispute. Also, we cannot assure you that we will not be exposed to claims or sanctions against us which may be costly or impossible for us to defend. Unfavorable or adverse outcomes may result in losses, exhaustion of financial resources or other adverse effects which could encumber our ability to develop and commercialize products.

Technology company stock prices are especially volatile, and this volatility may depress the price of our common stock.

The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies have been highly volatile. We believe that various factors may cause the market price of our common stock to fluctuate, perhaps substantially, including, among others, the following:

•	announcements of developments in our patent enforcement actions;

•	developments or disputes concerning our patents;

•	our or our competitors’ technological innovations;

•	variations in our quarterly operating results;

•	our failure to meet or exceed securities analysts’ expectations of our financial results;

•	a change in financial estimates or securities analysts’ recommendations;

•	changes in management’s or securities analysts’ estimates of our financial performance;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies, or patents; and

•	failure to complete significant transactions.

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

Our management team lacks public company experience and is generally unfamiliar with the requirements of the United States securities laws, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. The individuals who constitute our senior management team have had limited responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately responds to such increased legal, regulatory compliance and reporting requirements. Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties, distract our management from attending to the growth of our business.

We will be required to incur significant costs and require significant management resources to evaluate our internal control over financial reporting as required under the Sarbanes-Oxley Act, and any failure to comply or any adverse result from such evaluation may have an adverse effect on our stock price.

The burdens of being a public company may adversely affect our ability to pursue litigation.

As a public company, our management must devote substantial time, attention and financial resources to comply with U.S. securities laws. This may have a material adverse effect on management’s ability to effectively and efficiently pursue litigation as well as our other business initiatives. In addition, our disclosure obligations under U.S. securities laws require us to disclose information publicly that will be available to future litigation opponents. We may, from time to time, be required to disclose information that may have a material adverse effect on our litigation strategies. This information may enable our litigation opponents to develop effective litigation strategies that are contrary to our interests.

Risks Related to our Common Stock

Shares of our common stock that have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) are subject to resale restrictions imposed by Rule 144, including those set forth in Rule 144(i) which apply to a former “shell company.”

Pursuant to Rule 144 under the Securities Act, as amended (“Rule 144”), a “shell company” is defined as a company that has no or nominal operations and either no or nominal assets, assets consisting solely of cash and cash equivalents or assets consisting of any amount of cash and cash equivalents and nominal other assets. As such, we were, until the consummation of the Merger, a “shell company” pursuant to Rule 144, and as such, sales of our securities pursuant to Rule 144 are not able to be made until a period of at least twelve months has elapsed from the date on which the information that is required by Form 10 to register our securities under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) is filed with the Commission. Therefore, any restricted securities we have sold or sell in the future or issue to consultants or employees, in consideration for services rendered or for any other purpose, will have no liquidity until and unless such securities are registered with the Commission and/or until a year after the date of the filing of the Form 10 information on September 24, 2013 and we have otherwise complied with the other requirements of Rule 144. As a result, it may be harder for us to fund our operations and pay our employees and consultants with our securities instead of cash. Furthermore, it will be harder for us to raise funding through the sale of debt or equity securities unless we agree to register such securities with the Commission, which could cause us to expend additional resources in the future. Our prior status as a “shell company” could prevent us in the future from raising additional funds, engaging employees and consultants, and using our securities to pay for any acquisitions, which could cause the value of our securities, if any, to decline in value or become worthless.

We may not qualify to meet listing standards to list our stock on an exchange.

The Commission approved listing standards for companies using reverse acquisitions, or reverse shell mergers, to list on an exchange, which may limit our ability to become listed on an exchange. We are considered a reverse merger company (i.e., an operating company that became an Exchange Act reporting company by combining with a shell Exchange Act reporting company) that cannot apply to list on NYSE, NYSE MKT or Nasdaq until our stock has traded for at least one year on the U.S. OTC market, a regulated foreign exchange or another U.S. national securities market following the filing with the Commission or other regulatory authority of all required information about the merger, including audited financial statements. We would be required to maintain a minimum $4 share price ($2 or $3 for NYSE MKT) for at least thirty (30) of the sixty (60) trading days before our application and the exchange’s decision to list. We would be required to have timely filed all required reports with the Commission (or other regulatory authority), including at least one annual report with audited financials for a full fiscal year commencing after filing of the above information. To the extent that we cannot qualify for a listing on an exchange, our ability to raise capital will be diminished.

Because we would be considered a reverse merger company, we may not be able to attract the attention of brokerage firms.

Additional risks may exist since we would be considered a reverse merger company. Securities analysts of brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The Commission has adopted regulations which generally define so-called “penny stocks” as an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our shares of common stock would be deemed to be a “penny stock” based upon the price of our common stock as of the date hereof and as such are subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 exclusive of the value of their principal residence or annual income exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our shares of common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock was exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to restrict any person from participating in a distribution of penny stock if the Commission finds that such a restriction would be in the public interest.

Provisions in our Certificate of Incorporation and By-laws may deter third parties from acquiring us and could lead to the entrenchment of our Board.

Our Certificate of Incorporation and By-laws contain provisions that may make the acquisition of our company more difficult without the approval of our Board, including the following:

•	we have authorized undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	stockholders may only remove directors for cause;

•	vacancies on the Board may be filled only by the directors; and

•	we require advance notice for stockholder proposals.

These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions that you desire. The anti-takeover defenses in our Certificate of Incorporation and By-laws could discourage, delay or prevent a transaction involving a change in control of our company. These deterrents could adversely affect the price of our common stock and make it difficult to remove or replace members of our Board or management.

We are a “controlled company” within the meaning of the Nasdaq and NYSE MKT rules and, as a result, we qualify for, and rely on, exemptions from certain corporate governance requirements.

Walker Digital controls a majority of our voting stock. As a result, we are a “controlled company” within the meaning of Nasdaq and NYSE MKT corporate governance standards. Under the Nasdaq rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company”, and if we are listed on Nasdaq we expect to utilize exemptions relating to certain Nasdaq corporate governance requirements, including:

•	The requirement that we have a Nominating and Governance Committee that is composed entirely of independent directors;

•	The requirement that we have a Compensation Committee that is composed entirely of independent directors; and

•	The requirement for an annual performance evaluation of the Nominating and Governance and Compensation Committees.

The NYSE MKT has similar rules and exemptions with respect to controlled companies, which we expect to utilize if we are listed on the NYSE MKT. As a result of these exemptions, we anticipate that, if we are still a controlled company at the time that we apply to be listed on the Nasdaq or the NYSE MKT, our Nominating and Governance and Compensation Committees will not consist entirely of independent directors and that we will not be required to have an annual performance evaluation of the Nominating and Governance and Compensation Committees. Accordingly, a holder of our common stock would not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq or NYSE MKT corporate requirements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders identified in the section of this prospectus entitled “Selling Stockholders.” We will not receive any of the proceeds from the sale of the shares by selling stockholders hereunder although we will receive proceeds upon the exercise of Warrants.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock. Pursuant to our current strategy, we do not have a plan to pay cash dividends. However, in the future, the Board may change our strategy to one that includes a dividend or distribution on our capital stock.

MARKET FOR COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND

ISSUER PURCHASES OF EQUITY SECURITIES

Our common stock was delisted from the NASDAQ on March 2, 2011, as a result of the findings of the NASDAQ Hearings Panel, which determined we no longer met NASDAQ’s listing standards on the grounds that we were not in compliance with Listing Rule 5101 and that we may have been a “public shell” with no operating business.

Our common stock is quoted on the OTC Bulletin Board under the symbol “PPRO”.

The table below sets forth the high and low bid prices for our common stock as reported on the OTC Bulletin Board from March 22, 2011 to January 17, 2014, and as reported on the pink sheets from March 2, 2011 to March 21, 2011, as well as the high and low sales prices of our common stock as reported on NASDAQ from January 1, 2011 to March 1, 2011. The price quotations reported on the OTC Bulletin Board and the pink sheets reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Fiscal Year 2011	High	Low
First Quarter	$2.72	$2.37
Second Quarter	2.59	2.35
Third Quarter	2.45	2.21
Fourth Quarter	2.60	2.25

Fiscal Year 2012	High	Low
First Quarter	$3.10	$2.50
Second Quarter	2.89	2.61
Third Quarter	3.02	2.76
Fourth Quarter	2.90	2.20

Fiscal Year 2013	High	Low
First Quarter	$2.55	$2.30
Second Quarter	2.50	2.30
Third Quarter	4.55	3.01
Fourth Quarter	4.60	3.10

Fiscal Year 2014	High	Low
First Quarter (through February 5)	$4.25	$3.40

As of February 6, 2014, there were 21,134,744 shares of common stock outstanding, held by 249 holders of record and 14,999,000 shares of our Series B Preferred Stock, held by a single holder of record. The last reported sales price of our common stock was $3.65 per share on February 5, 2014.

During the year ended December 31, 2012, we repurchased 1,943 shares of our common stock at an aggregate cost of $5,000.

EQUITY COMPENSATION PLAN INFORMATION

The following table contains information about our common stock that may be issued under our equity compensation plans as of December 31, 2013. See “Executive Compensation—Benefit Plans” for a description of our stock option and incentive plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	200,000	$3.05	1,407,342	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	200,000	$3.05	1,407,342

(1)	Our Amended and Restated 2006 Long-Term Incentive Plan was adopted by our stockholders on July 24, 2008.
(2)	The number of securities remaining available for future issuances includes 1,407,342 shares available under the Amended and Restated 2006 Long-Term Incentive Plan.

SELLING STOCKHOLDERS

The following table sets forth as of February 6, 2014, information regarding the current beneficial ownership of our common stock by the persons identified, based on information provided to us by them, which we have not independently verified. Although we have assumed for purposes of the table that the selling stockholders will sell all of the shares offered by this prospectus, because they may from time to time offer all or some of their shares under this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the selling stockholders (or any of them), or that will be held after completion of the resales. In addition, a selling stockholder may have sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended or otherwise since the date he or she provided information to us. The selling stockholders are not making any representation that the shares covered by this prospectus will be offered for sale. Except for Dr. Schiller who is a member of our Board of Directors, the former Chairman of our Board of Directors and our former Chief Executive Officer and Mr. Nyweide who is our former Chief Financial Officer, Executive Vice President-Corporate Development, Treasurer and Secretary, no selling stockholder has held any position nor had any material relationship with us or our affiliates during the past three years.

Broadband Agreements

In connection with the Merger and the Placement, on July 10, 2013, we entered into a Restricted Stock Agreement (the “Restricted Stock Agreement”) with Broadband Capital Management LLC (“BCM”). The Restricted Stock Agreement amends the terms of the previously entered into Financial Advisory Services Agreement with BCM whereby BCM agreed that its fee in connection with the Merger would be 1,325,776 shares of our common stock, the vesting of which would be subject to the closing of the Merger. BCM was issued shares as compensation for its advisory services, which services included identifying the target business, negotiation, diligence and other advisory work. Subsequently, BCM distributed the shares it received to Messrs. Rapoport, Wagenheim, Dominitz, Cannon, Kutcher, Eiswerth, Prince and Cugine, all of whom are registered representatives BCM, as well as to Delavaco Holdings Inc. and PowerOne Capital Markets Limited.

Messrs Rapoport and Wagenheim are Chairman and Vice-Chairman, respectively, and affiliates of BCM, a registered broker dealer. Each of Dominitz, Cannon, Kutcher, Eiswerth, Prince, and Cugine are registered representatives and employees of BCM. PowerOne Capital Markets Limited is not a registered broker-dealer in the United States, but is an exempt market dealer in Canada.

We have been informed that at the time the shares were acquired, none of such parties have agreements, plans or arrangements to dispose of the shares. In addition, the shares are subject to lock-up agreements.

Name of Selling Stockholder	Shares of Common Stock Owned Prior to Offering		Shares of Common Stock to be Sold		Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned after the Offering

2003 Hochman Family LLC	45,000	(1)	45,000	(1)	0	—

Abid Chaudry	14,993	(2)	14,993	(2)	0	—

Adventure Ventures LLC	60,000	(3)	60,000	(3)	0	—

Alpha Capital Anstalt	250,000	(4)	250,000	(4)	0	—

AlphaNorth Asset Management	250,001	(5)	250,001	(5)	0	—

Alyssa Rapoport	75,000	(6)	75,000	(6)	0	—

Amit Solomon	37,500	(7)	37,500	(7)	0	—

Andre Barrett	14,993	(8)	14,993	(8)	0	—

Birchtree Capital, LLC	75,000	(9)	75,000	(9)	0	—

Brian Vyner	90,000	(10)	90,000	(10)	0	—

Michael Rapaport	700,001		700,001		0	—

Philip Wagenheim	233,333		233,333		0	—

Eli Dominitz	133,333		133,333		0	—

George Cannon	66,667		66,667		0	—

David Kutcher	17,443		17,443		0	—

Jason Eiswerth	50,000		50,000		0	—

David Prince	25,000		25,000		0	—

Joe Cugine	33,333		33,333		0	—

Delavaco Holdings Inc.	33,333		33,333		0	—

PowerOne Capital Markets Limited	33,333		33,333		0	—

Butterfield Bank (Guernsey) Limited as Custodian of Glass Investments LP	96,000	(11)	96,000	(11)	0	—

Capela Overseas Ltd.	200,000	(12)	200,000	(12)	0	—

Conan McIntyre	12,500	(13)	12,500	(13)	0	—

Daniel Ciporin	22,500	(14)	22,500	(14)	0	—

Danielle D. Rich	210,000	(15)	210,000	(15)	0	—

Name of Selling Stockholder	Shares of Common Stock Owned Prior to Offering		Shares of Common Stock to be Sold		Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned after the Offering

David D’Onofrio	14,990	(16)	14,990	(16)	0	—

Deborah J. Ziskin	100,001	(17)	100,001	(17)	0	—

Del Mar Master Fund, Ltd.	500,000	(18)	500,000	(18)	0	—

Deland Kamanga	14,993	(19)	14,993	(19)	0	—

Dynamic Power Hedge Fund	1,000,001	(20)	1,000,001	(20)	0	—

First Canadian Insurance	76,200	(21)	76,200	(21)	0	—

Flash United Investments	50,000	(22)	50,000	(22)	0	—

Front Street Investment Management, Inc.	174,999	(23)	174,999	(23)	0	—

Glen Tobias	30,000	(24)	30,000	(24)	0	—

Harvey W. Schiller	100,000		100,000		0	—

Interward Capital Corporation	50,100	(25)	50,100	(25)	0	—

Invefin Ltd.	299,984	(26)	299,984	(26)	0	—

IP Navigation Group, LLC	1,445,000		1,445,000		0	—

J. Goldman Master Fund, L.P.	150,000	(27)	150,000	(27)	0	—

Jason H. Hochman	15,000	(28)	15,000	(28)	0	—

Jeffrey O. Nyweide	44,754		44,754		0	—

John Casey	7,500	(29)	7,500	(29)	0	—

Joseph Muoio	42,500	(30)	42,500	(30)	0	—

Joshua Bell	100,001	(31)	100,001	(31)	0	—

Kitchener Investment Corp.	200,000	(32)	200,000	(32)	0	—

Laurent J. Zmiro	22,500	(33)	22,500	(33)	0	—

Leon Meyers	51,000	(34)	51,000	(34)	0	—

Luke Seabrook	112,490	(35)	112,490	(35)	0	—

Magal Group S.A. Panama	105,000	(36)	105,000	(36)	0	—

Margarita Fulawka	14,993	(37)	14,993	(37)	0	—

Michael Brauser	75,000	(38)	75,000	(38)	0	—

Name of Selling Stockholder	Shares of Common Stock Owned Prior to Offering		Shares of Common Stock to be Sold		Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned after the Offering

Millennium Insurance	38,100	(39)	38,100	(39)	0	—

Nathaniel H. Hochman	15,000	(40)	15,000	(40)	0	—

Nicolas Klugman	22,500	(41)	22,500	(41)	0	—

Nicole Kubin	18,000	(42)	18,000	(42)	0	—

Pasquale Di Capo	150,000	(43)	150,000	(43)	0	—

Parkwood LP Fund	52,500	(44)	52,500	(44)	0	—

Pinetree Income Partnership	150,000	(45)	150,000	(45)	0	—

RCM Special Situations Fund	50,000	(46)	50,000	(46)	0	—

Richard A. Kreisel - Kilstock	49,500	(47)	49,500	(47)	0	—

Rock Maple Concentrated Alpha Trust	500,000	(48)	500,000	(48)	0	—

Rockhaven Holdings Ltd	39,600	(49)	39,600	(49)	0	—

Samara Fund Ltd.	30,000	(50)	30,000	(50)	0	—

The Chambers Family Living Trust Dated November 30, U/A 11/30/12	100,001	(51)	100,001	(51)	0	—

Vivek Kakaria	14,993	(52)	14,993	(52)	0	—

York Plains Investment Corp.	50,000	(53)	50,000	(53)	0	—

Total	8,856,463		8,856,463		0	—

1)	Includes 15,000 shares of common stock issuable upon exercise of warrants purchased in the Placement. Richard Hochman has sole voting or investment control over the 2003 Hochman Family LLC.
2)	Includes 4,998 shares of common stock issuable upon exercise of warrants purchased in the Placement.
3)	Includes 20,000 shares of common stock issuable upon exercise of warrants purchased in the Placement. Ari Kluger has sole voting or investment control over Adventure Ventures LLC.
4)	Includes 83,333 shares of common stock issuable upon exercise of warrants purchased in the Placement. Konrad Ackermann has sole voting or investment control over Alpha Capital Anstalt.
5)	Includes 83,334 shares of common stock issuable upon exercise of warrants purchased in the Placement. Steve Palmer has sole voting or investment control over AlphaNorth Asset Management.

6)	Includes 25,000 shares of common stock issuable upon exercise of warrants purchased in the Placement.
7)	Includes 12,500 shares of common stock issuable upon exercise of warrants purchased in the Placement.
8)	Includes 4,998 shares of common stock issuable upon exercise of warrants purchased in the Placement.
9)	Includes 25,000 shares of common stock issuable upon exercise of warrants purchased in the Placement. Michael Brouser has sole voting or investment control over Birchtree Capital.
10)	Includes 30,000 shares of common stock issuable upon exercise of warrants purchased in the Placement.
11)	Includes 32,000 shares of common stock issuable upon exercise of warrants purchased in the Placement. Kim Ward has sole voting or investment control over Butterfield Bank (Guernsey) Limited, as Custodian of Glass Investments LP.
12)	Includes 66,667 shares of common stock issuable upon exercise of warrants purchased in the Placement. Michael A. Barth has sole voting or investment control over Capela Overseas Ltd.
13)	Includes 4,167 shares of common stock issuable upon exercise of warrants purchased in the Placement.
14)	Includes 7,500 shares of common stock issuable upon exercise of warrants purchased in the Placement.
15)	Includes 70,000 shares of common stock issuable upon exercise of warrants purchased in the Placement.
16)	Includes 4,997 shares of common stock issuable upon exercise of warrants purchased in the Placement.
17)	Includes 33,334 shares of common stock issuable upon exercise of warrants purchased in the Placement.
18)	Includes 166,667 shares of common stock issuable upon exercise of warrants purchased in the Placement. David W. Freelove has sole voting or investment control over Del Mar Master Fund, Ltd.
19)	Includes 4,998 shares of common stock issuable upon exercise of warrants purchased in the Placement.
20)	Includes 333,334 shares of common stock issuable upon exercise of warrants purchased in the Placement. Rohit Sehgal has sole voting or investment control over Investor Company ITF Dynamic Power Hedge Fund.
21)	Includes 25,400 shares of common stock issuable upon exercise of warrants purchased in the Placement. Kim Ward has sole voting or investment control over First Canadian Insurance.
22)	Includes 16,667 shares of common stock issuable upon exercise of warrants purchased in the Placement. James Manley has sole voting or investment control over Flash United Investments.

23)	Includes 58,333 shares of common stock issuable upon exercise of warrants purchased in the Placement. Frank Mersch has sole voting or investment control over Front Street Investment Management. Inc.
24)	Includes 10,000 shares of common stock issuable upon exercise of warrants purchased in the Placement.
25)	Includes 16,700 shares of common stock issuable upon exercise of warrants purchased in the Placement. Kim Ward has sole voting or investment control over Interward Capital Corporation.
26)	Includes 99,995 shares of common stock issuable upon exercise of warrants purchased in the Placement. John H. Metzger has sole voting or investment control over Invefin Ltd.
27)	Includes 50,000 shares of common stock issuable upon exercise of warrants purchased in the Placement. Jay G. Goldman has sole voting or investment control over J. Goldman Master Fund, L.P.
28)	Includes 5,000 shares of common stock issuable upon exercise of warrants purchased in the Placement.
29)	Includes 2,500 shares of common stock issuable upon exercise of warrants purchased in the Placement.
30)	Includes 14,167 shares of common stock issuable upon exercise of warrants purchased in the Placement.
31)	Includes 33,334 shares of common stock issuable upon exercise of warrants purchased in the Placement.
32)	Includes 66,667 shares of common stock issuable upon exercise of warrants purchased in the Placement. Linda G. Williams and Helen M. Carroll share voting or investment control over Kitchener Investment Corp.
33)	Includes 7,500 shares of common stock issuable upon exercise of warrants purchased in the Placement.
34)	Includes 17,000 shares of common stock issuable upon exercise of warrants purchased in the Placement.
35)	Includes 37,497 shares of common stock issuable upon exercise of warrants purchased in the Placement.
36)	Includes 35,000 shares of common stock issuable upon exercise of warrants purchased in the Placement. Bernard Lachenal has sole voting or investment control over Magal Group S.A. Panama
37)	Includes 4,998 shares of common stock issuable upon exercise of warrants purchased in the Placement.

38)	Includes 25,000 shares of common stock issuable upon exercise of warrants purchased in the Placement.
39)	Includes 12,500 shares of common stock issuable upon exercise of warrants purchased in the Placement. Kim Ward has sole voting or investment control over Millennium Insurance.
40)	Includes 5,000 shares of common stock issuable upon exercise of warrants purchased in the Placement.
41)	Includes 7,500 shares of common stock issuable upon exercise of warrants purchased in the Placement.
42)	Includes 6,000 shares of common stock issuable upon exercise of warrants purchased in the Placement.
43)	Includes 50,000 shares of common stock issuable upon exercise of warrants purchased in the Placement.
44)	Includes 17,500 shares of common stock issuable upon exercise of warrants purchased in the Placement. Dan Sternberg has sole voting or investment control over Parkwood LP Fund.
45)	Includes 50,000 shares of common stock issuable upon exercise of warrants purchased in the Placement. Sheldon Inwentash has sole voting or investment control over Pinetree Income Partnership.
46)	Includes 16,667 shares of common stock issuable upon exercise of warrants purchased in the Placement. Michael Ruscetta has sole voting or investment control over RCM Special Situations.
47)	Includes 16,500 shares of common stock issuable upon exercise of warrants purchased in the Placement.
48)	Includes 166,667 shares of common stock issuable upon exercise of warrants purchased in the Placement. David Freelove has sole voting or investment control over Rock Maple Concentrated Alpha Trust.
49)	Includes 13,200 shares of common stock issuable upon exercise of warrants purchased in the Placement. Kim Ward has sole voting or investment control over Rockhaven Holdings Ltd.
50)	Includes 10,000 shares of common stock issuable upon exercise of warrants purchased in the Placement. Ben Cubitt has sole voting or investment control over Samara Fund Ltd.
51)	Includes 33,334 shares of common stock issuable upon exercise of warrants purchased in the Placement. Charles W. Chambers has sole voting or investment control over The Chambers Family Living Trust Dated November 30, U/A 11/30/12
52)	Includes 4,998 shares of common stock issuable upon exercise of warrants purchased in the Placement.
53)	Includes 16,667 shares of common stock issuable upon exercise of warrants purchased in the Placement. Shawn Dym has sole voting or investment control over York Plains Investment Corp.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the selling stockholders to permit the resale of these shares of common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock although we will receive proceeds upon exercise of Warrants. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits buyers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from buyers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 5110.

In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and if such short sale shall take place after the date that this registration statement is declared effective by the Commission, the selling stockholders may deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC. Similar to other purchase transactions, a delivery of shares of common stock to cover syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Except for Messrs. Rapoport, Wagenheim, Dominitz, Cannon, Kutcher, Eiswerth, Prince and Cugine, who are affiliates of a registered broker, none of the selling stockholders is a registered broker-dealer in the U.S. PowerOne Capital Markets Limited is an exempt market dealer in Canada. Each selling stockholder has informed the Company that it does not have any written or oral agreement understanding, plans or arrangements directly or indirectly, with any person to distribute the common stock. Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any, and any legal expenses incurred by it. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with a registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Blue Sky Restrictions on Resale

If a selling stockholder wants to sell shares of our common stock under this prospectus in the United States, the selling stockholder will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. As a result, holders may not resell their shares of common stock in the United States without satisfying the applicable state securities law or qualifying for an exemption therefrom, including the exemptions provided under the U.S. National Securities Markets Improvement Act of 1996. The broker for a selling stockholder will be able to advise a selling stockholder as to which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this prospectus who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales. These restrictions and potential costs could be significant burdens to our stockholders seeking to effect resales of our common stock within the United States.

DESCRIPTION OF SECURITIES

The following is a summary of some of the terms of our capital stock. Because it is only a summary, it does not contain all of the information that may be important to you and is qualified by reference to the relevant provisions of our Certificate of Incorporation and our By-laws.

For a complete description you should refer to our Certificate of Incorporation and our By-laws, which are exhibits to this Filing.

General

As of February 6, 2014, we are authorized by our Certificate of Incorporation to issue an aggregate of 100,000,000 shares of common stock, par value $0.001 per share. In addition, as of February 6, 2014, we are authorized by our Certificate of Incorporation to issue an aggregate of 15,000,000 shares of preferred stock, par value $0.001 per share, 14,999,000 shares of which have been designated Series B Convertible Preferred Stock. As of February 6, 2014, there were 21,134,744 shares of our common stock and 14,999,000 shares of our Series B Convertible Preferred Stock issued and outstanding.

We have a contingent commitment to issue 2,166,667 shares of common stock to Walker Digital if one of the following conditions is satisfied following September 18, 2013, the closing date of the consummation of the Merger: (i) the closing price of our common stock equals or exceeds $4.25 per share for any 20 trading days within any 30 trading-day period during the first 15 months following the earlier of the date on which (a) the registration statement for which this prospectus forms a part (the “Primary Registration”), is first effective, or (b) the selling stockholders named herein become eligible to resell the shares being registered herein, under Rule 144; or (ii) the closing price of our common stock equals or exceeds $5.50 per share for any 20 trading days within any 30 trading-day period during the first 24 months following the earlier of the date on which (a) the Primary Registration is first effective or (b) the selling stockholders named herein become eligible to resell the shares being registered herein, under Rule 144.

Description of our Common Stock

The holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds pari passu with the holders of our Series B Convertible Preferred Stock, on an as-converted to common stock basis.

Upon liquidation, dissolution or winding-up of our company, the holders of our common stock and the holders of the Series B Convertible Preferred Stock, based on the number of shares of our common stock into which the Series B Convertible Preferred Stock is convertible, are entitled to share ratably in all assets of our company which are legally available for distribution, after payment of or provision for all actual and potential liabilities and the liquidation preference of any outstanding preferred stock bearing such a preference, of which currently there are none. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Description of Our Series B Convertible Preferred Stock

Holders of our Series B Convertible Preferred Stock are entitled at any time to convert their shares of Series B Convertible Preferred Stock into an equal number of shares of our common stock, subject to adjustment in the event of a stock dividend, subdivision or combination of our common stock. Upon liquidation, dissolution or winding-up of our company, the holders of our common stock and the holders of the Series B Convertible Preferred Stock, based on the number of shares of our common stock into which the Series B Convertible Preferred Stock is convertible, are entitled to share ratably in all assets of our company which are legally available for distribution, after payment of or provision for all actual and potential liabilities and the liquidation preference of any outstanding preferred stock bearing such a preference, of which currently there are none. In the event of any liquidation, dissolution or winding up of us, our assets legally available for distribution will be distributed ratably among the holders of the Series B Convertible Preferred Stock and our common stock, based on the number of shares of our common stock into which the Series B Convertible Preferred Stock is convertible. The holders of our Series B Convertible Preferred Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds, pari passu on an as-converted to common stock basis with the amount of such dividends to be distributed to the holders of our common stock immediately prior to the declaration of such dividend or distribution. The shares of Class B Convertible Preferred Stock will vote together with our common stock on all matters where stockholders are entitled to vote. The holders of shares of Series B Convertible Preferred Stock are entitled to cast an aggregate of 80.0% of the total votes that may be cast with respect to any such matter, including the election of all directors.

Registration Rights Agreements

On March 27, 2012, we entered into a Registration Rights Agreement (the “Genesis Registration Rights Agreement”) with Genesis Opportunity Fund, L.P., and Genesis Asset Opportunity Fund, L.P. (the “Genesis Funds”). Pursuant to the Genesis Registration Rights Agreement, we agreed to register for resale the shares of common stock held by the Genesis Funds no later than April 30, 2012. The Genesis Registration Rights Agreement further obligates us to use commercially reasonable efforts to cause any registration statement filed pursuant to the Genesis Registration Rights Agreement to be declared effective within 150 days following the date of the Genesis Registration Rights Agreement, and to remain effective under the Securities Act until the earlier of (i) such time as all of Genesis’ shares of our common stock registered by any such registration statement have been sold, or (ii) three years from the effective date of the Genesis Registration Rights Agreement.

On July 22, 2013, we entered into an amendment (the “Amendment”) to the Genesis Registration Rights Agreement. The Amendment provides, in part that, (i) we will within nine (9) business days following the closing of the Merger, use commercially reasonable efforts to file a post-effective amendment (the “Post-Effective Amendment”) to our registration statement which includes the shares held by the Genesis Funds, (ii) we will use commercially reasonable efforts to have the Post-Effective Amendment declared effective within 45 business days following the closing of the Merger, (iii) if we are required to exclude certain shares from our registration statement because of Commission rules, we will first exclude all shares other than the Genesis Funds’ shares, prior to excluding any of the Genesis Funds’ shares from registration, and (iv) Genesis Funds will immediately suspend use of the registration statement which includes the shares held by the Genesis Funds until a post-effective amendment to such registration statement that reflects the transactions contemplated by the Merger Agreement is declared effective by the Commission. Additionally, in the Amendment, we agreed to further amend the terms of the Genesis Registration Rights Agreement to provide that the Genesis Funds will be entitled to liquidated damages under certain circumstances, if we enter into any registration rights agreements with any other parties which entitle the other party to liquidated damages under certain circumstances. Pursuant to the Offering Registration Rights Agreement (as hereinafter defined), the investors in the Placement (as hereinafter defined) are entitled to liquidated damages in certain circumstances as described below, and accordingly the Genesis Funds are entitled to liquidated damages in such circumstances. Former directors Ethan Benovitz and Daniel Saks are managing principals of the Genesis Funds and were appointed to our Board pursuant to rights granted to the Genesis Funds in connection with the Genesis Registration Rights Agreement.

On September 18, 2013, upon the closing of a private placement (the “Placement”) of newly issued shares of our common stock and warrants, we entered into a registration rights agreement (the “Offering Registration Rights Agreement”) with the investors participating in the Placement. Under the terms of the Offering Registration Rights Agreement, we committed to file a registration statement covering the resale of the common stock issued in the Placement, as well as the common stock issuable on exercise of the warrants, within 30 calendar days from the Closing Date of the Placement (the “Filing Deadline”) and to use reasonable best efforts to cause the registration statement to become effective no later than the earlier of: (i) the 90th calendar day following the Closing Date, provided , that, if the Commission reviews and has written comments to the filed registration statement, then such date shall be the 180th calendar day following the Closing Date, and (ii) the 5th trading day following the date on which we are notified by the Commission that the registration statement will not be reviewed or is no longer subject to further review and comments and the effectiveness of the registration statement may be accelerated (the “Effective Deadline”).

In the Offering Registration Rights Agreement, we agreed to use reasonable best efforts to maintain the effectiveness of the registration statement until the earlier of (i) such time when all of the shares of common stock covered by such registration statement have been publicly sold by the holders and (ii) the date on which all of such shares are (A) sold pursuant to an effective registration statement; (B) are sold pursuant to Rule 144 under circumstances in which any legend borne by such shares are removed; or (C) such shares would be saleable pursuant to Rule 144 without restrictions on volume or manner of sale (which shall be no earlier than one (1) year from the Closing Date) (the “Effectiveness Period”). If (i) the registration statement is not filed on or prior to its Filing Deadline, (ii) we fail to have the registration statement declared effective prior to the Effective Deadline, or (iii) after the Effective Deadline, such registration statement ceases to remain continuously effective for more than 30 consecutive calendar days or more than an aggregate of 60 calendar days during any 12-month period (subject to certain grace periods), we will be liable to each holder, as partial liquidated damages, to pay an amount, payable monthly, equal to 1.0% of the aggregate purchase price paid by such holder in the Placement for the number of shares of unregistered shares registrable under the Offering Registration Rights Agreement then held by such holder. The maximum aggregate liquidated damages payable to a holder under the Offering Registration Rights Agreement is 10.0% of the aggregate amount of such holder’s investment in the Placement, and certain other limitations apply to the accrual of liquidated damages under the Offering Registration Rights Agreement. The liquidated damages pursuant to the terms of the Offering Registration Rights Agreement apply on a daily pro rata basis for any portion of a month prior to the cure of the event resulting in the incurrence of liquidated damages.

We will pay all registration expenses, other than underwriting discounts and commissions, related to the Genesis Registration Rights Agreement and the Offering Registration Rights Agreement. Each of the Genesis Registration Rights Agreement and the Offering Registration Rights Agreement contain customary cross-indemnification provisions pursuant to which we will indemnify the selling stockholders in the event of material misstatements or omissions in the resale registration statement attributable to us, and they will indemnify us for material misstatements or omissions attributable to them.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and By-laws

Certain provisions of Delaware law, our Certificate of Incorporation and our By-laws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Certificate of Incorporation and By-laws

Our Certificate of Incorporation and By-laws contain provisions that may make the acquisition of our company more difficult without the approval of our Board, including, but not limited to, the following:

•	we have authorized undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	stockholders may only remove directors for cause;

•	at least 75% of all votes entitled to be cast at any annual election of directors must vote in favor of the amendment of any of our By-laws, although our By-laws may be amended at any time by a majority vote of the Board of Directors;

•	vacancies on the Board occurring between meetings of stockholders may be filled only by the Directors;

•	the Directors can expand the size of the Board by a majority vote of the Directors;

•	we require that actions by written consent of stockholders be reviewed and certified by an inspector of elections; and

•	we require advance notice for stockholder proposals.

These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions that you desire. The anti-takeover defenses in our Certificate of Incorporation and By-laws could discourage, delay or prevent a transaction involving a change in control of our company. These deterrents could adversely affect the price of our common stock and make it difficult to remove or replace members of our Board or management.

Delaware Anti-Takeover Statute

We may become subject to the provisions of Section 203 of the Delaware General Corporation Law (“Section 203”) regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. Section 203 may have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. Section 203 may also discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

DESCRIPTION OF BUSINESS

Corporate History

Walker Holdings was formed as a limited liability company in the State of Delaware on June 3, 2013. Immediately prior to the closing of the Merger, Walker Digital, then the sole member of Walker Holdings, contributed Walker Licensing, a segment of Walker Digital, to Walker Holdings. Upon the closing of the Merger, Merger Sub, our newly formed, wholly-owned subsidiary merged with and into the Walker Holdings, and Walker Holdings became our wholly-owned subsidiary. Immediately following the Merger, the business of Walker Holdings became the business of the Company. Subsequent to the Closing Date, Walker Holdings changed its name to Inventor Holdings, LLC (“IH LLC”).

In 2010, we sold our four operating units and determined that, following those transactions, we were a “shell company” as defined in Rule 12b-2 of the Exchange Act. As a result of the Merger, we ceased to be a shell company.

Overview

Business Overview

We develop and commercialize the patent and other intellectual property assets created by Walker Digital, the research and development lab founded and led by inventor and entrepreneur Jay Walker. Mr. Walker, best known as the founder of Priceline.com, has twice been named by TIME magazine as “one of the top 50 business leaders of the digital age” and currently ranks as the world’s 11th most patented living individual, based on U.S. patent issuances according to Wikipedia.

Since its inception in 1993, Walker Digital set out to create entirely new business solutions to unlock unrealized value for consumers and businesses. Walker Digital has focused its energies on creating intellectual property to solve large and complex problems in multiple industries located at the intersection of large-scale digital networks and human behavior. Over the past 20 years, Walker Digital has created what is now a broad portfolio of inventions. It has also invested substantial time and financial resources to secure patent rights for these innovative business solutions, whenever appropriate. All of the patents we own through IH LLC f/k/a Walker Holdings were developed internally by Walker Digital, with Jay Walker as the lead inventor named on almost all patents issued. All improvements to these assets, together with any intellectual property produced in connection with the patent licensing system we are developing, will also be assigned pursuant to an Invention Assignment Agreement with Mr. Walker. While the terms of the Invention Assignment Agreement do not entitle us to any other intellectual property Mr. Walker may develop in the future, in view of his significant equity position in the Company and the Company’s platform for the protection of the intellectual property it holds, Mr. Walker may nevertheless determine to develop and commercialize intellectual property through the Company. The terms and conditions of any such transaction would be negotiated between Mr. Walker and our Audit Committee at the time of such determination.

Throughout its history, Walker Digital has pursued a flexible and multi-pronged monetization strategy for its many inventions - commercialization, partnership and enforcement - so as to maximize returns on its investments. Going forward, we intend to continue to employ the same strategies to derive maximum value from our intellectual property, including but not limited to:

•	Commercialization – Independently commercialize our intellectual property through the creation of de novo businesses;

•	Partnership – Form strategic partnerships with operating companies to commercialize and bring to market certain inventions; and,

•	Enforce – Enforce and protect our intellectual property rights through litigation and licensing activities.

Strategy

Commercialization

Over the past 20 years, Walker Digital and Jay Walker launched several operating companies to commercialize its inventions in sectors including e-commerce, gaming, publishing, retailing, and education, among others. These companies, including Priceline.com and Synapse Group, Inc., have collectively generated billions in shareholder value and created thousands of new jobs since beginning operations as a start-up.

Most notably, in 1998, Mr. Walker founded Priceline.com, which established a new market for the sale and purchase of airline tickets and other services, based on a series of innovations developed at Walker Digital in the preceding years. Similarly, Mr. Walker commercialized ideas he co-developed through the founding of Synapse Group, which transformed the sale of magazine subscriptions from a fixed-term product to an open-ended service (similar to

Internet access, cable TV and wireless service). Synapse Group was purchased by Time Inc. in 2001 for a price in excess of $500 million. The company is now one of the world’s largest magazine subscription agencies, which has served tens of millions of customers.

In both instances, these businesses addressed fundamental inefficiencies in decades-old industries and used digital innovations developed and patented by Mr. Walker to introduce disruptive business models that transformed how these industries operated. We have no ownership interest in Priceline.com or Synapse Group. We are currently in the process of developing a new business based on Mr. Walker’s intellectual property (with a pending patent application), which we believe, if successful, could solve certain pricing inefficiencies and discontinuity between participating parties in the patent licensing industry. This intellectual property will be assigned to us.

Partnerships

In the future, we may determine that a third party would be more capable of taking the operational lead and delivering our inventive solutions to the marketplace. By relying on a partner with existing distribution and operational resources to scale our solutions more efficiently than we could otherwise accomplish on our own, we may be able to generate greater returns for our shareholders. As of the date hereof, we do not have any specific plans to enter into any partnerships. The historical revenues presented in our carve-out financials, do not include revenues from partnerships.

Walker Digital’s past efforts include multiple partnerships involving companies such as International Game Technology, WMS Industries, Vendmore Systems and others that have collectively generated well in excess of $100 million in revenue and third party investments over the past seven years. The revenue generated from these partnerships resulted from the sale of certain assets and licenses to others. To the extent that IGT, WMS, Vendmore and others entered into license agreements with Walker Digital, almost all of the patents licensed have been assigned to Inventor Holdings, LLC, a wholly-owned subsidiary of Patent Properties.

Intellectual Property Enforcement

All of our intellectual property assets were created with the goal of solving business problems, with the intent to achieve commercial status. However, it is our belief that many of our inventions have become part of the commercial activities of other businesses without having been licensed, depriving us of value creation opportunities. As a result, patent enforcement activities are a central part of our business strategy.

Since April 2011, Walker Digital has filed 42 patent infringement lawsuits against 187 defendants involving 47 patents in suit. These enforcement efforts have resulted in over $64 million in gross revenue, settlement income and patent sales proceeds to date, including $19.75 million in proceeds from patent sales and $44.3 million in settlement income/licensing revenue. None of this revenue was derived from partnership relationships. There are currently 17 litigation matters in the US District Court in Delaware. We expect to expand our enforcement activities to other patents in our portfolio and other unlicensed users of those patents that have previously been asserted in litigation. Our litigations are disclosed herein.

Intellectual Property/Patent Portfolio Overview

Our patent portfolio currently consists of 386 granted patents, as well as 85 pending patent applications, naming Mr. Walker as inventor.

Our patents describe inventions in areas such as authentication techniques, internet search, social networking and advertising and online transactions, among many others. They are relevant to a broad array of large and growing industries including data management, e-commerce, electronic and computer hardware, social networking and internet services, financial services, entertainment and video gaming, online education, manufacturing, security and state lotteries.

Furthermore, to optimize the quality of our intellectual property, Walker Digital employed or retained what we believe to be are well qualified patent attorneys to work hand in hand with inventors at every stage of the patent procurement process, from ideation, through drafting, prosecution and appeals. We intend to continue to build the invention portfolio under Mr. Walker’s leadership and also believe there are valuable un-asserted claims within the portfolio. We will file for additional patent protection based on some of our existing patents and patent applications when appropriate. In addition, all of our employees enter into confidentiality agreements with us, which includes a provision governing the assignment of inventions.

A list of our current patents can be found on our website at www.patentproperties.com, as well as on the Internet website of the U.S. Patent and Trademark Office.

Overview of Patent Licensing Platform

We are currently in the process of developing in-house, an entirely new digitally-driven business system to establish a patent licensing platform. Although we have not yet completed development of the system and while no assurances may be given that it will be completed and able to be commercialized to create value for us, we believe that patent licensing is a large market characterized by significant price inefficiency and discontinuity between the participating parties. We believe an innovative, digitally-driven business system could create significant value for all participants, including Inventors/Patent Owners/Licensors and Patent Users/Licensees. It is a problem that we believe we are well- positioned to solve given Walker Digital’s track record of innovation, first-hand experience in intellectual property licensing and monetization, and long-term relationships with large corporations, research institutions, universities, inventors and others that will form the ecosystem of the business being built. Our solution will rely on proprietary software and “Big Data” analytical tools that have only recently become available and affordable. As of January 2014, the Company has developed the specifications for the licensing system and the products associated with it, hired a chief technical officer to oversee continued development activities and appointed a best-in-class vendor who is expected to supply several critical components of the system.

Competition

We expect to encounter competition from others seeking to license or sell intellectual property. This includes an increase in the number of competitors seeking to license or sell similar patents and technologies.

Other companies may develop competing technologies and offerings that may provide better or less expensive alternatives to our patented technologies that we may license or sell and our services. Many potential competitors may have significantly greater resources than we do. Technological advances or entirely different approaches developed by one or more of our competitors could render certain of the technologies owned and services to be provided obsolete and/or uneconomical.

Employees

We have 11 full-time employees. In addition, although he is not an employee, Mr. Walker has and will continue to devote substantial, but not all, of his working effort to us. Over the course of the next twelve months, we anticipate hiring up to ten additional employees to support our business, including the development of our new patent licensing platform. Any future hiring decisions will be on an as-needed basis, based upon projected research and development activities. At this time we believe our staffing is sufficient for our current operations.

DESCRIPTION OF PROPERTY

Our Connecticut office, which serves as our corporate headquarters, is located at Two High Ridge Park, Stamford, Connecticut. We lease space pursuant to a Shared Services Agreement with Walker Digital. The Walker Digital lease will expire in September of 2015. The annual rent for the office space occupied by us is approximately $101,670. We believe that our existing facilities are adequate to accommodate our current business needs.

LEGAL PROCEEDINGS

Below is a brief description of material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which we or any of our subsidiaries is a party or of which any of their property is the subject.

On April 11, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patent 6,199,014 in the United States District Court for the District of Delaware, Docket No. 11-309. The complaint was filed against Apple, Inc., BMW of North America LLC, Google, Inc., Mapquest, Inc. Mio Technology USA, Tom Tom, Inc., Telenav, Inc., Blusens Technology S.C., NDrive, Inc., Navman Wireless Holdings LP, Microsoft Corporation and Samsung Electronics. The complaint seeks damages and a permanent injunction. Following early stages of discovery, Walker Digital voluntarily dismissed BMW of North America LLC, Mapquest Inc., Mio Technology USA, Tom Tom, Inc., TeleNav Inc., Blusens Technology S.C., NDrive, Inc., and Navman Wireless Holdings, LP, without prejudice. Samsung Electronics and Apple, Inc., entered into a license agreement with Walker Digital on June 27, 2011 and were subsequently dismissed as defendants. Following claim construction, Walker Digital voluntarily dismissed Microsoft Corporation.

On April 11, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patent 7,801,802 in the United States District Court for the District of Delaware, Docket No. 11-311. A complaint was filed against Google, Inc., Yahoo! Inc., and Microsoft Corporation. The complaint seeks damages and a permanent injunction. Yahoo! Inc. entered into a license agreement with Walker Digital on July 11, 2012 and the case was dismissed against Yahoo!.

On April 11, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patents 5,884,272 and 5,884,270 in the United States District Court for the District of Delaware, Docket No. 11-318. The complaint was filed against MySpace, Inc., News Corporation, Friendster, Inc., LinkedIn Corporation, Buckaroo Acquisition Corporation, Criterion Capital Partners LP, Google, Inc., Tagged, Inc., and Facebook, Inc. The complaint seeks damages and a permanent injunction. Walker Digital has entered into a settlement agreement with Facebook, Inc. on July 12, 2011, Tagged, Inc. on June 22, 2012, MySpace, Inc. on December 9, 2011, Friendster, Inc. on March 12, 2012, and LinkedIn, Inc. on May 20, 2013. Walker Digital has subsequently dismissed each settling party respectively from this matter. On October 4, 2013, Google, Inc. filed a petition for review with the Patent and Trademark Officer regarding certain claims of U.S. Patent 5,884,270.

On April 11, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patents 6,138,105 and 6,601,036 in the United States District Court for the District of Delaware, Docket No. 11-320. The complaint was filed against American Airlines, Inc., Amazon, Inc., Best Buy Co., Inc., Bestbuy.com, LLC, BBY Solutions, Inc., Dell, Inc., Delta Airlines, Inc., Expedia, Inc., Hewlett-Packard Company, Sony Electronics, Inc. and Wal-Mart Stores, Inc. The complaint seeks damages and a permanent injunction. Dell, Inc. entered into a settlement agreement with Walker Digital on July 12, 2011 and was subsequently dismissed by Walker Digital from this matter. After further review of the alleged infringing product, Walker Digital voluntarily dismissed Best Buy Co., Inc., BBY Solutions, Inc., and Sony Electronics, Inc. A stay closing the case as to American Airlines was ordered by the court pending resolution of bankruptcy filed by the defendant.

On April 11, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patent 6,263,505 in the United States District Court for the District of Delaware, Docket No. 11-321. The complaint was filed against Ayre Acoustics, Inc., Best Buy Co., Inc., D&M Holdings U.S. Inc., Denon Electonics (USA), LLC, Funai Corporation, Inc., Haier America Trading, LLC, Harman International Industries, Inc., JVC Americas Corporation, LG Electronics USA, Inc., Marantz America, Inc., Onkyo USA Corporation, Oppo Digital, Inc., Orion Electric America, Inc., Panasonic Corporation of North America, Philips Electronics North America Corporation, Pioneer Electronics (USA) Inc., Samsung Electronics America, Sharp Electronics Corporation, Sherwood America Inc., Sony Corporation of America, Sony Electronics, Inc., Technicolor USA, Inc., (d/b/a RCA), Toshiba America Information Systems, Inc., Vizio, Inc., Yamaha Corporation of America, Bestbuy.com, LLC and Best Buy Stores, L.P. The complaint seeks damages and a permanent injunction. Walker Digital entered into a settlement agreement with Toshiba America Information Systems, Inc. on September 14, 2011, Oppo Digital, Inc. on October 11, 2011, Yamaha Corporation of America on December 7, 2011, Denon Electonics (USA), LLC on February 3, 2012, Orion America, Inc. on February 15, 2012, Sherwood America, Inc. on March 2, 2012, Harman International Industries, Inc. and Philips Electronics North America Corporation on March 8, 2012, Samsung Electronics America on June 13, 2012, Pioneer Electronics (USA) Inc and Onkyo USA Corporation on June 27, 2012, LG Electronics USA on June 28, 2012, Sharp Electronics Corporation on July 2, 2012, Panasonic Corporation of North America on November 6, 2012. Walker Digital subsequently dismissed each licensee respectively from this matter.

On April 12, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patent 7,924,323 in the United States District Court for the District of Delaware, Docket No. 11-326. The complaint was filed against Canon U.S.A. Inc., Casio America, Inc., Eastman Kodak Co., Eye-Fi, Inc., Fujifilm U.S.A, Inc., Nikon, Inc., Olympus America, Inc., Pentax of America, Inc., Ricoh Americas Corporation, Samsung Electronics America, Sanyo North America Corporation, Sony Corporation of America and Sony Electronics, Inc. The complaint seeks damages and a permanent injunction. Walker Digital entered into a settlement agreement with Nikon, Inc. on December 19, 2011, Samsung Electronics America on June 13, 2012 and Canon U.S.A. Inc. on March 5, 2013. Walker Digital subsequently dismissed each licensee respectively from this matter.

On April 15, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patents 5,884,272 and 5,884,270 in the United States District Court for the District of Delaware, Docket No. 11-340. The complaint was filed against Criterion Capital Partners LLC, and Bebo, Inc. The complaint seeks damages and a permanent injunction.

On April 22, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patent 5,970,470 in the United States District Court for the District of Delaware, Docket No. 11-362. The complaint was filed against Amazon.com, Inc. The complaint seeks damages and a permanent injunction.

On April 25, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patents 6,224,486 and 6,425,828 in the United States District Court for the District of Delaware, Docket No. 11-368. The complaint was filed against 2K Games, Inc., 2K Sports, Inc., Capcom Entertainment, Inc., Capcom U.S.A, Inc., Electronic Arts, Inc., Konami Digital Entertainment, Inc., Microsoft Corporation, Rockstar Games, Inc., Sega of America Inc., Sony Computer Entertainment America LLC, Square Enix of America Holdings, LLC, Square Enix, Inc., Take-Two Interactive Software, Inc., THQ Inc. and Ubisoft, Inc. The complaint seeks damages and a permanent injunction. Walker Digital has entered into a settlement agreement with Electronic Arts, Inc. on July 24, 2012, Take-Two Interactive Software, Inc., 2K Games, Inc., 2K Sports, Inc. and Rockstar Games, Inc. on August 2, 2012, and Konami Digital Entertainment, Inc. and Square Enix, Inc. on December 28, 2012, and Ubisoft, Inc., Sega of America, Inc. and Capcom U.S.A. on September 1, 2013. Walker Digital has subsequently dismissed each settling party respectively from this matter.

On April 26, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patent 7,933,893 in the United States District Court for the District of Delaware, Docket No. 11-369. The complaint was filed against Google, Inc., Microsoft Corporation, Amazon.com, Inc., and Vibrant Media. The complaint seeks damages and a permanent injunction. Walker Digital voluntarily dismissed Google, Inc., Microsoft Corporation and Amazon.com, Inc.

On August 8, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patents 6,110,041 and 6,293,866 in the United States District Court for the District of Delaware, Docket No. 11-696. The complaint was filed against Microsoft Corporation, Sony Computer Entertainment America LLC, Sony Network Entertainment America, Inc., and Sony Network Entertainment International LLC. The complaint seeks damages and a permanent injunction. Walker Digital voluntarily dismissed Sony Network Entertainment America, Inc.

On October 18, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patent 8,041,711 in the United States District Court for the District of Delaware, Docket No. 11-989. The complaint was filed against Google, Inc. The complaint seeks damages and a permanent injunction.

On October 18, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patent 8,041,711 in the United States District Court for the District of Delaware, Docket No. 11-990. The complaint was filed against Amazon.com, Inc. The complaint seeks damages and a permanent injunction.

On October 18, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patent 8,041,711 in the United States District Court for the District of Delaware, Docket No. 11-991. The complaint was filed against Microsoft Corporation. The complaint seeks damages and a permanent injunction.

On October 18, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patents 8,041,711 in the United States District Court for the District of Delaware, Docket No. 11-993. The complaint was filed against Vibrant Media, Inc. The complaint seeks damages and a permanent injunction.

On January 16, 2013, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patents 6,381,582 in the United States District Court for the District of Delaware, Docket No. 13-096. The complaint was filed against Wal-Mart Stores, Inc. The complaint seeks damages and a permanent injunction.

On January 16, 2013, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patents 6,381,582 in the United States District Court for the District of Delaware, Docket No. 098. The complaint was filed against Paynearme, Inc., 7-Eleven, Inc. and Amazon.com, Inc. The complaint seeks damages and a permanent injunction.

FINANCIAL STATEMENTS

For the Three Months and Nine Months Ended September 30, 2013 and 2012 (Unaudited)

PATENT PROPERTIES, INC. AND SUBSIDIARY

Page
Condensed Interim Financial Statements
Condensed Consolidated Interim Balance Sheets as of September 30, 2013 (Unaudited) and December 31, 2012	36
Condensed Consolidated Interim Statements of Operations for the three months and nine months ended September 30, 2013 and September 30, 2012 (Unaudited)	37
Condensed Consolidated Interim Statements of Cash Flows for the nine months ended September 30, 2013 and September 30, 2012 (Unaudited)	38
Notes to the Condensed Consolidated Interim Financial Statements	40 - 48

PATENT PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current Assets:
Cash	$26,580	$—
Accounts receivable, net	19	3,663
Prepaid and other current assets	460	164

Total current assets	27,059	3,827
Other Assets:
Investments, at cost	250	250

TOTAL ASSETS	$27,309	$4,077

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$176	$465
Accrued expenses	1,284	1,684

TOTAL LIABILITIES	1,460	2,149
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 15,000,000 shares authorized
Series B Convertible Preferred stock, $0.001 par value, 14,999,000 shares designated, issued and outstanding	15	15
Common stock, $0.001 par value, 100,000,000 shares authorized; 21,134,744 and 7,667,667 shares issued as of September 30, 2013 and December 31, 2012, respectively	21	8
Treasury stock, at cost	(840)	—
Additional paid-in capital	33,402	(23)
Accumulated deficit	(6,749)	1,928

TOTAL STOCKHOLDERS’ EQUITY	25,849	1,928

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$27,309	$4,077

The accompanying unaudited notes are an integral part of these condensed consolidated financial statements.

PATENT PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Licensing fees	$956	$6,187	$2,080	$15,657
Patent sales	—	—	—	1,600

Total revenues	956	6,187	2,080	17,257
Cost of revenues:
Legal and consulting contingency fees	416	2,899	803	6,762
Other legal and consulting fees	326	753	1,269	1,973
Electronic data set-up fees	—	—	—	1,600

Total cost of revenue	742	3,652	2,072	10,335

Net revenue	214	2,535	8	6,922

Operating expenses:
Compensation and benefits	1,456	1,296	2,052	2,659
Professional fees	5,582	—	5,874	—
Patent expenses	213	162	620	620
General and administrative	69	44	139	130

Total operating expenses	7,320	1,502	8,685	3,409

Net income (loss)	$(7,106)	$1,033	$(8,677)	$3,513

Net income (loss) per common share:
Basic	$(0.76)	$0.13	$(1.06)	$0.46
Diluted	$(0.76)	$0.05	$(1.06)	$0.15
Weighted average common shares outstanding:
Basic	9,310,882	7,667,667	8,221,424	7,667,667
Diluted	9,310,882	22,666,667	8,221,424	22,666,667
PRO FORMA COMPUTATION RELATED TO CONVERSION TO CORPORATION FOR INCOME TAX PURPOSES (unaudited):
Historical income (loss)	(7,106)	1,033	(8,677)	3,513
Pro forma benefit (provision) for income taxes	2,842	(413)	3,471	(1,405)

Pro forma income (loss)	(4,264)	620	(5,206)	2,108

Pro forma weighted average basic shares outstanding	9,310,882	7,667,667	8,221,424	7,667,667
Pro forma weighted average diluted shares outstanding	9,310,882	22,666,667	8,221,424	22,666,667
Pro forma basic earnings (loss) per share	$(0.46)	$0.08	$(0.63)	$0.27
Pro forma diluted earnings (loss) per share	$(0.46)	$0.03	$(0.63)	$0.09

The accompanying unaudited notes are an integral part of these condensed consolidated financial statements.

PATENT PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Dollars in Thousands)

(Unaudited)

							Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Series B Convertible Preferred Stock		Common Stock		Treasury Stock, at Cost
	Shares	Amount	Shares	Amount	Shares	Amount
Balance December 31, 2012	14,999,000	15	7,667,667	8	—	—	(23)	1,928	1,928

Net assets received and shares outstanding at time of reverse merger completed on September 18, 2013	—	—	6,552,352	7	354,592	(713)	15,922		15,216
Net contribution to related party shareholder	—	—	—	—	—	—	290	—	290
Incentive shares vested – financial advisor	—	—	1,325,776	1	—	—	4,440	—	4,441
Incentive shares granted – Vendor	—	—	1,445,000	1	—	—	342		343
Incentive shares vested – employees	—		183,334	—	—	—	614		614
Repurchase of treasury shares at cost					38,580	(127)	127		—
Issuance of 3,960,615 shares common stock and 1,980,318 warrants, net of cost of $0.2 million	—		3,960,615	4	—	—	11,690		11,694
Net loss				—		—		(8,677)	(8,677)

Balance September 30, 2013	14,999,000	$15	21,134,744	$21	393,172	$(840)	$33,402	$(6,749)	$25,849

The accompanying unaudited notes are an integral part of these condensed consolidated financial statements.

PATENT PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash Flows From Operating Activities:
Net income (loss)	$(8,677)	$3,513
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Net contribution (distribution) to related party shareholder	290	(4,701)
Stock based compensation	5,398	—
Cash provided by operating activities:
Changes in operating assets and liabilities :
Decrease (increase) in:
Accounts receivable, net	3,657	655
Prepaid and other current assets	(208)	42
Increase (decrease) in:
Accounts payable	(289)	(217)
Accrued expenses	(679)	708

Net cash provided by (used in) operating activities	(508)	—
Cash Flows From Investing Activities:
Cash received in reverse merger transaction	15,394	—

Net cash provided by (used in) investing activities	15,394	—
Cash Flows From Financing Activities:
Issuance of common stock and warrants, net of cost	11,694

Net cash provided by (used in) financing activities	11,694	—
Net change in cash	$26,580	—

Cash:
Beginning	$—	$—
Ending	$26,580	$—
Supplemental non-cash information
Purchase of assets and liabilities in connection with reverse merger:
Accounts receivable, net	$13	—

Prepaid and other current assets	$88	—

Accrued expenses	$(279)	—

The accompanying unaudited notes are an integral part of these condensed consolidated financial statements.

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Organization

Patent Properties, Inc. and Subsidiaries (the “Company”) was previously known as GlobalOptions Group, Inc. (a Delaware corporation) with a wholly owned subsidiary GlobalOptions, Inc. On July 11, 2013, the Company entered into an Agreement and Plan of Merger with GO Merger Sub LLC, a wholly-owned subsidiary of the Company (“Merger Sub”), Walker Digital, LLC (“Walker Digital”) and Walker Digital Holdings, LLC, a wholly-owned subsidiary of Walker Digital (“Walker Holdings”) pursuant to which, on September 18, 2013 (the “Closing Date”), Merger Sub merged with and into Walker Holdings (the “Merger”), with Walker Holdings surviving the Merger and becoming a wholly-owned subsidiary of the Company (the “Merger Agreement). Subsequent to the Closing Date, the Company changed its name from GlobalOptions Group, Inc. to Patent Properties, Inc. and Walker Holdings changed its name to Inventor Holdings, LLC (“IH LLC”).

The Merger was a reverse merger that was accounted for as a recapitalization of IH LLC as IH LLC is the accounting acquirer. Accordingly, the historical financial statements presented are the financial statements of IH LLC.

Walker Digital Licensing and Enforcement (“Walker Licensing”), a business segment of Walker Digital, develops and commercializes patents and other intellectual property assets created by Walker Digital, the research and development lab founded and led by Jay Walker. Immediately prior to the merger, as more fully disclosed below, Walker Digital transferred the intellectual property assets created by Walker Digital to the newly-formed entity named IH LLC.

Pursuant to the terms and conditions of the Merger Agreement, on the Closing Date, Merger Sub was merged with and into IH LLC in accordance with the Delaware Limited Liability Company Act. All of the issued and outstanding membership interests in IH LLC were converted into 14,999,000 shares of the Company’s newly-designated Series B Convertible Preferred Stock, par value $0.001 per share, and 7,667,667 shares of our common stock, par value $0.001 per share (collectively, the “Merger Consideration”). As a result of the Merger, Walker Digital acquired 37% percent of our issued and outstanding common stock and 100% of the Company’s issued and outstanding Series B Convertible Preferred Stock (and, assuming conversion of all such shares of Series B Convertible Preferred Stock, 64%, of our issued and outstanding common stock) and IH LLC became our wholly-owned subsidiary. As a result of the Merger, Walker Digital has 87.4% controlling voting interest. The Company is now a holding company with primary operations conducted through IH LLC, although we anticipate that IH LLC will transfer a patent licensing system to us or another of our subsidiaries. Although we have not yet completed development of the system and while no assurances may be given that it will be completed and able to be commercialized to create value for us, we believe that patent licensing is a large market characterized by significant price inefficiency and discontinuity between the participating parties. Shares received by Walker Digital are subject to lock-up agreements whereby such shares cannot be sold or transferred for a period of one year following the Closing Date, other than to affiliates and to current and former officers or members of Walker Digital and its affiliates (and on the condition such transferees enter into a similar lock-up agreement), upon a pledge of such securities (and on condition such pledgee will enter into a similar lock-up agreement) or in a secondary sale contemplated in connection with the merger. Walker Digital may also receive an additional 2,166,667 shares subject to certain performance conditions.

Substantially with the closing of the Merger, the Company completed the closing of a private placement (the “Placement”) of units, each consisting of one newly issued share of common stock and one warrant to purchase half a share of newly issued common stock, at the price of $3.00 per unit, to unaffiliated, accredited third parties. The investors in the Placement collectively purchased 3,960,615 shares of common stock and warrants to purchase 1,980,318 shares of common stock for consideration, net of offering costs of $0.2 million, of $11.7 million. The warrants (the “Warrants”) issued to the investors are exercisable for a period of three years at a purchase price of $3.00 per share of common stock and are subject to a call that permits the Company to redeem the Warrants if the closing price of the common stock of the Company equals or exceeds $6.00 per share for any 20 trading days within any period of 30 consecutive trading days.

Nature of Business

The Company develops, licenses and otherwise enforces patented technologies. The Company generates revenues from the granting of intellectual property rights for the use of, or pertaining to, patented technologies. The Company also monetizes its intellectual property to include the sale of select patent assets. Patent protection is a key part of the Company’s business model, because it provides the Company with a period of exclusive ownership during which the Company can recoup risk capital and generate a profit from inventions. As an entrepreneurially driven entity, the Company is committed to a flexible approach when it comes to business models, deal terms and allocations of risk.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information, the instructions to Form 10-Q and the rules and regulations of the SEC. Accordingly, since they are interim statements, the accompanying condensed consolidated financial statements do not include all of the information and notes required by GAAP for annual financial statements, but reflect all adjustments consisting of normal, recurring adjustments, that are necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. In the opinion of the Company’s management, all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for the periods presented have been included. Interim results are not necessarily indicative of results for a full year. The condensed consolidated financial statements and notes should be read in conjunction with the financial statements and notes for the year ended December 31, 2012 included in the Company’s Form 8-K filed with the Securities and Exchange Commission on August 1, 2013.

The Merger was accounted for as a “reverse merger.” Furthermore, the Merger was deemed to be a recapitalization of IH LLC, and as such, all capital accounts have been restated as if the Merger had occurred prior to the earliest period presented. IH LLC was deemed to be the acquirer in the Merger for accounting purposes. Consequently, the assets and liabilities and the historical operations of the Company that are reflected in the condensed consolidated financial statements prior to the Merger are those of IH LLC, and the condensed consolidated financial statements of the Company after completion of the Merger include the assets and liabilities of IH LLC, historical operations of IH LLC and operations of IH LLC from the Closing Date of the Merger.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements. Actual results could differ from these estimates.

Earnings per Share

Basic earnings per share (“EPS”) is computed by dividing net income applicable to common stock by the weighted-average number of common shares outstanding less unvested restricted stock of 1,445,000 shares.

For purposes of calculating basic and diluted earnings per share, vested restricted stock awards are considered outstanding. Under the treasury stock method, diluted EPS reflects the potential dilution that could occur if securities or other instruments that are convertible into common stock were exercised or could result in the issuance of common stock. The following financial instruments were not included in the diluted loss per share calculation for the three and nine month periods ended September 30, 2013 because their effect was anti-dilutive:

As of September 30, 2013
Common stock options	200,000
Common stock warrants	1,980,308
Restricted stock	1,445,000
Preferred stock	14,999,000

Excluded potentially dilutive securities	18,624,308

For the three and nine month periods ended September 30, 2012, diluted earnings per share includes the dilutive effects of 14,999,000 shares of preferred stock convertible into 14,999,000 shares of common stock using the if converted method.

Revenue Recognition

Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been substantially performed pursuant to the terms of the arrangement, (iii) amounts are fixed or determinable, and (iv) the collectability of amounts is reasonably assured.

Licensing Fees

We derive the majority of our revenue from patent licensing. In general, these revenue arrangements provide for the payment of contractually determined fees in consideration for the grant of certain intellectual property rights for patented technologies owned or controlled by the Company. These rights typically include some combination of the following: (i) the grant of a non-exclusive, retroactive and future license to manufacture and/or sell products covered by patented technologies owned or controlled by the Company’s operating subsidiaries, (ii) a covenant-not-to-litigate, (iii) the release of the licensee from certain claims, and (iv) the dismissal of any pending litigation. The intellectual property rights granted may be perpetual in nature, extending until the expiration of the related patents, or can be granted for a defined, relatively short period of time, with the licensee possessing the right to renew the agreement at the end of each contractual term for an additional minimum upfront payment. The Company recognizes licensing fees when there is persuasive evidence of a licensing arrangement, fees are fixed or determinable, delivery has occurred and collectability is reasonably assured.

Patent Sales

All patents have been internally developed. Research and development cost, if any, are expensed as incurred. The Company monetizes its intellectual property to include the sale of select patent assets. As patent sales represents a component of the Company’s ongoing major or central operations and activities, the Company records the related proceeds as revenue. The Company recognizes the patent sales revenue when there is persuasive evidence of a sales arrangement, fees are fixed or determinable, delivery has occurred and collectability is reasonably assured. These requirements are generally fulfilled upon closing of the patent sale transaction.

Amounts related to revenue arrangements that do not meet the revenue recognition criteria described above are deferred until the revenue recognition criteria are met.

The Company assesses the collectability of fees receivable based on a number of factors, including past transaction history and credit-worthiness of licensees. If it is determined that collection is not reasonably assured, the fee is recognized when collectability becomes reasonably assured, assuming all other revenue recognition criteria have been met.

Cost of Revenues

Cost of revenues include the costs and expenses incurred in connection with the Company’s patent licensing activities, including contingent legal fees paid to external litigation counsel, licensing related research, consulting and other expenses paid to third parties. These costs are included under the caption “Cost of Revenues” in the accompanying Condensed Consolidated Statements of Operations.

Contingent Legal and Consulting Fees

Contingent legal and consulting fees are expensed in the Condensed Consolidated Statements of Operations in the period that the related revenues are recognized. In instances where there are no recoveries from potential infringers, no contingent legal and consulting fees are required to be paid; however, the Company may be liable for certain out of pocket legal and consulting costs incurred pursuant to the underlying legal and consulting services agreement. Legal fees advanced by contingent law firms, if any, that are required to be paid in the event that no license recoveries are obtained are expensed as incurred and included in liabilities in the Condensed Consolidated Balance Sheets.

Investments

In cases where the Company’s investment is less than 20% of the outstanding voting stock and significant influence does not exist, the investment is carried at cost.

Income Taxes

As a result of the Merger, beginning on September 18, 2013, the Company’s results of operations are taxed as a C Corporation. Prior to the Merger, the Company’s operations were taxed as a limited liability company, whereby the Company elected to be taxed as a partnership and the income or loss was required to be reported by each respective member on their separate income tax returns. Therefore, no provision for income taxes has been provided in the accompanying condensed consolidated financial statements for periods prior to September 18, 2013.

The unaudited pro forma computation of income tax (benefit) included in the Condensed Consolidated Statements of Operations, represents the tax effects that would have been reported had the Company been subject to U.S. federal and state income taxes as a corporation for all periods presented. Pro forma taxes are based upon the statutory income tax rates and adjustments to income for estimated permanent differences occurring during each period. Actual rates and expenses could have differed had the Company actually been subject to U.S. federal and state income taxes for all periods presented. Therefore, the unaudited pro forma amounts are for informational purposes only and are intended to be indicative of the results of operations had the Company been subject to U.S. federal and state income taxes as a corporation for all periods presented.

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company estimates the degree to which tax assets and credit carryforwards will result in a benefit based on expected profitability by tax jurisdiction. A valuation allowance for such tax assets and loss carryforwards is provided when it is determined to be more likely than not that the benefit of such deferred tax asset will not be realized in future periods. Tax benefits of operating loss carryforwards are evaluated on an ongoing basis, including a review of historical and projected future operating results, the eligible carryforward period, and other circumstances. If it becomes more likely than not that a tax asset will be used, the related valuation allowance on such assets would be reduced.

Revenue Concentrations

The Company considers significant revenue concentrations to be counterparties who account for 10% or more of the total revenues generated by the Company during the period. The Company had three such counterparties who accounted for 89% of total revenues during the nine months ended September 30, 2013 and two such counterparties who accounted for 41% of total revenues during the nine months ended September 30, 2012. During the three months ended September 30, 2013, the Company only had one settlement with one counterparty and during the three months ended September 20, 2012, the Company had settlements with three counterparties who accounted for 74% of total revenues.

Stock Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on interim financial reporting dates and vesting dates until the service period is complete. The fair value amount is then recognized over the period services are required to be provided in exchange for the award, usually the vesting period. The Company recognizes stock-based compensation expense on a graded-vesting basis over the requisite service period for each separately vesting tranche of each award. Stock-based compensation expense is reflected within operating expenses in the condensed consolidated statements of operations.

Net Contribution (Distribution) to Related Party Shareholder

Net contribution (distribution) to related party shareholder consists of non-cash net transfers to/from Walker Digital in relation to cash pooling and various allocations.

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a significant effect to the accompanying condensed consolidated financial statements.

NOTE 3 – INVESTMENTS

The Company received 57,000 shares of common stock in Tagged, Inc. as part of payment in connection with a license agreement. The par value per share is $.0001. If on liquidation date (i.e. public offering or change of control), the grant value of the stock is less than $250 thousand (“grant value” or “floor value”), Tagged will pay the Company the difference between the $250 thousand floor value and the grant value. The investment is carried at cost.

NOTE 4 – SHARED SERVICES AGREEMENT

In connection with the Merger, the Company entered into a Shared Services Agreement (“Shared Services Agreement”) with Walker Digital Management (“WDM”), which became effective at the closing of the Merger. The cost of such services varies monthly based on the terms of the Shared Services Agreement. The Company incurred a nominal amount of cost under this Shared Services Agreement from the Closing of the Merger through September 30, 2013. The incurred expenses prior to the Closing of the Merger, including but not limited to executive compensation, information technology services and supplies, administrative and general services and supplies and rent and utilities, are based either on specific attribution of those expenses or, where necessary and appropriate, based on the Company’s best estimate of an appropriate proportional allocation.

The following table represent expenses contributed by WDM on behalf of the Company and expenses incurred under the Shares Services Agreement:

(dollars in thousands)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012
Operating Expenses:
Rent and Utilities	$19	$28	$63	$84
Compensation and benefits	596	1,085	769	1,759
Insurance	1	—	1	5
Telephone	1	2	6	8
Office Services and Supplies	18	7	32	19
Other	2	8	8	14

Total Operating Expenses:	$637	$1,130	$879	$1,889

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Leases

The Company’s corporate headquarters is located at Two High Ridge Park, Stamford, Connecticut. The Company leases space pursuant to the Shared Services Agreement. The lease will expire in September of 2015. The annual rent for the office space occupied by the Company is approximately $0.1 million.

Effective September 18, 2013, the Company assumed a lease agreement for office space in New York, New York. The monthly cost is approximately $5,000 per month. Under this agreement, which expires on June 30, 2015, the Company may terminate the agreement at any time, with 90 days advance notice. On September 27, 2013, the Company exercised the 90 days advance notice option and accordingly the lease will terminate December 31, 2013.

Litigation

The Company is subject to claims, counterclaims and legal actions that arise in the ordinary course of business. Management believes that the ultimate liability with respect to these claims and legal actions, if any, will not have a material effect on the Company’s financial position, results of operations or cash flows. The Company recognizes a liability for a contingency when it is probable that liability has been incurred and when the amount of loss can be reasonably estimated. When a range of probable loss can be estimated, the Company accrues the most likely amount of such loss, at no less than the minimum of the range. As of September 30, 2013 and December 31, 2012, the litigation accrual was zero.

NOTE 6 – EQUITY

As of September 30, 2013, the Company had authorized and issued an aggregate of 100,000,000 shares of common stock, par value $0.001 per share. In addition, as of September 30, 2013. The Company, had authorized and issued an aggregate of 15,000,000 shares of preferred stock, par value $0.001 per share, 14,999,000 shares of which have been designated Series B Convertible Preferred Stock. As of September 30, 2013, there were 21,134,744 shares of the Company’s common stock issued and 20,741,572 outstanding. As of September 30, 2013, 14,999,000 shares of the Company’s Series B Convertible Preferred Stock were issued and outstanding.

Description of our Common Stock

The holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds pari passu with the holders of our Series B Convertible Preferred Stock, on an as-converted to common stock basis.

Upon liquidation, dissolution or winding-up of our company, the holders of our common stock and the holders of the Series B Convertible Preferred Stock, based on the number of shares of our common stock into which the Series B Convertible Preferred Stock is convertible, are entitled to share ratably in all assets of our company which are legally available for distribution, after payment of or provision for all actual and potential liabilities and the liquidation preference of any outstanding preferred stock bearing such a preference, of which currently there are none. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Description of Our Series B Convertible Preferred Stock

Holders of our Series B Convertible Preferred Stock are entitled at any time to convert their shares of Series B Convertible Preferred Stock into an equal number of shares of our common stock, subject to adjustment in the event of a stock dividend, subdivision or combination of our common stock. Upon liquidation, dissolution or winding-up of our Company, the holders of our common stock and the holders of the Series B Convertible Preferred Stock, based on the number of shares of our common stock into which the Series B Convertible Preferred Stock is convertible, are entitled to share ratably in all assets of our company which are legally available for distribution, after payment of or provision for all actual and potential liabilities and the liquidation preference of any outstanding preferred stock bearing such a preference, of which currently there are none. In the event of any liquidation, dissolution or winding up of us, our assets legally available for distribution will be distributed ratably among the holders of the Series B Convertible Preferred Stock and our common stock, based on the number of shares of our common stock into which the Series B Convertible Preferred Stock is convertible. The holders of our Series B Convertible Preferred Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds, pari passu on an as-converted to common stock basis with the amount of such dividends to be distributed to the holders of our common stock immediately prior to the declaration of such dividend or distribution. The shares of Class B Convertible Preferred Stock will vote together with our common stock on all matters where stockholders are entitled to vote. The holders of shares of Series B Convertible Preferred Stock are entitled to cast an aggregate of 80.0% of the total votes that may be cast with respect to any such matter, including the election of all directors.

Equity Transactions

On September 18, 2013 (“Closing Date”), the Company issued to Walker Digital 7,667,667 shares of the Company’s common stock and 14,999,000 shares of Series B Convertible Preferred Stock resulting in Walker Digital receiving approximately 37% of the issued and outstanding shares of our common stock and all of our issued and outstanding shares of Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock may be converted into one share of common stock at any time and from time to time. Walker Digital may also receive an additional 2,166,667 shares subject to certain performance conditions. The Company received $15.4 million in connection with the Merger.

On September 18, 2013, the Company completed the closing of a private placement (the “Placement”) of units, each consisting of one newly issued share of common stock and one warrant to purchase half a share of newly issued common stock, at the price of $3.00 per unit, to unaffiliated, accredited third parties. The investors in the Placement collectively purchased 3,960,615 shares of common stock and warrants to purchase 1,980,318 shares of common stock for consideration, net of offering costs of $11.7 million. The warrants (the “Warrants”) issued to the investors are exercisable for a period of three years at a purchase price of $3.00 per share of common stock and are subject to a call that permits the Company to redeem the Warrants if the closing price of the common stock of the Company equals or exceeds $6.00 per share for any 20 trading days within any period of 30 consecutive trading days.

On July 10, 2013, the Company issued to Broadband Capital Management, LLC (“BCM”) 1,325,776 shares of restricted common stock as consideration for BCM’s services in connection with the Merger. The common stock vested on September 18, 2013. The fair value of this award amounted to $4.4 million based upon the closing stock price on the Closing date. The Company recorded the fair value of this award as a component of professional fees.

On September 18, 2013, The Company issued to each of Dr. Schiller and Mr. Nyweide 100,000 and 83,334 shares of common stock, respectively. Such shares were fully vested and issued upon the closing of the Merger. The fair value of this award amounted to $0.6 million based upon the closing stock price on the Closing date. The Company recorded the fair value of this award as a component of compensation and benefits.

On September 18, 2013, in connection with the amendment of a service agreement with a vendor pursuant to which the vendor reduced its future fees, the Company issued 1,445,000 shares of common stock to the vendor. The common stock will vest in six months from the Closing date. The Company recorded the pro rata portion of this non-employee award as a component of professional fees. The amounts recorded to such award were $0.3 million for both the three and nine months ended September 30, 2013.

Registration Rights

On September 18, 2013, upon the closing of a private placement (the “Placement”) of newly issued shares of the Company’s common stock and warrants, the Company entered into a registration rights agreement (the “Offering Registration Rights Agreement”) with the investors participating in the Placement. Under the terms of the Offering Registration Rights Agreement, the Company committed to file a registration statement covering the resale of the common stock issued in the Placement, as well as the common stock issuable on exercise of the warrants, within 30 calendar days from the Closing Date of the Placement (the “Filing Deadline”) and to use reasonable best efforts to cause the registration statement to become effective no later than the earlier of: (i) the 90th calendar day following the Closing Date, provided , that, if the Commission reviews and has written comments to the filed registration statement, then such date shall be the 180th calendar day following the Closing Date, and (ii) the 5th trading day following the date on which we are notified by the Commission that the registration statement will not be reviewed or is no longer subject to further review and comments and the effectiveness of the registration statement may be accelerated (the “Effective Deadline”).

In the Offering Registration Rights Agreement, the Company agreed to use reasonable best efforts to maintain the effectiveness of the registration statement until the earlier of (i) such time when all of the shares of common stock covered by such registration statement have been publicly sold by the holders and (ii) the date on which all of such shares are (A) sold pursuant to an effective registration statement; (B) are sold pursuant to Rule 144 under circumstances in which any legend borne by such shares are removed; or (C) such shares would be saleable pursuant to Rule 144 without restrictions on volume or manner of sale (which shall be no earlier than one (1) year from the Closing Date) (the “Effectiveness Period”). If (i) the registration statement is not filed on or prior to its Filing Deadline, (ii) the Company fails to have the registration statement declared effective prior to the Effective Deadline, or (iii) after the Effective Deadline, such registration statement ceases to remain continuously effective for more than 30 consecutive calendar days or more than an aggregate of 60 calendar days during any 12-month period (subject to certain grace periods), the Company will be liable to each holder, as partial liquidated damages, to pay an amount, payable monthly, equal to 1.0% of the aggregate purchase price paid by such holder in the Placement for the number of shares of unregistered shares registrable under the Offering Registration Rights Agreement then held by such holder. The maximum aggregate liquidated damages payable to a holder under the Offering Registration Rights Agreement is 10.0% of the aggregate amount of such holder’s investment in the Placement, and certain other limitations apply to the accrual of liquidated damages under the Offering Registration Rights Agreement. The liquidated damages pursuant to the terms of the Offering Registration Rights Agreement apply on a daily pro rata basis for any portion of a month prior to the cure of the event resulting in the incurrence of liquidated damages. The Company’s Form S-1 Registration Statement was filed with the Securities and Exchange Commission (the “SEC”) on October 17, 2013.

The Company accounts for our obligations under the Registration Rights Agreement in accordance with ASC 450 “Contingencies,” which requires us to record a liability if the contingent loss is probable and the amount can be estimated. At September 30, 2013, we have not recorded a liability pertaining to our obligations under the Registration Rights Agreement because the amount is not deemed probable.

NOTE 7 – STOCK BASED COMPENSATION

Stock Based Compensation to Non-employees

Stock-based compensation expense related to stock-based awards to non-employees is recognized as the stock-based awards are earned, generally through the provision of services. The Company believes that the fair value of the stock-based awards is more reliably measurable than the fair value of the services received. The fair value of the granted stock-based awards is calculated at each reporting date. On September 18, 2013, in connection with the amendment of a service agreement with a vendor pursuant to which the vendor reduced its future fees, the Company issued 1,445,000 shares of common stock to the vendor. The common stock will vest in six months from the Closing date. Stock-based compensation expense related to non-employee grants was $0.3 million for both the three and nine months ended September 30, 2013, compared to $0 for both the three and nine months ended September 30, 2012.

Stock Based Compensation to Employees

Amended and Restated 2006 Long-Term Incentive Plan (“Incentive Plan”)

The Incentive Plan provided for the issuance of up to 3,000,000 shares of the Company’s common stock. The Compensation Committee had the authority to determine the amount, type and terms of each award, but may not grant awards under the Incentive Plan, in any combination, for more than 625,000 shares of the Company’s common stock to any individual during any calendar year.

As of September 30, 2013, 1,407,342 shares of common stock remain eligible to be issued under the Incentive Plan.

On October 8, 2013, the Company amended the Incentive Plan as follows:

•	the number of shares authorized for issuance under the Incentive Plan increased from 3,000,000 to 6,000,000;

•	the number of shares that may be granted to an individual during any calendar year would be increased from 625,000 to 1,000,000; and

•	additional administrative amendments regarding certain issues arising under Section 409A of the Internal Revenue Code of 1986, as amended.

Stock Options to Employees

On March 16, 2012, the Company granted, in the aggregate, options for the purchase of 200,000 shares of its Common Stock at an exercise price of $3.05 per share, under the Incentive Plan, to two executives of the Company. The options have a term of five years and were vested on September 16, 2012. These options have an aggregate grant date fair value of approximately $322 utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of three years; volatility of 87.9%, dividends of 0%; and a risk free interest rate of 1.13%. The expected life of the options was calculated using the simplified method, using the average of the contractual term and the vesting period.

At September 30, 2013, the fair value of stock options granted by the Company has been fully amortized. A summary of the status of the Company’s stock option plans and the changes during the nine months ended September 30, 2013, is presented in the table below:

	Number of Options	Weighted Average Exercise Price (per share)	Weighted Average Remaining Contractual Life	Intrinsic Value
Options outstanding at January 1, 2013	200,000	$3.05	4.2 years	$—
Granted	—	$—
Exercised	—	$—
Forfeited	—	$—

Options outstanding at September 30, 2013	200,000	$3.05	3.5 years	$—

Exercisable, September 30, 2013	200,000	$3.05	3.5 years	$—

NOTE 8 – SUBSEQUENT EVENTS

On November 12, 2013, the Board of Directors authorized the Company to grant 1,375,000 stock options to executives for the purchase of its common stock, pursuant to their employment agreements. The Company has not granted these options as of the date of this report.

PATENT PROPERTIES, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Patent Properties, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Patent Properties, Inc. and Subsidiary as of December 31, 2012 and 2011, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Patent Properties, Inc. and Subsidiary as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As described in Note 2 of the consolidated financial statements, Patent Properties, Inc. and Subsidiary completed a share exchange with Walker Digital, LLC, the stockholder of Walker Digital Holdings, LLC on September 18, 2013 that was accounted for as a reverse merger and deemed to be a recapitalization of the Walker Digital Holdings, LLC into Patent Properties, Inc. and Subsidiary. Accordingly, the consolidated financial statements of Patent Properties, Inc. and Subsidiary reflect the assets, liabilities, revenues, and expenses directly attributable to Patent Properties, Inc. and Subsidiary, as well as allocations deemed reasonable by management of Walker Digital, LLC, to present the financial position, results of operations, changes in stockholders’ equity, and cash flows of Patent Properties, Inc. and Subsidiary on a stand-alone basis and do not necessarily reflect the financial position, results of operations, changes in stockholders’ equity, and cash flows of Patent Properties, Inc. and Subsidiary in the future or what they would have been had Patent Properties, Inc. and Subsidiary been a separate, stand-alone company during the periods presented.

/s/ Marcum LLP

New York, NY

August 1, 2013

(Except for Note 2, as to which the date is October 16, 2013)

PATENT PROPERTIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

As of December 31, 2012 and 2011

(Dollars in Thousands)

	December 31,	December 31,
	2012	2011
ASSETS
Current Assets:
Accounts receivable	$3,663	$945
Prepaid and other current assets	164	71

Total current assets	3,827	1,016
Other Assets:
Investments, at cost	250	250

TOTAL ASSETS	$4,077	$1,266

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$465	$367
Accrued expenses	1,684	299

Total current liabilities	2,149	666

TOTAL LIABILITIES	2,149	666

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 14,880,000 shares authorized, no shares issued or outstanding	—	—
Series D convertible preferred stock, non-voting, $0.001 par value, 100,000 shares authorized, no shares issued or outstanding	—	—
Series A junior participating preferred stock, $0.001 par value, 20,000 shares authorized, no shares issued or outstanding	—	—
Series B Convertible Preferred stock, $0.001 par value, 15,000,000 shares authorized, 14,999,000 shares issued or outstanding	15	15
Common stock, $0.001 par value, 100,000,000 shares authorized; 7,667,667 shares issued and outstanding	8	8
Additional paid-in capital	(23)	(23)
Retained earnings	1,928	600

TOTAL STOCKHOLDERS’ EQUITY	1,928	600

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,077	$1,266

The accompanying notes are an integral part of these consolidated financial statements.

PATENT PROPERTIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31, 2012 and 2011

(Dollars in Thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2012	2011
Revenues:
Licensing fees	$17,852	$26,480
Patent sales	14,450	5,300

Total revenues	32,302	31,780

Cost of revenues:
Legal and consulting contingency fees	10,763	9,686
Other legal and consulting fees	3,218	1,917
Patent prosecution costs	314	31
Electronic data set-up fees	2,400	1,600

Total cost of revenue	16,695	13,234

Net revenue	15,607	18,546
Operating expenses
Patent expenses	498	780
Salaries and benefits	3,643	2,813
General and administrative	168	156

Total operating expenses	4,309	3,749

Net income	$11,298	$14,797

Net income per common share:
Basic	$1.47	$1.93

Diluted	$0.50	$0.65

Weighted average common shares outstanding:
Basic	7,667,667	7,667,667
Diluted	22,666,667	22,666,667

PRO FORMA COMPUTATION RELATED TO CONVERSION TO

C CORPORATION FOR INCOME TAX PURPOSES

(unaudited):

Historical income	$11,298	$14,797
Pro forma provision for income taxes	(4,519)	(5,919)

Pro forma income	$6,779	$8,878

Pro forma weighted average basic shares outstanding	7,667,667	7,667,667
Pro forma weighted average diluted shares outstanding	22,666,667	22,666,667
Pro forma basic earnings per share	$0.88	$1.16
Pro forma diluted earnings per share	$0.30	$0.39

The accompanying notes are an integral part of these consolidated financial statements.

PATENT PROPERTIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2012 and 2011

(Dollars in Thousands)

	Series B Convertible Preferred Stock		Common Stock		Additional Paid-in	Retained	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
Balance January 1, 2011	14,999,000	$15	7,667,667	$8	$(23)	$—	$—

Net income						14,797	14,797
Net distributions to related party shareholder						(14,197)	(14,197)

Balance December 31, 2011	14,999,000	15	7,667,667	8	(23)	600	600
Net income						11,298	11,298
Net distributions to related party shareholder						(9,970)	(9,970)

Balance December 31, 2012	14,999,000	15	7,667,667	8	(23)	1,928	1,928

The accompanying notes are an integral part of these consolidated financial statements.

PATENT PROPERTIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2012 and 2011

(Dollars in Thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2012	2011
Cash Flows From Operating Activities:
Net income	$11,298	$14,797
Adjustments to reconcile net income
Net distributions to related party shareholder	(9,970)	(14,197)
Cash provided by operating activities:
Revenue received as an equity investment	—	(250)
Changes in operating assets and liabilities :
(Increase) in:
Accounts receivable	(2,718)	(945)
Prepaid and other current assets	(93)	(71)
Increase in:
Accounts payable	98	367
Accrued expenses	1,385	299

Net cash used in (provided by) operating activities	—	—

Cash Flows From Investing Activities:	—	—
Cash Flows From Financing Activities:	—	—
Net change in cash	—	—
Cash:
Beginning	—	—

Ending	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

PATENT PROPERTIES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Organization

Patent Properties, Inc. (The “Company”) was previously known as Global Options Group, Inc. and Subsidiary, formerly Walker Digital Licensing and Enforcement business segment (“Walker Licensing” or “the Company”) develops and commercializes patents and other intellectual property assets created by Walker Digital, LLC, the research and development lab founded and led by Jay Walker. Immediately prior to the merger, as more fully disclosed below, Walker Digital, LLC, a Delaware limited liability company, (“Walker Digital” or “Parent”) will transfer the intellectual property assets created by Walker Digital to a newly-formed entity named Walker Digital Holdings, LLC (“Walker Holdings”).

On July 11, 2013, Walker Licensing, Walker Digital and Walker Holdings entered into a merger agreement setting out, among other things, the terms under which the proposed merger transaction will be undertaken. Under the transaction, all of the outstanding membership interests of Walker Holdings will be exchanged for shares of Walker Licensing common stock and shares of a new Series B Preferred Stock of Walker Licensing, resulting in Walker Digital receiving approximately 70.79% of the economic interest and not less than 80% of the voting interest in Walker Licensing (the “Share Exchange”). The shares of common stock to be received by Walker Digital will be subject to lock-up agreements whereby such shares cannot be sold or transferred for a period of one year following closing, other than to affiliates and to current and former officers or members of Walker Digital and its affiliates (and on the condition such transferees enter into a similar lock-up agreement), upon a pledge of such securities (and on condition such pledgee will enter into a similar lock-up agreement) or in a secondary sale contemplated in connection with the merger. Walker Digital may also receive an additional 2,166,667 shares subject to certain performance conditions.

Overview

The Company develops, licenses and otherwise enforces patented technologies. Walker Licensing generates revenues from the granting of intellectual property rights for the use of, or pertaining to, patented technologies. The Company also monetizes its intellectual property to include the sale of select patent assets. Patent protection is a key part of the Company’s business model, because it provides the Company with a period of exclusive ownership during which the Company can recoup risk capital and generate a profit from inventions. As an entrepreneurially driven entity, the Company is committed to a flexible approach when it comes to business models, deal terms and allocations of risk.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared on a “carve-out” basis from Walker Digital’s accounts and reflect the historical accounts directly attributable to Walker Licensing together with allocations of costs and expenses. The consolidated financial statements may not be indicative of future performance and may not reflect what their results of operations, financial position, and cash flows would have been had Walker Licensing operated as an independent entity. Certain estimates, including allocations from Walker Digital, have been made to provide consolidated financial statements for stand-alone reporting purposes. All inter-company transactions between Walker Digital and Walker Licensing are classified as net transfer to related party shareholder in the consolidated financial statements. The Company believes that the assumptions underlying the carve-out consolidated financial statements are reasonable. The cost allocation methods applied to certain common costs include the following:

•	Specific identification. Where the amounts were specifically identified to Walker Licensing, they were classified accordingly.

•	Reasonable proportional allocation. Where the amounts were not clearly or specifically identified, management of Walker Digital determined if a reasonable proportional allocation method could be applied.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and stated in US dollars.

The Share Exchange, as described in Note 1, which was completed on September 18, 2013, was accounted for as a “reverse merger”. Furthermore, the Share Exchange was deemed to be a recapitalization of Walker Licensing, and as such, all capital accounts have been restated as if the Share Exchange had occurred prior to the earliest period presented. Walker Licensing was deemed to be the acquirer in the Share Exchange for accounting purposes. Consequently, the assets and liabilities and the historical operations of the Company that will be reflected in the consolidated financial statements prior to the Share Exchange will be those of Walker Licensing, and the consolidated financial statements of the Company after completion of the Share Exchange will include the assets and liabilities of Walker Licensing, historical operations of Walker Licensing and operations of Walker Licensing from the Closing Date of the Share Exchange.

PATENT PROPERTIES, INC. AND SUBSIDIARY

Notes to Financial Statements

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from these estimates.

Earning Per Share

Basic EPS is computed by dividing net income applicable to common stock by the weighted-average number of common shares outstanding. Diluted EPS includes the components of basic EPS and also includes the dilutive effects of Series B convertible preferred stock.

Revenue Recognition

Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been substantially performed pursuant to the terms of the arrangement, (iii) amounts are fixed or determinable, and (iv) the collectability of amounts is reasonably assured.

Licensing Fees

We derive the majority of our revenue from patent licensing. In general, these revenue arrangements provide for the payment of contractually determined fees in consideration for the grant of certain intellectual property rights for patented technologies owned or controlled by the Company. These rights typically include some combination of the following: (i) the grant of a non-exclusive, retroactive and future license to manufacture and/or sell products covered by patented technologies owned or controlled by Walker Licensing’s operating subsidiaries, (ii) a covenant-not-to-litigate, (iii) the release of the licensee from certain claims, and (iv) the dismissal of any pending litigation. The intellectual property rights granted may be perpetual in nature, extending until the expiration of the related patents, or can be granted for a defined, relatively short period of time, with the licensee possessing the right to renew the agreement at the end of each contractual term for an additional minimum upfront payment. The Company recognizes licensing fees when there is persuasive evidence of a licensing arrangement, fees are fixed or determinable, delivery has occurred and collectability is reasonably assured.

Patent Sales

All patents have been internally developed. Research and development cost, if any, are expensed as incurred. The Company monetizes its intellectual property to include the sale of select patent assets. As patent sales represents a component of the Company’s ongoing major or central operations and activities, the Company records the related proceeds as revenue. The Company recognizes the patent sales revenue when there is persuasive evidence of a sales arrangement, fees are fixed or determinable, delivery has occurred and collectability is reasonably assured. These requirements are generally fulfilled upon closing of the patent sale transaction.

Amounts related to revenue arrangements that do not meet the revenue recognition criteria described above are deferred until the revenue recognition criteria are met.

Walker Licensing assesses the collectability of fees receivable based on a number of factors, including past transaction history and credit-worthiness of licensees. If it is determined that collection is not reasonably assured, the fee is recognized when collectability becomes reasonably assured, assuming all other revenue recognition criteria have been met.

Cost of Revenues

Cost of revenues include the costs and expenses incurred in connection with Walker Licensing’s patent licensing activities, including contingent legal fees paid to external patent counsel, other patent-related legal expenses paid to external patent counsel, licensing related research, consulting and other expenses paid to third parties. These costs are included under the caption “Cost of Revenues” in the accompanying Consolidated Statements of Income.

PATENT PROPERTIES, INC. AND SUBSIDIARY

Notes to Financial Statements

Contingent Legal and Consulting Fees

Contingent legal and consulting fees are expensed in the Consolidated Statements of Income in the period that the related revenues are recognized. In instances where there are no recoveries from potential infringers, no contingent legal and consulting fees are paid; however, Walker Licensing may be liable for certain out of pocket legal and consulting costs incurred pursuant to the underlying legal and consulting services agreement. Legal fees advanced by contingent law firms, if any, that are required to be paid in the event that no license recoveries are obtained are expensed as incurred and included in liabilities in the Consolidated Balance Sheets.

Investments

In cases where the Company’s investment is less than 20% of the outstanding voting stock and significant influence does not exist, the investment is carried at cost.

Income Taxes

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company estimates the degree to which tax assets and credit carryforwards will result in a benefit based on expected profitability by tax jurisdiction. A valuation allowance for such tax assets and loss carryforwards is provided when it is determined to be more likely than not that the benefit of such deferred tax asset will not be realized in future periods. Tax benefits of operating loss carryforwards are evaluated on an ongoing basis, including a review of historical and projected future operating results, the eligible carryforward period, and other circumstances. If it becomes more likely than not that a tax asset will be used, the related valuation allowance on such assets would be reduced.

As a result of the Share Exchange, beginning on September 18, 2013, the Company’s results of operations are taxed as a C Corporation. Prior to the Share Exchange, the Company’s operations were taxed as a limited liability company, whereby the Company elected to be taxed as a partnership and the income or loss was required to be reported by each respective member on their separate income tax returns. Therefore, no provision for income taxes has been provided in the accompanying condensed consolidated financial statements for periods prior to September 18, 2013.

Revenue Concentrations

The Company considers significant revenue concentrations to be counterparties who account for 10% or more of the total revenues generated by the Company during the period. The Company had two such counterparties who accounted for 52% of total revenues during 2012. The Company had four such counterparties who accounted for 85% of total revenues during 2011.

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a significant effect to the accompanying consolidated financial statements.

NOTE 3 – CARVE-OUT ASSUMPTIONS AND ALLOCATIONS

The expenses of Walker Licensing for the years ended December 31, 2012 and 2011, including executive compensation, have been allocated by management of Walker Digital between Walker Licensing and Walker Digital, based either on specific attribution of those expenses or, where necessary and appropriate, based on management’s best estimate of an appropriate proportional allocation.

The following expenses included in the accounting records of Walker Licensing have been attributed by management of Walker Digital to the operations being retained by Walker Licensing and accordingly have been excluded from the results of operations of Walker Digital (dollars in thousands):

	Year Ended	Year Ended
	December 31,	December 31,
	2012	2011
General and Administrative Expenses:
Rent and utilities	$118	$100
Insurance	5	3
Telephone	10	9
Office services and supplies	25	30
Other	10	14

Total General and Administrative Expenses	$168	$156

PATENT PROPERTIES, INC. AND SUBSIDIARY

Notes to Financial Statements

NOTE 4 – INVESTMENTS

The Company received 57,000 shares of common stock in Tagged, Inc. as part of payment in connection with a license agreement. The par value per share is $.0001. If on liquidation date (i.e. public offering or change of control), the grant value of the stock is less than $250 thousand (“grant value” or “floor value”), Tagged will pay the Company the difference between the $250 thousand floor value and the grant value. The investment is carried at cost.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Leases

The Company is not a party to any leases for office space or equipment. The costs related to such leases have been allocated to Walker Licensing from Walker Digital.

Litigation

The Company is subject to claims, counterclaims and legal actions that arise in the ordinary course of business. Management believes that the ultimate liability with respect to these claims and legal actions, if any, will not have a material effect on the Company’s financial position, results of operations or cash flows. The Company recognizes a liability for a contingency when it is probable that liability has been incurred and when the amount of loss can be reasonably estimated. When a range of probable loss can be estimated, the Company accrues the most likely amount of such loss, at no less than the minimum of the range. As of December 31, 2012 and 2011, the litigation accrual was zero.

NOTE 6 – SUBSEQUENT EVENTS

On July 11, 2013, Walker Licensing, Walker Digital and Walker Holdings entered into a merger agreement setting out, among other things, the terms under which the proposed merger transaction will be undertaken. Under the transaction, all of the outstanding membership interests of Walker Holdings will be exchanged for shares of Walker Licensing common stock and shares of a new Series B Preferred Stock of Walker Licensing, resulting in Walker Digital receiving approximately 70.79% of the economic interest and not less than 80% of the voting interest in Walker Licensing. The shares of common stock to be received by Walker Digital will be subject to lock-up agreements whereby such shares cannot be sold or transferred for a period of one year following closing, other than to affiliates and to current and former officers or members of Walker Digital and its affiliates (and on the condition such transferees enter into a similar lock-up agreement), upon a pledge of such securities (and on condition such pledgee will enter into a similar lock-up agreement) or in a secondary sale contemplated in connection with the merger. Walker Digital may also receive an additional 2,166,667 shares subject to certain performance conditions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

As the result of the Merger and the change in our business and operations from a shell company to a company with assets and operations, a discussion of the past financial results of the Company is not pertinent, and the financial results of Walker Licensing (a segment of Walker Digital), the assets of which were transferred to Walker Holdings are considered our financial results on a historical and going-forward basis.

General

We, through our wholly-owned subsidiaries develop, license and otherwise enforce patented technologies. We are a development lab led by internationally recognized inventor and entrepreneur Jay Walker. Mr. Walker is best known as the founder of Priceline.com and has twice been named by TIME magazine as “one of the top 50 business leaders of the digital age.” Our mission is to use the tools of the digital age to create business systems that unlock extraordinary value for consumers and businesses. We generate revenues by granting intellectual property rights for the use of, or pertaining to, patented technologies. We also monetize our intellectual property through the sale of select patent assets. Patent protection is a key part of our business model, because it provides us with a period of exclusive ownership during which we can recoup our risk capital and generate a profit from our inventions. As an entrepreneurially driven company, we are committed to a flexible approach when it comes to business models, deal terms and allocations of risk.

We specialize in creating applications and business solutions that work with large-scale networks. We have partnered with Fortune 500 firms to bring our inventions to market. We also license other companies to do so. We derive revenue primarily from patent licensing and sales and technology solutions licensing and sales.

On July 11, 2013, we entered into an Agreement and Plan of Merger with GO Merger Sub LLC, the Company’s wholly-owned subsidiary (“Merger Sub”), Walker Digital, LLC (“Walker Digital”) and Walker Digital Holdings, LLC, a wholly-owned subsidiary of Walker Digital that has been re-named Inventor Holdings, LLC (“IH LLC”) pursuant to which, on September 18, 2013 (the “Closing Date”), Merger Sub merged with and into IH LLC (the “Merger”), with IH LLC surviving the Merger and becoming a wholly-owned subsidiary of the Company (the “Merger Agreement”). As a result of the Merger, we are now a holding company with our primary operations conducted through IH LLC, although we anticipate that IH LLC will transfer a patent licensing system to us or another of our subsidiaries. Although we have not yet completed development of the system and while no assurances may be given that it will be completed and able to be commercialized to create value for us, we believe that patent licensing is a large market characterized by significant price inefficiency and discontinuity between the participating parties.

Prior to the merger Walker Licensing was a business segment of Walker Digital and was engaged in developing and commercializing the patent and other intellectual property assets created by Walker Digital, which was the research and development lab founded and led by Jay Walker. Walker Licensing generated revenues from the granting of intellectual property rights for the use of, or pertaining to, patented technologies. It also monetized its intellectual property to include the sale of select patent assets.

On June 3, 2013, IH LLC f/k/a Walker Holdings, was formed as a limited liability company in the State of Delaware. Walker Digital was the sole member of IH LLC. Immediately prior to the closing of the Merger, Walker Digital contributed Walker Licensing’s assets and business to IH LLC. In connection with the Merger, we acquired IH LLC and Walker Digital transferred ownership of the intellectual property assets that were primary to Walker Licensing’s business to IH LLC. All improvements to those assets, together with any intellectual property produced in connection with the patent licensing system we are developing, will also be assigned pursuant to the Invention Assignment Agreement with Mr. Walker. While the terms of the Invention Assignment Agreement do not entitle us to any other intellectual property Mr. Walker may develop in the future, in view of his significant equity position in the Company and the Company’s platform for the protection of the intellectual property it holds, Mr. Walker may nevertheless determine to develop and commercialize intellectual property through the Company. The terms and conditions of any such transaction would be negotiated between Mr. Walker and our Audit Committee at the time of such determination.

Simultaneously with the closing of the Merger, we completed the closing of a private placement (the “Placement”) of units, each consisting of one newly issued share of common stock and one Warrant to purchase half a share of newly issued common stock, at the price of $3.00 per unit, to unaffiliated, accredited third parties. The investors in the Placement collectively purchased 3,960,615 shares of common stock and warrants to purchase 1,980,318 shares of common stock for total consideration, net of offering costs of $0.2 million, of $11.7 million . The Warrants issued to the investors are exercisable for a period of three years at a purchase price of $3.00 per share of our common stock and are subject to a call that permits the Company to redeem the Warrants if the closing price of our common stock equals or exceeds $6.00 per share for any 20 trading days within any period of 30 consecutive trading days. The Placement was made to a limited number of accredited investors and was deemed to be exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Overview

Our operating activities during 2012 and 2011 and the nine months ended September 2013 were principally focused on the sale of patents, continued development, licensing and enforcement of the patent portfolios, including the continued pursuit of multiple ongoing technology licensing and enforcement programs and the commencement of new technology licensing and enforcement programs. Our revenues historically have fluctuated period to period, and can vary significantly, based on a number of factors including the following:

•	the dollar amount of agreements executed each period, which can be driven by the nature and characteristics of the technology or technologies being licensed and the magnitude of infringement associated with a specific licensee;

•	the specific terms and conditions of agreements executed each period including the nature and characteristics of rights granted, and the periods of infringement or term of use contemplated by the respective payments;

•	fluctuations in the total number of agreements executed each period;

•	the timing, results and uncertainties associated with patent filings and other enforcement proceedings relating to our intellectual property rights;

•	the relative maturity of licensing programs during the applicable periods; and

•	other external factors.

Counterparties refer to those parties who were defendants in patent infringement cases that had been brought by us. Certain of these cases have been settled by entering into patent sale agreements, which typically results in one-time payments to us that are recognized as revenues. In 2011, we entered into four patent sale agreements. In 2012, we entered into two patent sale agreements. All of the other revenue was generated through settlement and non-exclusive license agreements. With one exception, all of the agreements provide for a one-time payment to the Company. For the year ended December 31, 2012 and the nine months ended September 30, 2013, the amount of revenue we derived from counterparties representing more than 10% of our total revenues was 52% (with one counterparty representing 40% and a second representing 12%) and 88% (with one counterparty representing 46%, another 28%, a third 14% and a fourth 12%), respectively. Generally we are willing to engage in settlement discussions with defendants at any appropriate time during the course of litigation. We will agree to settle a dispute with a defendant when we believe that such a settlement and the terms of the agreement are in the best interest of the Company and its shareholders.

Year ended December 31, 2012 Compared with Year Ended December 31, 2011

Net Income

Net income for 2012 was $11.3 million, as compared to $14.8 million for 2011. Results for 2012 included allocated costs totaling $0.2 million, compensation and benefits of $3.6 million and direct costs of revenue of $16.7 million.

Results for 2011 included allocated costs totaling $0.2 million, compensation and benefits of $2.8 million and direct costs of revenue of $13.2 million.

Revenues

($ in millions)

	Year Ended December 31, 2012	Year Ended December 31, 2011	% change
Licensing fees	$17.9	$26.5	(32)%
Patent sales	14.4	5.3	172%

Total Revenue	$32.3	$31.8	2%

We recognized revenues of $32.3 million in 2012, a 2% increase compared to 2011 revenues of $31.8 million.

We generated revenue from 35 licensing agreements during 2012, as compared to 18 licensing agreements in 2011.

We generated revenue from 2 patent sales during 2012, as compared to 4 patent sales in 2011.

During 2012, we recorded revenues from 35 licensing agreements, including the licensing of patents that describe electronic commerce, data management, online education, electronic and computer hardware, social networking and internet services, financial services and entertainment and video gaming.

During 2011, we recorded revenues from 18 licensing agreements, including the licensing of a number of patents that describe of electronic commerce, data management, online education, electronic and computer hardware, social networking and internet services, financial services and entertainment and video gaming.

During 2012, we recorded revenues from 2 patent sales, including the sale of patents that describe entertainment, lottery and video game systems.

During 2011, we recorded revenues from 4 patent sales, including the sale of a number of patents that describe electronic commerce, security systems, financial services and social networking and internet services.

Our revenues historically have fluctuated based on the number of patented technology portfolios, the timing and results of patent filings and other enforcement proceedings relating to our intellectual property rights. Although revenues from one or more of our patents or patent families may be significant in a specific reporting period, we believe that none of our patents or patent families are individually significant to our licensing and enforcement business as a whole.

Cost of Revenues

($ in millions)

	Year Ended December 31, 2012	Year Ended December 31, 2011	% change
Legal and consulting contingency fees	$10.8	$9.7	11%
Other legal and consulting fees	3.2	1.9	68%
Patent prosecution costs	0.3	—	n/a
Electronic data set-up fees	2.4	1.6	50%

Total cost of revenue	$16.7	$13.2	27%
% of total revenue	52%	42%

Legal and consulting contingent fees for 2012 and 2011 were $10.8 million, $9.7 million, respectively. As a percentage of revenue, legal and consulting contingent fees were 33% during 2012 and 31% in 2011. Our legal and consulting contingent fees are dependent upon the realization of revenue. The increase in legal and consulting contingent fees as a percentage of revenue can be attributable to an increase in strategic advisory services relating to the licensing, enforcement and settlement of our patent and patent portfolios during the later part of fiscal year 2012.

Other legal and consulting expenses for 2012 and 2011 were $3.2 million, $1.9 million, respectively. As a percentage of revenue, other legal and consulting fees were 10% during 2012 and 6% in 2011. Although the number of active patent infringement and licensing cases as of December 31, 2012, compared to December 31, 2011, decreased from 30 to 24, other legal and consulting fees increased due to the progression of active patent infringement cases beyond the early stages of litigation. Other legal and consulting expenses fluctuate from period to period based on patent enforcement and prosecution activity associated with ongoing licensing and enforcement programs and the timing of the commencement of new licensing and enforcement programs in each period. We expect other legal and consulting expenses to continue to fluctuate period to period based on the factors summarized above, in connection with upcoming scheduled trial dates and our current and future patent development, licensing and enforcement activities.

Electronic data set-up fees for 2012 and 2011 were $2.4 million, $1.6 million, respectively. The increase from 2011 to 2012 was related to the build-out of the technology infrastructure, such fees should not be material in 2013 and beyond.

General and Administrative Expenses

($ in millions)

	Year Ended December 31, 2012	Year Ended December 31, 2011	% change
Patent expenses	$0.5	$0.8	(38)%
Salaries and benefits	3.6	2.8	29%
General and administrative	0.2	0.2	0%

Total general & administrative expenses	$4.3	$3.8	13%
% of total revenue	13%	12%

Salaries and benefits expense for 2012 and 2011 were $3.6 million and $2.8 million, respectively. Salaries and benefits expense increased $0.8 million, or 29%, while total revenues increased slightly for 2012 as compared to 2011. The ratio of compensation and benefits to revenues was 11% for 2012 as compared to 9% for 2011. The increase in compensation and benefits can be primarily attributable to discretionary bonuses earned from the $12.9 million of revenue generated from a patent sale in December 2012. No discretionary bonuses were granted in 2011.

Three Months Ended September 30, 2013 Compared with Three Months Ended September 30, 2012

Net Income

Net loss for the three months ended September 30, 2013 was $7.1 million, as compared to net income of $1.0 million for the comparable prior period. Results for the three months ended September 30, 2013 included compensation and benefits of $1.5 million and direct costs of revenue of $0.7 million.

Results for the three months ended September 30, 2012 included compensation and benefits of $1.3 million and direct costs of revenue of $3.7 million.

Revenues

($ in millions)

	Three months Ended September 2013	Three months Ended September 30, 2012
Licensing fees	$1.0	$6.2
Patent sales	—	—

Total Revenue	$1.0	$6.2

We recognized revenues of $1.0 million for the three months ended September 30, 2013, an 85% decrease compared to $6.2 million for the comparable prior period.

We generated revenue from 1 licensing agreement for the three months ended September 30, 2013, as compared to 10 licensing agreements for the three months ended September 30, 2012. We did not generate revenues from patent sales for the three months ended September 30, 2013 and 2012, respectively.

During the three months ended September 30, 2013, we recorded revenues from 1 entertainment and video gaming licensing agreement.

During the three months ended September 30, 2012, we recorded revenues from 10 licensing agreements, including the licensing of a number of patents that describe electronic commerce, data management, online education, electronic and computer hardware, social networking and internet services and entertainment and video gaming.

Our revenue historically have fluctuated based on the number of patented technology portfolios, the timing and results of patent filings and our enforcement proceedings relating to our intellectual property rights. Although revenues from one or more of our patents or patent families may be significant in a specific reporting period, we believe that none of our patents or patent families are individually significant to our licensing and enforcement business as a whole.

Cost of Revenues

($ in millions)

	Three months Ended September 2013	Three months Ended September 30, 2012
Legal and consulting contingency fees	$0.4	$2.9
Other legal and consulting fees	0.3	0.8

Total cost of revenue	$0.7	$3.7

% of total revenue	76%	59%

Legal and consulting contingent fees for the three months ended September 30, 2013 and the three months ended September 30, 2012 were $0.4 million and $2.9 million, respectively. As a percentage of revenue, legal and consulting contingent fees were 44% for the three months ended September 30, 2013 and 47% for the comparable prior period. Our legal and consulting contingent fees are dependent upon the realization of revenue.

Other legal and consulting expenses for the three months ended September 30, 2013 and for the three months ended September 30, 2012 were $0.3 million and $0.8 million, respectively. As a percentage of revenue, other legal and consulting fees were 32% during the three months ended September 30, 2013 and 12% during the three months ended September 30, 2012. The decrease in other legal and consulting fees during the three months ended September 30, 2013 as compared to the comparable prior period was mainly attributable to the number of active patent infringement and licensing cases. As of September 30, 2013 and September 30, 2012, we had 19 and 27 active patent infringement and licensing cases, respectively. Such decrease in the number of cases is consistent with the decrease in other legal, consulting and patent expenses. Other legal and consulting expenses fluctuate from period to period based on patent enforcement and prosecution activity associated with ongoing licensing and enforcement programs and the timing of the commencement of new licensing and enforcement programs in each period. We expect other legal and consulting expenses to continue to fluctuate period to period based on the factors summarized above, in connection with upcoming scheduled trial dates and our current and future patent development, licensing and enforcement activities.

General and Administrative Expenses

($ in millions)

	Three months Ended September 2013	Three months Ended September 30, 2012
Compensation and benefits	$1.5	$1.3
Professional fees	5.6	—
Patent expenses	0.2	0.2
General and administrative	0.0	0.0

Total general & administrative expenses	$7.3	$1.5

% of total revenue	764%	24%

Compensation and benefits expense for the three months ended September 30, 2013 and the three months ended September 30, 2012 were $1.5 million and $1.3 million, respectively. Compensation and benefits expense increased $0.2 million, or 12%, while total revenues decreased 85% for the three months ended September 30, 2013 as compared to the three months ended September 30, 2012. The ratio of compensation and benefits to revenues was 152% for the three months ended September 30, 2013 as compared to 21% for the comparable prior period. The increase in compensation and benefits can be primarily attributable to executive bonuses earned during the three months ended September 30, 2013.

Professional fees of $5.6 million relates to merger related costs and stock-based compensation expense on awards earned concurrent with the Merger. Stock based compensation amounted to $4.8 million and $0 for the three months ended September 30, 2013 and 2012, respectively. Merger related costs amounted to approximately $0.8 million and $0 for the three months ended September 30, 2013 and 2012, respectively. Stock based compensation primarily related to the issuance of 1,325,776 shares of restricted common stock as consideration for Broadband Capital Management, LLC (“BCM”) services in connection with the Merger. The common stock vested on September 18, 2013. The fair value of this award amounted to $4.4 million based upon the closing stock price on the Closing date.

Nine Months Ended September 30, 2013 Compared with Nine Months Ended September 30, 2012

Net Income

Net loss for the nine months ended September 30, 2013 was $8.7 million, as compared to net income of $3.5 million for the comparable prior period. Results for the nine months ended September 30, 2013 included compensation and benefits of $2.1 million and direct costs of revenue of $2.1 million.

Results for the nine months ended September 30, 2012 included compensation and benefits of $2.7 million and direct costs of revenue of $10.3 million.

Revenues

($ in millions)

	Nine months Ended September 2013	Nine months Ended September 30, 2012
Licensing fees	$2.1	$15.7
Patent sales	—	1.6

Total Revenue	$2.1	$17.3

We recognized revenues of $2.1 million for the nine months ended September 30, 2013, an 87% decrease compared to $17.3 million for the comparable prior period.

We generated revenue from 6 licensing agreements for the nine months ended September 30, 2013, as compared to 27 licensing agreements for the nine months ended September 30, 2012.

We did not generate revenues from patent sales for the nine months ended September 30, 2013 and 2012, respectively.

During the nine months ended September 30, 2013, we recorded revenues from 6 licensing agreements, including the licensing of a number of patents that describe electronic commerce, data management, electronic and computer hardware, social networking and internet services, financial services and entertainment and video gaming.

During the nine months ended September 30, 2012, we recorded revenues from 27 licensing agreements, including the licensing of a number of patents that describe electronic commerce, data management, online education, electronic and computer hardware, social networking and internet services and entertainment and video gaming.

Our revenues historically have fluctuated based on the number of patented technology portfolios, the timing and results of patent filings and our enforcement proceedings relating to our intellectual property rights. Although revenues from one or more of our patents or patent families may be significant in a specific reporting period, we believe that none of our patents or patent families are individually significant to our licensing and enforcement business as a whole.

Cost of Revenues

($ in millions)

	Nine months Ended September 2013	Nine months Ended September 30, 2012
Legal and consulting contingency fees	$0.8	$6.8
Other legal and consulting fees	1.3	2.0
Electronic data set-up fees	—	1.6

Total cost of revenue	$2.1	$10.3

% of total revenue	100%	60%

Legal and consulting contingent fees for the nine months ended September 30, 2013 and the nine months ended September 30, 2012 were $0.8 million and $6.8 million, respectively. As a percentage of revenue, legal and consulting contingent fees were 39% for the nine months ended September 30, 2013 and 39% for the comparable prior period. Our legal and consulting contingent fees are dependent upon the realization of revenue.

Other legal and consulting expenses for the nine months ended September 30, 2013 and for the nine months ended September 30, 2012 were $1.3 million and $2.0 million, respectively. As a percentage of revenue, other legal and consulting fees were 61% during the nine months ended September 30, 2013 and 11% during the nine months ended September 30, 2012. The decrease in other legal and consulting fees during the nine months ended September 30, 2013 as compared to the comparable prior period was mainly attributable to the number of active patent infringement and licensing cases. As of September 30, 2013 and September 30, 2012, we had 19 and 27 active patent infringement and licensing cases, respectively. Such decrease in the number of cases is consistent with the decrease in other legal, consulting and patent expenses. Other legal and consulting expenses fluctuate from period to period based on patent enforcement and prosecution activity associated with ongoing licensing and enforcement programs and the timing of the commencement of new licensing and enforcement programs in each period. We expect other legal and consulting expenses to continue to fluctuate period to period based on the factors summarized above, in connection with upcoming scheduled trial dates and our current and future patent development, licensing and enforcement activities.

Electronic data set-up fees during the nine months ended September 30, 2013 and during the nine months ended September 30, 2012 were $0 and $1.6 million, respectively. The decrease from the nine months ended September 30, 2013 to the comparable prior period was related to the upload of our electronic files, such fees should not be material in 2013 and beyond.

General and Administrative Expenses

($ in millions)

	Nine months Ended September 2013	Nine months Ended September 30, 2012
Compensation and benefits	$2.1	$2.7
Professional fees	5.9	—
Patent expenses	0.6	0.6
General and administrative	0.1	0.1

Total general & administrative expenses	$8.7	$3.4

% of total revenue	418%	20%

Compensation and benefits expense for the nine months ended September 30, 2013 and the nine months ended September 30, 2012 were $2.1 million and $2.7 million, respectively. Compensation and benefits expense decreased $0.6 million, or 23%, while total revenues decreased 87% for the nine months ended September 30, 2013 as compared to the nine months ended September 30, 2012. The ratio of compensation and benefits to revenues was 99% for the nine months ended September 30, 2013 as compared to 15% for the comparable prior period. The decrease in compensation and benefits can be primarily attributable to discretionary bonuses earned from the $17.3 million of revenue generated during the nine months ended September 30, 2012.

Professional fees of $5.9 million relates to merger related costs and stock-based compensation expense on awards earned concurrent with the Merger. Stock based compensation amounted to $4.8 million and $0 for the nine months ended September 30, 2013 and 2012, respectively. Merger related costs amounted to approximately $1.1 million and $0 for the nine months ended September 30, 2013 and 2012, respectively. Stock based compensation primarily related the issuance of 1,325,776 shares of restricted common stock as consideration for Broadband Capital Management, LLC (“BCM”) services in connection with the Merger. The common stock vested on September 18, 2013. The fair value of this award amounted to $4.4 million based upon the closing stock price on the Closing date.

Critical Accounting Policies

Our significant accounting policies are more fully described in Note 2 to our consolidated financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and the related disclosures of contingent assets and liabilities. Actual results could differ from those estimates under different assumptions or conditions.

Liquidity and Capital Resources

Our current assets were $27.1 million at September 30, 2013 including, $26.6 million of cash. Working capital amounted to $25.6 million as of September 30, 2013.

Cash used in operating activities was approximately $0.5 million for the nine months ended September 30, 2013. Cash used in operating activities for the nine months ended September 30, 2013 resulted primarily from professional fees incurred in connection with the Merger.

Cash provided by investing activities was $15.4 million for the nine months ended September 30, 2013. The cash provided by investing activities during the nine months ended September 30, 2013 consisted principally of cash received in connection with the Share Exchange.

Cash provided by financing activities was $11.7 million for the nine months ended September 30, 2013. The cash provided by financing activities during the nine months ended September 30, 2013 consisted of the issuance of 3,960,615 shares of common stock and warrants to purchase 1,980,318 shares of common stock for $11.7 million of cash consideration, net of offering costs, to investors on September 18, 2013.

Contractual Obligations

We have no significant commitments for capital expenditures in 2012 or as of September 30, 2013. We have no committed lines of credit or other committed funding or long-term debt.

Off-Balance Sheet Transactions

We are not party to any off-balance sheet transactions. We have no guarantees or obligations other than those which arise out of normal business operations.

Recently Issued Accounting Pronouncements

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flows.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information for each director and executive officer of the Company as of January 17, 2014.

Name	Age	Position

Jay Walker	57	Executive Chairman of the Board of Directors

Jonathan Ellenthal	48	Vice Chairman of the Board of Directors, Chief Executive Officer

Nathaniel J. Lipman	49	Director

Robert Kelly	56	Director

Sharon Barner	56	Director

Harvey W. Schiller, Ph.D.	73	Director

Gary A. Greene	49	Chief Administrative Officer, General Counsel and Secretary

Karen Romaine	48	Chief Financial Officer

There are no family relationships between any of our directors and executive officers. Set forth below are the business backgrounds for each director and executive officer. Of our officers and directors, only Jay Walker and Jonathan Ellenthal have retained roles at Walker Digital or its subsidiaries. However, none of their activities with Walker Digital overlap or conflict with the business of Patent Properties. As Chief Executive Officer of Patent Properties, Mr. Ellenthal has and will continue to devote virtually all of his time and his business efforts to Patent Properties. As Executive Chairman, Mr. Walker will be actively involved in his role as Executive Chairman and devote approximately 33% of his time over the course of a year to support the business goals of Patent Properties.

Jay Walker, Executive Chairman of the Board of Directors, is chairman of Walker Digital, which he founded in 1994. He is widely known as the founder of Priceline.com, which brought a new level of value to the travel industry and its millions of customers. Mr. Walker is also the curator and chairman of TEDMED, a global community of people from every field who are passionate about the future of health and medicine (TEDMED is the sole independent licensee of the TED organization). Concurrently, Mr. Walker is a member of several organizations that promote innovative solutions to global problems, including The President’s Circle of the National Academies (comprising the National Academy of Science; the National Academy of Engineering; the Institute of Medicine; and the National Research Council); and the Atlantic Council as a member of the Board of Directors. Mr. Walker is also curator of a private library on the History of Human Imagination and is actively involved with Cornell University as the co-chairman of its Library Campaign. Mr. Walker received his Bachelor of Arts in Industrial Relations, Cornell University, New York, in 1978 and an Honorary Doctor of Science, Cazenovia College, New York in 2011.

Jonathan Ellenthal, Vice Chairman of the Board of Directors, Chief Executive Officer, was the Chief Executive Officer of Walker Digital Management, LLC, a wholly-owned subsidiary of Walker Digital, since 2008. He continues to serve as a Director for many of Walker Digital’s subsidiaries and collaborates with Jay Walker on all new business designs and the strategic direction of the company. Since early 2011, Mr. Ellenthal has also been a Partner in TEDMED, LLC. As the exclusive licensee of the globally recognized TED brand for the field of health and medicine, TEDMED focuses entirely on innovation and breakthrough thinking in service of a healthier future. In 2011, he became a member of the Board of Directors of Affinion Group, Inc., a customer engagement and loyalty company, with more than 70 million customers worldwide.

Prior to joining Walker Digital in 2008, Mr. Ellenthal was the Chief Executive Officer of Synapse Group, Inc., a direct marketing subsidiary of Time Inc., and served in a variety of senior leadership roles at Synapse before becoming CEO. Mr. Ellenthal is a Trustee of the Wilton Family Y in Wilton, Connecticut, and a board member of the local chapter of Young Presidents’ Organization, Inc. He holds a B.A. from Wesleyan University in Middletown, Connecticut.

Nathaniel J. Lipman, Director, has served as a director of Affinion Group, Inc. since October 17, 2005, and is currently the Executive Chairman of the Board of Directors. He was formerly the Chief Executive Officer of Affinion from October 17, 2005 until September 20, 2012, the President of Affinion from October 17, 2005 to January 2010, the President and Chief Executive Officer of Trilegiant starting in August 2002 and President and

Chief Executive Officer of Cendant Marketing Group starting in January 2004. From September 2001 until August 2002, he was Senior Executive Vice President of Business Development and Marketing of Trilegiant. He served as Executive Vice President of Business Development for Cendant Membership Services from March 2000 to August 2001. He joined the Alliance Marketing Division of Cendant in June 1999 as Senior Vice President, Business Development and Strategic Planning. Mr. Lipman was previously Senior Executive Vice President, Corporate Development and Strategic Planning, for Planet Hollywood International, Inc., from 1996 until April 1999. Prior to his tenure at Planet Hollywood, Mr. Lipman was Senior Vice President and General Counsel of House of Blues Entertainment, Inc., Senior Corporate Counsel at The Walt Disney Company and a corporate associate at Skadden, Arps, Slate, Meagher and Flom, LLP. Mr. Lipman served on the board of directors of EVERTEC, Inc. until its IPO in April 2013, and in August of 2013, Mr. Lipman became a member of the board of directors of Reader’s Digest Association, Inc. Mr. Lipman also serves on the board of Novitex, Inc. Mr. Lipman currently serves on the board of Walker Digital since March 2013. Mr. Lipman received a bachelor’s degree from the University of California, Berkeley, in 1986, and his Juris Doctor from the University of California, Los Angeles, in 1989.

Robert Kelly, Director, has served as chief financial officer of SolarCity Corporation (NASDAQ;SCTY), a solar company, since October 2011. Prior to joining SolarCity, Mr. Kelly served as chief financial officer of Calera Corporation, a clean technology company, from August 2009 to October 2011, and as an independent consultant providing financial advice to retail energy providers and power developers from January 2006 to August 2009. Mr. Kelly served as chief financial officer and executive vice president of Calpine Corporation (NYSE;CPN), an independent power producer, from March 2002 to November 2005, as president of Calpine Finance Company from March 2001 to November 2005, and held various financial management roles with Calpine from 1991 to 2001. In December 2005, Calpine filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from reorganization under Chapter 11 in January 2008. Mr. Kelly also served as the marketing manager of Westinghouse Credit Corporation from 1990 to 1991, as vice president of Lloyds Bank PLC from 1989 to 1990, and in various positions with The Bank of Nova Scotia from 1982 to 1989. Mr. Kelly holds a bachelor’s of commerce degree from Memorial University of Newfoundland, Canada and an MBA from Dalhousie University, Canada.

Sharon Barner, Director, has been Vice President, General Counsel, of Cummins Inc. (NYSE;CMI) since January 30, 2012. Prior to joining Cummins, Sharon was the Deputy Under Secretary of Commerce for Intellectual Property and Deputy Director of the United States Patent and Trademark Office from 2009 through 2011. From 1996 to 2009 she was an attorney and partner with the international law firm of Foley & Lardner LLP where, among other positions, she chaired the Intellectual Property Department and the Intellectual Property Litigation Practice Group. She was also a member of the Executive Management Committee for the firm from 2003 through 2009. Ms. Barner was named as one of “The 50 Most Influential Minority Lawyers in America” by The National Law Journal (May 2008). Ms. Barner was also named to the list of the top 50 women “Super Lawyers” in Illinois in 2006-2011 by Law & Politics Media, Inc. for intellectual property litigation work (2005-2011). She was also named top Intellectual Property Lawyer in Black Enterprise Magazine in November, 2003, and top Intellectual Property Lawyer in Diversity and the Bar in May/June, 2003. Other accolades include “Patent Plums: Who’s Enforcing the Most Important Patents” IP Law & Business (August 2001), and she was featured and profiled in a 2008 story entitled “The IP Wild West: Sharon Barner Takes on China,” Crain’s Chicago. From 2007 through 2009, Ms. Barner served on the Board of Directors for La Rabida Children’s Hospital, Chicago, Illinois; and has been the Chair of the Conflicts Committee since May 2012. In 1979, Ms. Barner received bachelor of science degrees in Political Science and in Psychology from Syracuse University and she received her Juris Doctor from the University of Michigan Law School in 1982.

Harvey W. Schiller, Ph.D., Director, prior to the closing of the Merger, had been our Chairman of the Board and Chief Executive Officer since June 2005. He also serves as the Vice Chairman and President of the Sports, Media, and Entertainment Practice of Diversified Search, one of the top executive search firms in the U.S. Dr. Schiller had been Chairman of the Board of privately-held GlobalOptions, Inc. since February 2004. Prior to joining GlobalOptions, Dr. Schiller served as Chairman of Assante U.S., a provider of financial and life management products and services, from 2002 to 2004. Prior to joining Assante, he was Chairman and Chief Executive Officer of YankeeNets from 1999 to 2002. His previous experience includes President of Turner Sports, Inc., Executive Director and Secretary General of the United States Olympic Committee and Commissioner of the Southeastern Conference. Prior to joining the United States Olympic Committee, Dr. Schiller served for more than 25 years in the United States Air Force, achieving the rank of Brigadier General. Dr. Schiller currently serves on the boards of Mesa Airlines, Iverson Genetics and the National Baseball Hall of Fame, and is a former advisory partner of Millennium Technology Value Partners, L.P.

Gary Greene, Chief Administrative Officer, General Counsel and Secretary, prior to the closing of the Merger, was the Chief Operating Officer and General Counsel for Walker Digital Management, LLC, overseeing operations, business transactions and legal matters for the company and its subsidiaries, including litigation, intellectual property, commercial transactions, corporate governance and employment law issues. Mr. Greene joined Walker Digital as General Counsel in September 2011 as part of the company’s efforts to strengthen its patent licensing and enforcement programs and became Chief Operating Officer in May 2012. Previously, Mr. Greene served as Vice President and General Counsel of the Financial Accounting Foundation from October 2010 to September 2011. From June 2002 to September 2010, Mr. Greene was with Synapse Group, Inc., most recently as Vice President and Chief Corporate Counsel. Synapse Group, Inc. is a direct marketing company co-founded by Jay Walker. Mr. Greene was also Associate General Counsel at Time Inc., where he was responsible for technology licensing and litigation. For more than 20 years, he has handled all stages of litigation and arbitration, including serving as lead counsel in state and federal court trials. Earlier in his career, Mr. Greene served as counsel at The New Power Company, Intergenerational Planning, LLC and AT&T. He started his career as a litigation associate at LeBoeuf, Lamb, Leiby and MacRae, Edwards & Angell, and Riker Danzig Scherer Hyland and Perretti. He received his AB from Dartmouth College in 1986 and his JD from Cornell Law School in 1989. He is admitted to practice in New York and New Jersey, in addition to being an Authorized House Counsel in Connecticut.

Karen Romaine, Chief Financial Officer, prior to the closing of the Merger, was the Chief Financial Officer and General Manager of Walker Digital Management, LLC, responsible for the financial management and various business operations for Walker Digital and its subsidiaries. She was also responsible for overseeing human resources, office administration and information technology services. Ms. Romaine joined Walker Digital in October 2006. Ms. Romaine is a Certified Public Accountant with 25 years of experience in finance management. Ms. Romaine began her career with the public accounting firm of Arthur Andersen. She subsequently established her career while employed by a New York based proprietary college, Technical Career Institutes, Inc., where she was employed for 15 years and served in numerous senior-level positions. She was initially hired as Controller, promoted to the roles of Treasurer and CFO and ultimately assumed the role of President. Ms. Romaine joined Technical Career Institutes, Inc. in 1992. She serves as a member of the College’s Board of Directors, as well as the Chair of its Audit Committee. Ms. Romaine graduated from Muhlenberg College in 1987 with a BA degree.

A brief discussion of the experiences and skills that led to the conclusion that each of the proposed directors should serve as directors is provided below:

•	Jay Walker. The Board believes that Mr. Walker will provide the Board, by virtue of his extensive experience as an innovator and entrepreneur, with valuable industry insight, leadership and business knowledge.

•	Jonathan Ellenthal. The Board believes that Mr. Ellenthal’s strategic vision and ability to realize new business avenues will be vital to the success of future company initiatives.

•	Nathaniel J. Lipman. The Board believes that Mr. Lipman’s executive leadership experiences will provide the Board with a crucial perspective on the fruition of future business opportunities.

•	Robert Kelly. The Board believes that, as a result of Mr. Kelly’s financial background, as well as his service for publicly traded companies, he possesses a valuable ability to assess financial issues in a highly competitive business atmosphere.

•	Sharon Barner. The Board believes that Ms. Barner’s intellectual property law background, including her service as Deputy Under Secretary of Commerce for Intellectual Property and as Deputy Director of the United States Patent and Trademark Office, will provide the Board with valuable insight with respect to patent and patent-enforcement matters.

•	Harvey W. Schiller, Ph.D. The Board believes that, from his military career and as an executive of numerous entities, Dr. Schiller brings to the Board strong leadership and organizational skills and a deep commitment to integrity and excellence.

Involvement in Certain Legal Proceedings

Robert Kelly served as Chief Financial Officer and Executive Vice President of Calpine Corporation from March 2002 to November 2005 and as president of Calpine Finance Company from March 2001 to November 2005. In December 2005, Calpine filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from reorganization under Chapter 11 in January 2008.

Other than as noted above, none of our executive officers or directors has, during the past ten years:

(a)	Had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b)	Been convicted in a criminal proceeding or subject to a pending criminal proceeding;

(c)	Been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; or

(d)	Been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Each of our directors has been appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until he or she resigns or is removed from office in accordance with our Bylaws and the provisions of the Delaware General Corporation Law. Each of the our executive officers has been appointed by our Board of Directors and will hold office until he or she resigns or is removed by the Board of Directors in accordance with the respective employment agreements of the officers and our Bylaws and the provisions of the Delaware

General Corporation Law. Each of our directors, other than Dr. Schiller, and each of our executive officers, was appointed to such position effective upon the closing of the Merger. Dr. Schiller has been a member of our Board of Directors since June 2005.

EXECUTIVE COMPENSATION

The following table summarizes all compensation earned by or paid to our Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial Officer) during the two fiscal years ended December 31, 2013 and 2012. We had no other executive officers in 2013 or 2012. Upon the closing of the Merger, we appointed new executive officers, who had previously been executive officers of Walker Digital. The following table also summarizes all compensation earned or paid by Walker Digital to those executive officers during the two fiscal years ended December 31, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		All Other Compensation ($)		Total ($)
Harvey W. Schiller, Ph.D.	2013	187,615	—	320,000	—		—		507,615
Chairman and Chief Executive Officer (1)	2012	179,000	—	—	202,000	(3)	142,000	(4)	523,000

Jeffrey O. Nyweide,	2013	311,000	—	266,669	—		—		577,669
Chief Financial Officer and Executive Vice President (2)	2012	359,000	—	—	121,000	(3)	143,000	(5)	623,000

Jonathan Ellenthal,	2013	471,591	500,000	—	2,364,12	(11)	—		3,335,713
Chief Executive Officer (6) (9)	2012	500,000	1,500,000	—	—		—		2,000,000

Gary A. Greene,	2013	316,364	39,870	—	709,237	(11)	—		1,065,471	(10)
Chief Administrative Officer, General Counsel and Secretary (7) (9)	2012	279,583	291,948	—	—		—		571,531

Karen Romaine,	2013	257,102	—	—	177,309	(11)	—		434,411
Chief Financial Officer (8) (9)	2012	250,000	—	—	—		—		250,000

1.	Dr. Schiller was our Chief Executive Officer during the two fiscal year ended December 31, 2012. He resigned from that office effective upon the closing of the Merger.
2.	Mr. Nyweide was our Chief Financial Officer during the two fiscal year ended December 31, 2012. He resigned from that office effective upon the closing of the Merger.
3.	Reflects the aggregate grant date fair value of stock awards determined in accordance with ASC Topic 718. Amount represents the probable value of the award of an option to each of Dr. Schiller and Mr. Nyweide to purchase 125,000 and 75,000 shares of common stock respectively, with an exercise price of $3.05 per share, scheduled vesting of six months and a term of five years.
4.	Amount includes cash payments of $126,000 for the rental of an apartment in New York City, $15,000 for the reimbursement of professional fees, and $1,000 for life insurance.
5.	Amount includes payments of a housing allowance of $108,000 for the rental of an apartment in New York City, $10,000 related to a 401(k), reimbursement of professional fees of $20,000, and $3,000 for the reimbursement of parking fees.

6.	Mr. Ellenthal was appointed our Chief Executive Officer effective upon the closing of the Merger.
7.	Mr. Greene was appointed our Chief Administrative Officer, General Counsel and Secretary effective upon the closing of the Merger.
8.	Ms. Romaine was appointed our Chief Financial Officer effective upon the closing of the Merger.
9.	Represents compensation received while employed by Walker Digital prior to the closing of the Merger.
10.	Pursuant to Mr. Greene’s September 19, 2011, employment agreement with Walker Digital Management, LLC, Mr. Greene has the right to 396,667 shares of our common stock held by Walker Digital, which shares are expected to be transferred to Mr. Greene in 2014.
11.	Reflects the aggregate grant date fair value of stock awards determined in accordance with ASC Topic 718. Amount represents the probable value of the award of an option to Mr. Ellenthal, Mr. Greene and Ms. Romaine to purchase 1,000,000, 300,000 and 75,000 shares of common stock respectively, with an exercise price of $4.05 per share, scheduled vesting of 3 years and a term of ten years.

On the Closing Date, we entered into an employment agreement and non-competition and confidentiality agreement with Jonathan Ellenthal, our Chief Executive Officer. Pursuant to that employment agreement, Mr. Ellenthal will be entitled to an annual base salary of $400,000, an annual bonus opportunity with a target of 100% of his annual base salary and options to purchase 1,000,000 shares of our common stock pursuant to our Incentive Plan.

Also on the Closing Date, we entered into an employment agreement and non-competition and confidentiality agreement with Karen Romaine, our Chief Financial Officer. Pursuant to that employment agreement, Ms. Romaine will be entitled to an annual base salary of $275,000, an annual bonus opportunity with a target of 20% of her annual base salary and options to purchase 75,000 shares of our common stock pursuant to our Incentive Plan.

Also on the Closing Date, we entered into an employment agreement and non-competition and confidentiality agreement with Gary Greene, our Chief Administrative Officer, General Counsel and Secretary. Pursuant to that employment agreement, Mr. Greene will be entitled to an annual base salary of $345,000, an annual bonus opportunity with a target of 40% of his annual base salary and options to purchase 300,000 shares of our common stock pursuant to our Incentive Plan.

Amended and Restated 2006 Long-Term Incentive Plan

Our 2006 Long-Term Incentive Plan was originally adopted on December 5, 2006. On July 24, 2008, our stockholders approved the Amended and Restated 2006 Long-Term Incentive Plan (the “Incentive Plan”), which became effective immediately following its approval and replaced the original 2006 Long-Term Incentive Plan. Our original 2006 Long-Term Incentive Plan was amended to (i) the increase the number of shares authorized from 1,500,000 to 3,000,000 and (ii) the increase the number of shares the Compensation Committee may grant to an individual during any calendar year from 312,500 to 625,000.

The Incentive Plan provides for the issuance of up to 3,000,000 shares of our common stock, increased from 1,500,000 under the original 2006 Long-Term Incentive Plan. As of October 8, 2013, 1,224,008 shares remain eligible to be issued under the Incentive Plan, 200,000 options to purchase shares were outstanding, and the remainder of the shares under the Incentive Plan have been issued, but not returned to the pool of eligible shares are provided in the Incentive Plan. The Compensation Committee has the authority to determine the amount, type and terms of each award, but may not grant awards under the Incentive Plan, in any combination, for more than 625,000 shares of our common stock to any individual during any calendar year.

The Incentive Plan is administered by the Compensation Committee, or in the absence of the Compensation Committee, the entire Board. The Compensation Committee has sole authority to interpret the Incentive Plan and set the terms of all awards, including, without limitation, determining the performance goals associated with performance-based awards, determining the recipients of awards, determining the types of awards to be granted, and making policies and procedures relating to administration of the Incentive Plan.

The purpose of the Incentive Plan is to allow us to continue to provide incentives to such participants who are responsible for our success and growth, assist us in attracting, rewarding and retaining employees of experience and ability, facilitate the completion of strategic acquisitions, link incentives with increases in stockholder value and to further align participants’ interests with those of other stockholders. In general, the Incentive Plan empowers us to grant stock options and stock appreciation rights, and performance-based cash and stock and other equity based awards, including restricted stock and restricted stock units to employees, officers, directors, advisors and consultants. The Incentive Plan will also continue to allow us to grant performance-based compensation awards that meet the requirements of Section 162(m) of the Internal Revenue Code, thereby preserving our ability to receive tax deductions for the awards.

The Incentive Plan may be amended, suspended or terminated by the Board, except that (a) no amendment shall be made that would impair the rights of any participant under any award theretofore granted without the participant’s consent, and (b) no amendment shall be made which, without the adoption of our stockholders, would (i) materially increase the number of shares that may be issued under the Incentive Plan, except as the Compensation Committee may appropriately make adjustments; (ii) materially increase the benefits accruing to the participants under the Incentive Plan; (iii) materially modify the requirements as to eligibility for participation in the Incentive Plan; (iv) decrease the exercise price of an option to less than 100% of the Fair Market Value (as defined under the Incentive Plan) per share of common stock on the date of grant thereof; or (v) extend the term of any option beyond ten years.

No award may be granted under the Incentive Plan after the tenth anniversary of the Incentive Plan’s effective date, December 5, 2006. On November 12, 2013, after receiving approval from the Board and stockholders the Incentive Plan was amended to increase the number of shares covered thereby to 6,000,000 and change the annual individual grant limit to 1,000,000 shares.

Amended and Restated 2006 Employee Stock Purchase Plan

Our 2006 Stock Purchase Plan was originally adopted on December 5, 2006. On July 24, 2008, our stockholders approved the Amended and Restated 2006 Employee Stock Purchase Plan (the “Stock Purchase Plan”), which became effective immediately following its approval and replaced the original 2006 Employee Stock Purchase Plan. The Stock Purchase Plan permitted eligible employees to automatically purchase at the end of each month at a discounted price, a certain number of shares of our common stock by having the effective purchase price of such shares withheld from their base pay. The Stock Purchase Plan provided for the issuance of up to 2,000,000 shares of our common stock, increased from 250,000 under the original 2006 Employee Stock Purchase Plan. We terminated the Stock Purchase Plan effective upon the closing of the Merger.

Outstanding Equity Awards at Fiscal Year-End

On March 26, 2012, we granted to each of Dr. Schiller and Mr. Nyweide options to purchase 125,000 shares of common stock and 75,000 shares of common stock, respectively, which are fully vested. The following table presents information regarding unexercised option awards for each named executive officer as of the end of the fiscal year ended December 31, 2013:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

Harvey W. Schiller, Ph.D.	125,000	0		$3.05	March 25, 2017

Jeffrey O. Nyweide	75,000	0		$3.05	March 25, 2017

Jonathan Ellenthal	0	1,000,000	(1)	$4.05	November 12, 2023

Gary A. Greene	0	300,000	(1)	$4.05	November 12, 2023

Karen Romaine	0	75,000	(1)	$4.05	November 12, 2023

(1)	Each such option vests in one-third annual installments on the first, second and third anniversaries of the option grant date of November 12, 2013.

Additionally, we have entered into agreements with certain of our current directors and officers pursuant to which we have agreed to issue options to them. We intend to seek shareholder approval to increase the number of shares of our common stock available for issuance under the Incentive Plan prior to issuing these options. The following table contains information about our common stock that may be issued under our equity compensation plans as of December 31, 2013. See “Executive Compensation” for a description of our stock option and incentive plans:

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	1,575,000	$3.92	4,425,000
Equity compensation plans not approved by security holders	—	—	—

Total	1,575,000	$3.92	4,425,000

(1)	Our Amended and Restated 2006 Long-Term Incentive Plan was adopted by our stockholders on July 24, 2008.

DIRECTOR COMPENSATION

The following table sets forth information with respect to compensation earned by or awarded to each of our directors who was not a named executive officer during the fiscal year ended December 31, 2013. The below directors resigned upon the closing of the Merger, and our current directors will be compensated in accordance with our new Director’s Plan (described below).

Name(1)	2013

Per-Olof Lööf	$34,500

John Bujouves	34,500

John P. Oswald	64,000

Ethan Benovitz (2)	31,000

Daniel Saks (2)	31,000

1	Effective upon the closing of the Merger, each of Messrs. Lööf, Bujouves, Oswald, Benovitz and Saks resigned from the Board of Directors.
4	On September 20, 2012, Mr. Ethan Benovitz and Mr. Daniel Saks were appointed as members of the Board of Directors.

Director’s Plan

Pursuant to the Director’s Plan in effect prior to the Closing Date, each non-employee member of our Board was, during the fiscal year ended December 31, 2012, and through the Closing Date, entitled to receive cash compensation consisting of an annual cash retainer of $20,000, a fee of $2,500 for attending each board meeting, a fee of $2,500 for attending each committee meeting and a fee of $500 for participating via telephone at each board and committee meeting (the committee chair receives a supplemental fee).

On September 23, 2013, we adopted a new Directors Plan pursuant to which members of our Board are entitled to receive the following compensation:

Annual Cash Retainer:

Executive Chairman	$200,000
Board Member (Independent)	$50,000

Supplemental Fees for Committee Members and Chairs:

Executive Committee Member (Independent)	$100,000
Audit Committee Chair (Independent)	$25,000
Audit Committee Member (Independent)	$10,000

Annual Stock Option Grants:

Executive Committee Member (Independent)	100,000 shares of common stock
Board Member (Independent)	50,000 shares of common stock
Committee Chair (Independent)	20,000 shares of common stock

Expense Reimbursement

If the Company holds Board or committee meetings in addition to the quarterly meetings, independent members will be compensated $2,500 for in-person attendance and $1,000 for telephonic attendance at such additional meetings. The Company shall also reimburse its Board members for ordinary and necessary out of pocket expenses (e.g., travel, hotel, and meals) incurred in connection with Board activities.

Pursuant to the foregoing arrangements, during the fiscal year ended December 31, 2013 the below directors earned or were awarded the compensation indicated in their role as directors:

Jay Walker  $50,000

Nathaniel J. Lipman  $41,000

Robert Kelly  $19,750

Sharon Barner  $18,500

Mr. Ellenthal and Mr. Schiller were compensated as officers during the fiscal year ended December 31, 2013 and received no compensation as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company has two classes of stock outstanding, its common stock and its Series B Convertible Preferred Stock. Shares of Series B Convertible Preferred Stock are convertible on a one-for-one basis into shares of our common stock. The holders of the Company’s common stock are entitled to one vote per share of common stock held on all matters submitted to a vote of stockholders, and holders of Series B Convertible Preferred Stock are entitled to cast an aggregate of 80% of the total votes that may be cast on all matters presented to the stockholders. The holders of the our common stock have equal rights to receive dividends, when and if declared by our Board of Directors, out of funds legally available for such purpose, and holders of our Series B Convertible Preferred Shares will receive the equivalent amount of any dividends as the holders of our common stock, on an as converted basis. In the event of liquidation, holders of our common stock are entitled to share ratably in our net assets available for distribution to stockholders, and holders of Series B Convertible Preferred Stock will receive the equivalent amount of liquidation proceeds as the holders of our common stock, on an as converted basis. The table below sets forth the number and percentage of shares of our common stock owned as of January 17, 2014, by the following persons: (i) stockholders known to us who own 5% or more of our outstanding shares, (ii) each of our directors and named officers, and (iii) our directors and named officers as a group. As of January 17, 2014, there were 21,134,744 shares of our common stock outstanding.

Except as otherwise set forth below, the address of each of the persons listed below is Patent Properties, Inc., Two High Ridge Park, Stamford, CT 06905. Unless otherwise indicated, the common stock beneficially owned by a holder includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person, and also includes options to purchase shares of our common stock exercisable within 60 days that have been granted under our incentive stock plans.

Title of Class	Name of Beneficial Owner	Amount Beneficially Owned(1)		Percent of Class

5% or Greater Stockholders
Common Stock	Walker Digital, LLC	22,666,667	(4)	62.7%

Series B Convertible Preferred	Walker Digital, LLC	14,999,000	(2)	100%

Common Stock	Genesis Capital Advisors, LLC	1,708,829	(3)	8.1%

Common Stock	IP Navigation Group, LLP(6)	1,445,000		6.8%

Directors and Named Executive Officers

Common Stock	Jay Walker	22,666,667	(5)	62.7%

Series B Convertible Preferred	Jay Walker	14,999,000	(5)	100%

Common Stock	Jonathan Ellenthal	—		—

Common Stock	Gary Greene	—		—

Common Stock	Karen Romaine	—		—

Common Stock	Sharon Barner	—		—

Common Stock	Nathaniel J. Lipman	—		—

Common Stock	Robert Kelly	—		—

Common Stock	Harvey W. Schiller, Ph.D	687,286	(7)	3.3%
Common Stock	All officers and directors as a group (8 persons)	23,353,953		64.6%

(1)	Based upon 21,134,744 shares of our common stock outstanding on February 6, 2014 and, with respect to each individual holder, includes rights to acquire our common stock exercisable within 60 days of February 6, 2014.

(2)	Each share of Series B Convertible Preferred Stock is convertible, at the option of the holder thereof, at any time and from time to time, into one share of our common stock. All shares of Series B Convertible Preferred Stock will vote together with the common stock on all matters to which stockholders are entitled to vote. The holder of the Series B Convertible Preferred Stock is entitled to cast 80% of the total votes that may be cast with respect to any such matter.
(3)	Based on a Schedule 13D filed by Genesis Opportunity Fund, LP on April 9, 2012, Represents 1,535,529 shares of common stock held by Genesis Opportunity Fund, L.P. and 173,300 shares of common stock held by Genesis Asset Opportunity Fund, L.P. Genesis Capital Advisors LLC is the investment manager of each of Genesis Opportunity Fund, L.P. and Genesis Asset Opportunity Fund L.P. Each of Ethan Benovitz and Daniel Saks are managing members of Genesis Capital Advisors LLC and share voting and dispositive power over the securities held by Genesis Opportunity Fund, L.P. and Genesis Asset Opportunity Fund L.P. As set forth in the Schedule 13D each of Ethan Benovitz and Daniel Saks have disclaimed beneficial ownership of such securities. The business address of Genesis Capital Advisors LLC is 1212 Avenue of the Americas, 19th Floor, New York, NY 10036.
(4)	Consists of 7,667,667 shares of common stock and 14,999,000 shares of Series B Convertible Preferred Stock, which are convertible at the option of the holder thereof, at any time and from time to time, into an equal number of shares of our common stock.
(5)	Reflects shares held by Walker Digital, over which Mr. Walker, through his controlling interest in Walker Digital has voting and investment power over the shares.
(6)	The business address of IP Navigation Group, LLC is Chateau Plaza, 2515 McKinney Ave., Suite 1000, Dallas, TX 75201.
(7)	Consists of 562,286 shares of our Common Stock and 125,000 shares of our Common Stock issuable upon exercise of stock options.

Change of Control

We are not aware of any person who owns of record, or is known to own beneficially, five percent or more of our outstanding securities of any class, other than as set forth above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 27, 2012, we entered into a support agreement (the “Genesis Support Agreement”) with Genesis Capital Advisors LLC, a Delaware limited liability company, Genesis Opportunity Fund, L.P., a Delaware limited partnership (“Genesis Opportunity Fund”), and Genesis Asset Opportunity Fund, L.P., a Delaware limited partnership (“Genesis Asset Opportunity Fund”) (collectively, the “2012 Stockholder”). Pursuant to the Genesis Support Agreement, the 2012 Stockholder agreed to vote all of the shares of our common voting stock owned by the 2012 Stockholder in favor of the election of all director nominees recommended by the Board at our 2012 Annual Meeting (the “Annual Meeting”).

The Genesis Support Agreement also provided that, as a condition to the 2012 Stockholder’s obligations thereunder, the Board would adopt certain resolutions providing that (i) the Stockholder, together with its affiliates, will not be deemed to be an “Acquiring Person” for the purposes of that certain Rights Agreement, dated as of September 7, 2010, as amended (such amendment is described below) (the “Rights Agreement”), by and between the us and Continental, as rights agent, unless and until the 2012 Stockholder becomes the “Beneficial Owner” (as defined under the Rights Agreement) of more than 35% of our outstanding common stock, and (ii) the Board approve, solely for the purposes of Section 203 of the Delaware General Corporation Law, the acquisition of additional shares of our common stock by the 2012 Stockholder. The Genesis Support Agreement also provided that if at any time the 2012 Stockholder beneficially owns less than 25% of our common stock and then at any time it increases its beneficial ownership over 25% it would be deemed an “Acquiring Person” and if at any time the 2012 Stockholder beneficially owns less than 10% of our common stock then at any time it increases its beneficial ownership over 10% it would be deemed an “Acquiring Person”. The parties terminated the Genesis Support Agreement effective upon the closing of the Merger.

Pursuant to our obligations under the Genesis Support Agreement and as a further inducement for the 2012 Stockholder to enter into the Genesis Support Agreement, we, concurrently with the execution of the Genesis Support Agreement, entered into a Genesis Registration Rights Agreement

For a description of the Genesis Registration Rights Agreement and the other registration rights agreements we are party to, please see the “Description of Securities,” above.

On the Closing Date, we entered into a Restricted Stock Agreement with the IP Navigation Group, LLC (the “IP Navigation”), pursuant to which we issued 1,445,000 shares of common stock to IP Navigation in consideration for a reduction in IP Navigation’s future fees. The shares issued to the IP Navigation are subject to forfeiture under certain conditions during the six-month period following issuance. Pursuant to the Restricted Stock Agreement with the IP Navigation, we granted the IP Navigation “piggyback” registration rights for the 1,445,000 shares issued to the IP Navigation with respect to registration statements filed by us during the six month period following the date of the issuance of such shares.

On July 11, 2013, in connection with the Merger, we entered into a Shared Services Agreement with Walker Digital Management, LLC, a wholly-owned subsidiary of Walker Digital, which became effective at the closing of the Merger, whereby Walker Digital Management, LLC provides certain services to us. Walker Digital Management, LLC provides such services at cost. Under the agreement with IP Navigation, IP Navigation provides strategic advisory services relating to the licensing and enforcement of us’s patent portfolio, including advisory services relating to the development of our patent portfolio and prosecution of our patent applications and the Company’s participation in re-examination proceedings. With the issuance of shares to IP Navigation, the parties agreed to lower the future fees that would be paid to IP Navigation from 22.5% to 15% of gross consideration received by us from settlements, licenses and sales of patents.

Under the terms of the Shared Services Agreement between the Company and Walker Digital Management, LLC (a wholly-owned subsidiary of Walker Digital LLC), Walker Digital Management agreed to provide certain services to the Company, including computer maintenance, service, supplies and software licenses, equipment rental, office services and supplies, mail room services and postage, IT and finance support, telephone, insurance, office space and utilities. All such shared services are provided at an amount equal to the proportionate amount of Walker Digital Management’s cost of such services. Under the terms of the Shared Services Agreement, the Company agreed to provide certain services to Walker Digital, including intellectual property management (at a cost of $55 per hour for a maximum of 20 hours per month), contract management (at a cost of $80 per hour for a maximum of 20 hours per month), contract drafting and negotiation (at a cost of $100 per hour for a maximum of 20 hours per month), general legal services (at a cost of $150 per hour for a maximum of 20 hours per month) and general finance services (at a cost of $150 per hour for a maximum of 20 hours per month). The hourly costs are subject to change on January 1, 2014.

We have a contingent commitment to issue 2,166,667 shares of common stock to Walker Digital if one of the following conditions is satisfied following September 18, 2013, the closing date of the consummation of the Merger: (i) the closing price of our common stock equals or exceeds $4.25 per share for any 20 trading days within any 30 trading-day period during the first 15 months following the earlier of the date on which (a) the Primary Registration, is first effective, or (b) the selling stockholders named herein become eligible to resell the shares being registered herein, under Rule 144; or (ii) the closing price of our common stock equals or exceeds $5.50 per share for any 20 trading days within any 30 trading-day period during the first 24 months following the earlier of the date on which (a) the Primary Registration is first effective or (b) the selling stockholders named herein become eligible to resell the shares being registered herein, under Rule 144.

On July 11, 2013, we also entered into standard indemnification agreements, which became effective at the closing of the Merger, with our directors and executive officers.

On the Closing Date, we entered into an employment agreement with Jonathan Ellenthal, our Chief Executive Officer. Pursuant to that employment agreement, Mr. Ellenthal will be entitled to an annual base salary of $400,000, an annual bonus opportunity with a target of 100% of his annual base salary and options to purchase 1,000,000 shares of our common stock pursuant to our Incentive Plan.

Also on the Closing Date, we entered into an employment agreement with Karen Romaine, our Chief Financial Officer, which became effective on the Closing Date. Pursuant to that employment agreement, Ms. Romaine will be entitled to an annual base salary of $275,000, an annual bonus opportunity with a target of 20% of her annual base salary and options to purchase 75,000 shares of our common stock pursuant to our Incentive Plan.

Also on the Closing Date, we entered into an employment agreement with Gary Greene, our Chief Administrative Officer, General Counsel and Secretary, which became effective on the Closing Date. Pursuant to that employment agreement, Mr. Greene will be entitled to an annual base salary of $345,000, an annual bonus opportunity with a target of 40% of his annual base salary and options to purchase 300,000 shares of our common stock pursuant to our Incentive Plan.

Certain relationships between Walker Digital and our directors and officers are set forth below:

•	Jay Walker is the chairman and founder of Walker Digital and beneficially owns a majority of the issued and outstanding equity interests in Walker Digital.

•	Jonathan Ellenthal was the Chief Executive Officer of Walker Digital Management, LLC, a wholly-owned subsidiary of Walker Digital, and serves as a director for many of Walker Digital’s subsidiaries.

•	Nathaniel J. Lipman is a director of Walker Digital.

•	Karen Romaine was the Chief Financial Officer and General Manager of Walker Digital Management, LLC.

•	Gary Greene was the Chief Operating Officer and General Counsel of Walker Digital Management, LLC.

Review, Approval, or Ratification of Transactions

To ensure, among other things, that potential conflicts of interest are avoided or declared, we have adopted a Code of Ethics applying to all of our directors, officers and employees. The Code of Ethics is reasonably designed to deter wrongdoing and promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Commission and in other public communications made by us, (iii) compliance with applicable governmental laws, rules and regulations, (iv) the prompt internal reporting of violations of the Code of Ethics to appropriate persons identified in the Code of Ethics, and (v) accountability for adherence to the Code of Ethics. A copy of the Code of Ethics is available in the Investor Relations; Corporate Governance, portion of our website, www.patentproperties.com. Additional copies of the Code of Ethics may be obtained without charge from us by writing or calling: Two High Ridge Park, Stamford, CT 06905, Attn: Secretary, Tel: (203) 461-7200.

Pursuant to its charter, the Audit Committee is responsible for approving all related-party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interest and other improprieties.

The Board has determined that each of Mr. Lipman, Mr. Kelly and Ms. Barner is “independent” under the independence standards of NASDAQ and applicable Commission rules.

Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or two percent of that other company’s consolidated gross revenues.

Committees of the Board of Directors

Our Board has four standing committees to assist it with its responsibilities. These committees are described below. Each of the committees, other than our newly constituted Executive Committee, has a charter accessible at the Investor Relations; Corporate Governance, portion of our website, www.patentproperties.com. Our Board has not yet adopted a charter for the Executive Committee.

The Audit Committee, which is comprised solely of directors who satisfy the Commission audit committee membership requirements, is governed by a Board-approved charter that contains, among other things, the committee’s membership requirements and responsibilities. The Audit Committee oversees our accounting, financial reporting process, internal controls and audits, and consults with management and our independent registered public accounting firm on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains our independent registered public accounting firm. It maintains direct responsibility for the compensation, termination and oversight of our independent registered public accounting firm and evaluates its qualifications, performance and independence. The committee also monitors compliance with our policies on ethical business practices and reports on these items to the Board. The Audit Committee has established policies and procedures for the pre-approval of all services provided by our independent registered public accounting firm. Our Audit Committee is comprised of Mr. Lipman, Mr. Kelly and Ms. Barner, and Mr. Kelly is the Chairman of the committee.

The Board has determined that Mr. Kelly, who currently is a member of the Board and chairman of the Audit Committee, is the Audit Committee financial expert, as defined under the Exchange Act, and is independent as defined by the rules of NASDAQ. The Board made a qualitative assessment of Mr. Kelly’s level of knowledge and experience based on a number of factors, including his experience as a chief financial officer for a reporting company and financial sophistication from his over twenty years of finance experience.

The Executive Committee exercises all the powers of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board of Directors, to the fullest extent permitted under Delaware law. Our Executive Committee is comprised of Mr. Walker, Mr. Ellenthal and Mr. Lipman.

The Nominating Committee considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping our corporate governance. As part of its duties, the committee assesses the size, structure and composition of the Board and its committees, coordinates evaluation of Board performance and reviews Board compensation. The committee also acts as a screening and nominating committee for candidates considered for election to the Board. In this capacity it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors. The committee evaluates prospective nominees identified on its own initiative or referred to it by other Board members, management, stockholders or external sources and all self-nominated candidates. The committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board members, management and search companies. Our Nominating Committee is comprised of Mr. Walker, Mr. Ellenthal and Mr. Schiller.

The Compensation Committee determines all compensation for our Chief Executive Officer; reviews and approves corporate goals relevant to the compensation of our Chief Executive Officer and evaluates our Chief Executive Officer’s performance in light of those goals and objectives; reviews and approves objectives relevant to other executive officer compensation; reviews and approves the compensation of other executive officers in accordance with those objectives; administers our stock option plans; approves severance arrangements and other applicable agreements for executive officers; and consults generally with management on matters concerning executive compensation and on pension, savings and welfare benefit plans where Board or stockholder action is contemplated with respect to the adoption of or amendments to such plans. The committee makes recommendations on organization, succession, the election of officers, consultantships and similar matters where Board approval is required. Our Compensation Committee is comprised of Mr. Walker, Ms. Barner and Mr. Schiller.

Compensation Committee Interlocks and Insider Participation

With the exception of Dr. Schiller, who was our Chief Executive Officer and Chairman prior to the Merger, and Mr. Walker, who is currently our Executive Chairman of the Board, there is no other member of our Compensation Committee who at any time has been an officer or employee or ours or our subsidiaries, or who had any relationship requiring disclosure as a related party transaction. No interlocking relationship exists between our Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company, nor has any interlocking relationship existed in the past.

Mr. Walker’s affiliated entity, Walker Digital Management, LLC, which is a wholly-owned subsidiary of Walker Digital, entered into a Shared Services Agreement with us on July 11, 2013, in connection with the Merger. The agreement became effective at the closing of the Merger, whereby Walker Digital Management, LLC provides certain services to us at cost. Under the terms of the Shared Services Agreement, Walker Digital Management agreed to provide certain services to the Company, including computer maintenance, service, supplies and software licenses, equipment rental, officer services and supplies, mail room services and postage, IT and finance support, telephone, insurance, office space and utilities. All such shared services are provided at an amount equal to the proportionate amount of Walker Digital Management’s cost of such services. Under the terms of the Shared Services Agreement, the Company agreed to provide certain services to Walker Digital, including intellectual property management (at a cost of $55 per hour for a maximum of 20 hours per month), contract management (at a cost of $80 per hour for a maximum of 20 hours per month), contract drafting and negotiation (at a cost of $100 per hour for a maximum of 20 hours per month), general legal services (at a cost of $150 per hour for a maximum of 20 hours per month) and general finance services (at a cost of $150 per hour for a maximum of 20 hours per month). The hourly costs are subject to change on January 1, 2014.

We have a contingent commitment to issue 2,166,667 shares of common stock to Walker Digital if one of the following conditions is satisfied following September 18, 2013, the closing date of the consummation of the Merger: (i) the closing price of our common stock equals or exceeds $4.25 per share for any 20 trading days within any 30 trading-day period during the first 15 months following the earlier of the date on which (a) the Primary Registration, is first effective, or (b) the selling stockholders named herein become eligible to resell the shares being registered herein, under Rule 144; or (ii) the closing price of our common stock equals or exceeds $5.50 per share for any 20 trading days within any 30 trading-day period during the first 24 months following the earlier of the date on which (a) the Primary Registration is first effective or (b) the selling stockholders named herein become eligible to resell the shares being registered herein, under Rule 144.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov.

You can read and print press releases, financial statements, our most recent annual and quarterly reports and additional information about us, free of charge, at our web site at http://www.patentproperties.com.

This prospectus is a part of a registration statement on Form S-1 filed by us with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares of our common stock offered hereby, please refer to the registration statement. The registration statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth above. Statements in this prospectus about any document filed as an exhibit are not necessarily complete and, in each instance, you should refer to the copy of such document filed with the SEC. Each such statement is qualified by such reference.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriters, voting trustee, director, officer, or employee.

The consolidated financial statements of Walker Licensing as of December 31, 2012 and 2011 have been included in this prospectus in reliance upon the report of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein, given upon the authority of said firm as experts in accounting and auditing.

The validity of the securities offered hereby and certain legal matters in connection this registration statement are being passed upon by the law firm Loeb & Loeb LLP.

8,856,463 shares of Common Stock

PRELIMINARY PROSPECTUS

FEBRUARY [    ], 2014

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Expenses estimated to be incurred by Patent Properties, Inc. for the issuance and distribution of this prospectus are as follows:

SEC registration fee	$3,725
Printing and reproduction costs	$15,000
Legal and accounting fees and expenses	$70,000

Total	$88,725

Item 14. Indemnification of Directors and Officers.

Delaware General Corporation Law

Subsection (a) of Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 of the DGCL further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Certificate of Incorporation

Under our Certificate of Incorporation, every director, officer or employee of the Registrant shall be indemnified by the Registrant against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him in connection with any proceeding to which he may be made a party, or in which he may become involved, by reason of his being or having been a director, officer or employee of the Registrant, or any settlement thereof, whether or not he is a director, officer or employee at the time such expenses are incurred or liability incurred, except in such cases where the director, officer or employee is adjudged guilty of willful misfeasance or malfeasance in the performance of his duties; provided that in the event of a settlement the indemnification shall apply only when the board of directors approves such settlement and reimbursement as being for the best interests of the Registrant. In addition, no person shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this does not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

By-laws

Pursuant to the By-laws of the Registrant, any person who was or is made a party, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant, as a director, officer or employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said law permitted the Registrant to provide prior to such amendment) and in the manner provided in the Certificate of Incorporation of the Registrant and as otherwise permitted by the DGCL.

Indemnification Agreements

As permitted under Delaware law, the Registrant has agreements whereby its officers and directors are indemnified for certain events or occurrences while the officer or director is, or was serving, at the Registrant’s request in such capacity. The term of the indemnification period is for the officer’s or director’s term in such capacity and thereafter for so long as the officer or director is subject to any proceeding.

Item 15. Recent Sales of Unregistered Securities.

On the Closing Date, the Registrant issued to Walker Digital 7,667,667 shares of the Registrant’s common stock and 14,999,000 shares of Series B Convertible Preferred Stock resulting in Walker Digital receiving approximately 37% of the issued and outstanding shares of our common stock and all of our issued and outstanding shares of Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock may be converted into one share of common stock at any time and from time to time. The Registrant relied on Section 4(a)(2) of the Securities Act of 1933, as amended, in connection with the sale of such shares of common stock and shares of Series B Convertible Preferred Stock to Walker Digital, as such sales were not in connection with a public offering.

On July 10, 2013, the Registrant issued to Broadband Capital Management, LLC (“BCM”) 1,325,776 shares of restricted common stock as consideration for BCM’s services in connection with the Merger. The common stock vested on the Closing Date. The Registrant relied on Section 4(a)(2) of the Securities Act of 1933, as amended, in connection with the sale of such 1,325,776 shares of common stock to BCM, as such sale was not in connection with a public offering. On July 10, 2013, in connection with the issuance of 1,325,776 shares of restricted common stock to BCM, the Registrant’s Board of Directors determined that BCM will not be deemed to be an “Acquiring Person” for the purposes of the Rights Agreement, unless and until BCM becomes the “Beneficial Owner” (as defined under the Rights Agreement) of more than 20% of the Registrant’s outstanding common stock. The Rights Agreement was terminated immediately prior to the closing of the Merger.

On July 11, 2013, in recognition of their service to the Registrant, the Registrant entered into amendments to each of Dr. Harvey Schiller’s and Mr. Jeffrey O. Nyweide’s employment agreements, to provide that upon the closing of the Merger the Registrant would issue to each of Dr. Schiller and Mr. Nyweide 100,000 shares of common stock and 83,334 shares of common stock, respectively. Such shares were issued upon the closing of the Merger. The Registrant relied on Section 4(a)(2) of the Securities Act of 1933, as amended, in connection with the sales of such 100,000 shares of common stock and 83,334 shares of common stock, to each of Dr. Schiller and Mr. Nyweide, respectively, as such sales were not in connection with a public offering.

On the Closing Date, in connection with the amendment of a service agreement with the Vendor pursuant to which the Vendor reduced its future fees, the Registrant issued 1,445,000 shares of common stock to the Vendor. The Registrant relied on Section 4(a)(2) of the Securities Act of 1933, as amended, in connection with the sale of such shares of common stock to the Vendor, as such sale was not in connection with a public offering.

Substantially simultaneously with the closing of the Merger, the Registrant completed the closing of the Placement of units, each consisting of one newly issued share of common stock and one warrant to purchase half a share of newly issued common stock, at the price of $3.00 per unit, to unaffiliated, accredited third parties. The investors in the Placement collectively purchased 3,960,615 shares of common stock and warrants to purchase 1,980,318 shares of common stock for total cash consideration of $11,881,847. The Warrants issued to the investors are exercisable for a period of three years at a purchase price of $3.00 per share of the Registrant’s common stock and are subject to a call option in favor of the Registrant. The Placement was made to a limited number of Accredited Investors and was deemed to be exempt from registration under Section 4(a)(2) of the Securities Act.

Item 16. Exhibits.

(a) The following exhibits are filed as a part of, or incorporated by reference into, this Registration Statement:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated July 11, 2013, by and among GlobalOptions Group, Inc., GO Merger Sub, LLC, Walker Digital, LLC and Walker Digital Holdings, LLC. (14)

2.2	Amendment to Agreement and Plan of Merger dated as of September 18, 2013, by and among GlobalOptions Group, Inc., GO Merger Sub LLC, Walker Digital, LLC and Walker Digital Holdings, LLC (19)

2.3	Certificate of Merger of Walker Digital Holdings, LLC (19)

3.1	Certificate of Incorporation of GlobalOptions Group, Inc. (19)

3.2	Certificate of Amendment to Certificate of Incorporation. (19)

3.3	Certificate of Elimination of the Series D Convertible Preferred Stock. (14)

3.4	Certificate of Elimination of the Series A Junior Participating Preferred Stock. (18)

3.5	Certificate of Designations of Series B Convertible Preferred Stock. (19)

3.6	Bylaws. (19)

3.7	Amendment to Bylaws. (19)

3.8	Amendments to Bylaws. (19)

3.9	Amendments to Bylaws. (19)

3.10	Amendment to Certificate of Incorporation dated November 19, 2013. **

4.1	Rights Agreement, dated as of September 7, 2010, between GlobalOptions Group, Inc. and Continental Transfer & Trust Company. (10)

4.2	Amendment No. 1 to Rights Agreement, dated as of March 26, 2012 between GlobalOptions Group, Inc. and Continental Transfer & Trust Company. (13)

4.3	Amendment No. 2 to Rights Agreement, dated as of March 26, 2012 between GlobalOptions Group, Inc. and Continental Transfer & Trust Company. (17)

4.4	Amendment No. 3 to Rights Agreement, dated as of March 26, 2012 between GlobalOptions Group, Inc. and Continental Transfer & Trust Company. (18)

4.5	Restricted Stock Agreement, dated July 11, 2013, by and between GlobalOptions Group, Inc. and Broadband Capital Management LLC. (14)

4.6	Lock-Up Agreement dated July 11, 2013, by and between GlobalOptions Group, Inc. and Broadband Capital Management LLC. (14)

4.7	Lock-Up Agreement dated July 11, 2013, by and between GlobalOptions Group, Inc. and Walker Digital LLC. (14)

4.8	Form of Warrant of GlobalOptions Group, Inc. (19)

4.9	Lock-Up Agreement dated September 18, 2013, by and between IP Navigation Group, LLC and GlobalOptions Group, Inc. (19)

4.10	Restricted Stock Agreement dated as of September 18, 2013, by and between IP Navigation Group, LLC, and GlobalOptions Group, Inc. (19)

4.11	Amendment to Lock-Up Agreement by and between GlobalOptions Group, Inc. and Walker Digital LLC, dated as of September 18, 2013. (20)

5.1	Opinion of Loeb & Loeb LLP. *

10.1	Amended and Restated 2006 Long-Term Incentive Plan. (7)

10.2	Amended and Restated 2006 Employee Stock Purchase Plan. (7)

10.3	Employment Agreement, dated as of January 29, 2004, between Harvey W. Schiller, Ph.D. and GlobalOptions, Inc. (1)

10.4	Letter Agreement among GlobalOptions Group, Inc., GlobalOptions, Inc. and Harvey W. Schiller, Ph.D., dated January 29, 2004, pursuant to which GlobalOptions Group, Inc. assumed Dr. Schiller’s original employment agreement with GlobalOptions, Inc. (1)

10.5	Amendment to Employment Agreement of Harvey W. Schiller, Ph.D. with GlobalOptions Group, Inc., dated as of December 19, 2006. (3)

10.6	Modification of Employment Agreement of Harvey W. Schiller, Ph.D. with GlobalOptions Group, Inc., dated as of August 13, 2009. (8)

10.7	Modification of Employment Agreement of Harvey W. Schiller, Ph.D. with GlobalOptions Group, Inc., dated as of May 13, 2010. (9)

10.8	Amendment of Employment Agreement of Harvey W. Schiller, Ph.D. with GlobalOptions Group, Inc., dated as of December 14, 2010. (11)

10.9	Amendment of Employment Agreement of Harvey W. Schiller, Ph.D. with GlobalOptions Group, Inc., dated as of December 12, 2011. (13)

10.10	Amendment of Employment Agreement of Harvey W. Schiller, Ph.D. with GlobalOptions Group, Inc., dated as of March 26, 2012. (13)

10.11	Amendment of Employment Agreement of Harvey W. Schiller, Ph.D. with GlobalOptions Group, Inc., dated as of March 31, 2013. (16)

10.12	Amendment to Employment Agreement, dated July 11, 2013, by and between GlobalOptions Group, Inc. and Dr. Harvey W. Schiller. (14)

10.13	Employment Extension Agreement, dated July 11, 2013, by and between GlobalOptions Group, Inc. and Dr. Harvey W. Schiller. (14)

10.14	Employment Agreement, dated July 30, 2007, between Jeffrey O. Nyweide and GlobalOptions Group, Inc. (6)

10.15	Modification of Employment Agreement of Jeffrey O. Nyweide with GlobalOptions Group, Inc., dated as of August 13, 2009. (8)

10.16	Modification of Employment Agreement of Jeffrey O. Nyweide with GlobalOptions Group, Inc., dated as of May 13, 2010. (9)

10.17	Amendment of Employment Agreement of Jeffrey O. Nyweide with GlobalOptions Group, Inc., dated as of December 14, 2010. (11)

10.18	Amendment of Employment Agreement of Jeffrey O. Nyweide with GlobalOptions Group, Inc., dated as of March 26, 2012. (13)

10.19	Amendment of Employment Agreement of Jeffrey O. Nyweide with GlobalOptions Group, Inc., dated as of March 31, 2013. (16)

10.20	Amendment to Employment Agreement, dated July 11, 2013, by and between GlobalOptions Group, Inc. and Mr. Jeffrey O. Nyweide. (14)

10.21	Employment Extension Agreement, dated July 11, 2013, by and between GlobalOptions Group, Inc. and Mr. Jeffrey O. Nyweide. (14)

10.22	Employment Agreement and Non-Competition and Confidentiality Agreement, dated as of September 18, 2013, between Gary Greene and GlobalOptions Group, Inc. (19)

10.23	Employment Agreement and Non-Competition and Confidentiality Agreement, dated as of September 18, 2013, between Karen Romaine and GlobalOptions Group, Inc. (19)

10.24	Employment Agreement and Non-Competition and Confidentiality Agreement, dated as of September 18, 2013, between Jonathan Ellenthal and GlobalOptions Group, Inc. (19)

10.25	Support Agreement, dated March 26, 2012, by and between Genesis Capital Advisors LLC, Genesis Opportunity Fund, L.P., Genesis Asset Opportunity Fund, L.P. and GlobalOptions Group, Inc. (13)

10.26	Amendment to Support Agreement, dated March 26, 2012, by and between Genesis Capital Advisors LLC, Genesis Opportunity Fund, L.P., Genesis Asset Opportunity Fund, L.P. and GlobalOptions Group, Inc. (19)

10.27	Registration Rights Agreement, dated March 26, 2012, by and between Genesis Capital Advisors LLC, Genesis Opportunity Fund, L.P., Genesis Asset Opportunity Fund, L.P. and GlobalOptions Group, Inc. (13)

10.28	Amendment to Registration Rights Agreement, dated July 22, 2013, by and between Genesis Capital Advisors LLC, Genesis Opportunity Fund, L.P., Genesis Asset Opportunity Fund, L.P. and GlobalOptions Group, Inc. (15)

10.29	Shared Services Agreement, dated as of July 11, 2013, by and between GlobalOptions Group, Inc. and Walker Digital Management, LLC. (14)

10.30	Form of Indemnification Agreement between GlobalOptions Group, Inc. and its new directors and officers. (19)

10.31	Registration Rights Agreement, dated September 18, 2013, by and between GlobalOptions Group, Inc. and the holders party thereto. (19)

10.32	Subscription, Purchase and Investment Agreement dated as of September 18, 2013, by and between Walker Digital, LLC, GlobalOptions Group, Inc. and the investors party thereto. (19)

10.33	Bill of Sale, Assignment and Assumption Agreement dated as of September 18, 2013, by and between Walker Digital, LLC, and Walker Digital Holdings, LLC (19)

10.34	Escrow Agreement dated as of made as of August 27, 2013, by and among GlobalOptions Group, Inc., Broadband Capital Management LLC and Continental Stock Transfer & Trust Company (19)

10.35	Invention Assignment Agreement dated as of January 20, 2014 by an among Patent Properties, Inc., Investor Holdings LLC and Jay Walker.*

10.36	Engagement letter dated as of January 24, 2011 between Walker Digital, LLC and IP Navigation Group, LLC**

10.37	Amendment to Engagement Letter dated as of August 8, 2012 between Walker Digital, LLC and IP Navigation Group, LLC**

10.38	Second Amendment to Engagement Letter dated as of August 2013 between Walker Digital, LLC and IP Navigation Group, LLC**

21.1	Subsidiaries of GlobalOptions Group, Inc. (19)

23.1	Consent of Marcum LLP.**

23.2	Consent of Loeb & Loeb LLP (contained in Exhibit 5.1). *

24.1	Power of Attorney*.

101.INS	XBRL Instance Document.*

101.SCH	XBRL Taxonomy Schema.*

101.CAL	XBRL Taxonomy Extension Calculation Linkbase.*

101.DEF	XBRL Taxonomy Extension Definition Linkbase.*

101.LAB	XBRL Taxonomy Extension Label Linkbase.*

101.PRE	XBRL Taxonomy Extension Presentation Linkbase.*

*	Previously filed.
**	Filed herewith.
(1)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on June 30, 2005, as amended.
(2)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on December 11, 2006.

(3)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on December 22, 2006.
(4)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on February 23, 2007.
(5)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on May 16, 2007.
(6)	Incorporated by reference to the exhibits included with our quarterly report on Form 10-QSB filed with the Commission on August 14, 2007.
(7)	Incorporated by reference to the exhibits included with our annual report on Form 8-K filed with the Commission on July 30, 2008.
(8)	Incorporated by reference to the exhibits included with our quarterly report on Form 10-Q filed with the Commission on August 14, 2009.
(9)	Incorporated by reference to the exhibits included with our quarterly report on Form 10-Q filed with the Commission on August 16, 2010.
(10)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on September 8, 2010.
(11)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on January 23, 2012.
(12)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on January 23, 2012.
(13)	Incorporated by reference to the exhibits included with our annual report on Form 10-K filed with the Commission on March 30, 2012.
(14)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on July 15, 2013.
(15)	Incorporated by reference to the exhibits included with our quarterly report on Form 10-Q filed with the Commission on July 23, 2013.
(16)	Incorporated by reference to the exhibits included with our annual report on Form 10-K filed with the Commission on April 1, 2013.
(17)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on September 9, 2013.
(18)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on September 23, 2013.
(19)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on September 24, 2013.
(20)	Incorporated by reference to the exhibits to the exhibits included without current report on Form 8-K filed with the Commission on September 27, 2013.

(b) All financing statements schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or other notes hereto.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§239.11 of this chapter) or Form S-3 (§239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§229.1100(c)).

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or §210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATENT PROPERTIES, INC.

Date: February 7, 2014	By:	/s/ Jonathan Ellenthal
Jonathan Ellenthal
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Executive Chairman of the Board of Directors	February 7, 2014
Jay Walker

/s/ Jonathan Ellenthal	Vice Chairman of the Board of Directors, Chief Executive Officer (Principal Executive Officer)	February 7, 2014
Jonathan Ellenthal

*	Director	February 7, 2014
Nathaniel J. Lipman

*	Director	February 7, 2014
Robert Kelly

*	Director	February 7, 2014
Sharon Barner

*	Director	February 7, 2014
Harvey W. Schiller, Ph.D.

/s/ Karen Romaine	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	February 7, 2014
Karen Romaine

*	/s/ Jonathan Ellenthal
Jonathan Ellenthal attorney-in-fact